      As filed with the Securities and Exchange Commission on May 4, 2000
                         Commission File No. ___________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------
                          TELECOM WIRELESS CORPORATION
                 (Name of Small Business Issuer In Its Charter)

         UTAH                          7370                     94-3172556
(State or other jurisdiction      (Primary Standard           (I.R.S. Employer
of incorporation                Industrial Classification     Identification
organization)                   Code Number)                  Number)

                         5299 DTC BOULEVARD, SUITE 1120
                               ENGLEWOOD, CO 80111
                                 (303) 416-4000
          (Address and Telephone Number of Principal Executive Offices)

                                CALVIN D. SMILEY
                                    PRESIDENT
                          TELECOM WIRELESS CORPORATION
                         5299 DTC BOULEVARD, SUITE 1120
                               ENGLEWOOD, CO 80111
                                 (303) 416-4000
           (Name , Address and Telephone Number of Agent for Service)
                          ----------------------------
                                    COPY TO:
                            CHRISTY T. O'CONNOR, ESQ.
                                ASSOCIATE COUNSEL
                          TELECOM WIRELESS CORPORATION
                           5299 DTC BLVD., SUITE 1120
                               ENGLEWOOD, CO 80111
                                 (303) 416-4013

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

----------------------------------------- ---------------- ------------------- -------------------- ----------------

   Title of each class of securities       Amount to be     Proposed maximum    Proposed maximum       Amount of
            to be registered                registered     Offering price per  aggregate offering    registration
                                                                 Share                price               fee
----------------------------------------- ---------------- ------------------- -------------------- ----------------
----------------------------------------- ---------------- ------------------- -------------------- ----------------

Common Stock, par value $.001 per share      2,197,868        $1.90625(1)         $4,189,686(1)         $1,106.08
----------------------------------------- ---------------- ------------------- -------------------- ----------------


      (1) Estimated solely for the purpose of calculating the registration fee on the basis of Rule 457(c), based upon the average of the bid and ask prices as of April 27, 2000.

In accordance with SEC Rule 429, of the 5,769,674 shares of our common stock that are being registered, 3,571,806 shares are being carried forward from our Registration Statement on Form SB-2 (SEC File No. 333-91717) and declared effective by the Securities and Exchange Commission on February 24, 2000. The prospectus included in this Registration Statement also relates to the offering of securities included in Registration Statement No. 333-91717, declared effective February 24, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                   Subject to Completion, dated May 4, 2000

PROSPECTUS
MAY ____, 2000






                          TELECOM WIRELESS CORPORATION


                        4,899,351 Shares of Common Stock
                       to be sold by current stockholders


         In accordance with SEC Rule 429, this prospectus will, upon the effectiveness of the Registration Statement on Form SB-2 of which it is a part, also constitute the prospectus under our Registration Statement on Form SB-2 (SEC File No. 333-91717) which became effective on February 24, 2000.

         The selling stockholders identified in this prospectus may use the prospectus to offer and sell up to 4,899,351 shares of the common stock of Telecom Wireless Corporation from time to time. The selling stockholders will receive all the proceeds from the sale of these shares. Telecom Wireless will not receive any of the proceeds.

         The common stock of Telecom Wireless has been traded in the over-the-counter market and quoted through the OTC Bulletin Board under the symbol "NOYR." We expect it to continue to trade in that market.

         These securities involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO INVEST IN TELECOM WIRELESS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         In deciding whether to buy the shares offered, you should rely only on the information contained in this document. Telecom Wireless Corporation has not authorized anyone to provide you with any information that is different from this information.


                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Prospectus Summary/Summary Of Offering............................................................................3
Risk Factors......................................................................................................5
A Note About Forward-Looking Statements...........................................................................7
Use Of Proceeds...................................................................................................8
Determination Of Offering Price...................................................................................8
Dilution..........................................................................................................8
Selling Stockholders..............................................................................................8
Plan Of Distribution.............................................................................................11
Selected Combined Pro Forma Financial Data.......................................................................13
Selected Historical Financial Data For Combined Businesses.......................................................14
Management's Discussion And Analysis Of Financial Condition And Plan Of Operation................................15
Business.........................................................................................................27
Management.......................................................................................................45
Security Ownership Of Certain Beneficial Owners And Management...................................................53
Certain Transactions And Relationships...........................................................................54
Telecom Wireless' Stock..........................................................................................56
Securities And Exchange Position On Indemnification For Securities Act Liabilities...............................59
Experts..........................................................................................................59
Legal Matters....................................................................................................60
How To Obtain Additional Information.............................................................................60
Index To Financial Statements....................................................................................60




This document may be used only where it is legal to sell these securities. The information in the document may be accurate on the date on the cover only.

                     PROSPECTUS SUMMARY/SUMMARY OF OFFERING

Telecom Wireless                Telecom Wireless Corporation intends to
                                provide a wireless broadband point-to-multipoint network to, and become a leading consolidator in, the Internet service provider or "ISP" business and the competitive local exchange carrier or "CLEC" business.

The Offering                    4,899,351 shares of common stock may be offered
                                by selling stockholders. The selling
                                stockholders may sell all or any portion of the shares in this offering in one or more transactions by a variety of methods, including through the OTC Bulletin Board or in negotiated transactions. The selling stockholders will determine the selling price of the shares. The selling stockholders will also pay any broker or dealer commission, fee or other compensation or underwriter discount.

Use of Proceeds                 Telecom Wireless will not receive any proceeds
                                from the sale of the common stock by the selling stockholders.

Trading Symbol                  The common stock of Telecom Wireless is traded
and Market                      through the OTC Bulletin Board under the
                                symbol "NOYR." The market for the stock is characterized generally by low volume and broad price and volume volatility. Telecom
                                Wireless cannot give any assurance that a stable trading market will develop for its stock.

Address and Phone               The address of the principal executive offices
Number                          of Telecom Wireless and its telephone number at
                                that address are:

                                Telecom Wireless Corporation
                                5299 DTC Boulevard, Suite 1120
                                Englewood, Colorado 80111
                                Telephone No.:  (303) 416-4000

SUMMARY HISTORICAL INDIVIDUAL FINANCIAL DATA

      The following table presents summary historical statement of operations data for Telecom Wireless Corporation and a recently acquired subsidiary of Telecom Wireless. The historical statement of operations data presented below have not been adjusted for the pro forma adjustments reflected in the unaudited pro forma combined financial statements included elsewhere in this prospectus.


TELECOM WIRELESS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                      Fiscal Year Ended                   Six Months Ended
                                                             June 30,                       December 31,
                                                ----------------------------------    --------------------------------
                                                     1998              1999                 1998             1999
                                                ---------------   ----------------    ---------------   --------------
       Total revenues                           $    650,000         $    523,000      $    289,000      $    372,000
       Total costs and expenses                    2,305,000)          (3,968,000)         (702,000)      (11,937,000)
                                                ---------------   ----------------    ---------------   --------------
Net (Loss)                                      $ (1,655,000)        $ (3,445,000)     $   (413,000)     $(11,565,000)
                                                ===============   ================    ===============   ==============
Net (Loss) per common share-basic and


                                       3



diluted                                         $     (15.08)        $       (.92)     $       (.10)     $       (.72)
                                                ===============   ================    ===============   ==============
Weighted average shares outstanding - basic
and diluted                                          109,772            3,759,050         4,028,015        16,138,153



AMERICA'S WEB STATION, INC.
STATEMENT OF OPERATIONS DATA


                                                   Periods Ended               Six Months Ended
                                                     December 31,                    June 30,
                                         ---------------------------   ---------------------------
                                              1997         1998            1998           1999
                                         ------------   ------------   ------------   -------------
Revenues                                  $  47,000      $ 171,000      $  88,000      $  77,000

Internet operating costs and expenses       127,000        347,000        162,000        113,000

Net income (loss)                         $ (80,000)     $(176,000)     $ (74,000)     $ (36,000)
                                         ============   ============   ============   =============


                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in Telecom Wireless Corporation. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually materialize, the business, financial condition and results of operations of Telecom Wireless could be materially and adversely affected. In such a case, the trading price of Telecom Wireless' common stock could decline, and you could lose all or part of your investment.

TELECOM WIRELESS HAS EXPERIENCED DIFFICULTY IMPLEMENTING ITS BUSINESS PLAN

         Telecom Wireless has an ambitious business plan that it has been attempting to implement since April 1999. Since the company has experienced difficulty obtaining financing from traditional sources, execution of most of its business plan has been delayed. There can be no assurance that the business plan can be implemented and successfully executed.

SUBSTANTIAL DOUBT EXISTS AS TO TELECOM WIRELESS' ABILITY TO CONTINUE AS A GOING CONCERN

         The independent auditor's report on the June 30, 1999, financial statements of Telecom Wireless contains an explanatory paragraph which indicates there is substantial doubt as to the company's ability to continue as a going concern. Management projects that Telecom Wireless will continue to incur net losses and experience negative cash flow for the foreseeable future. This will require substantial amounts of capital. As of the date of this prospectus, Telecom Wireless is experiencing a cash shortfall. Management does not have commitments for additional financing and cannot be sure that Telecom Wireless will be able to obtain any such commitments at all or upon reasonable terms and conditions.

FAILURE TO INTEGRATE ACQUISITIONS SUCCESSFULLY MAY ADVERSELY AFFECT TELECOM WIRELESS' OPERATING RESULTS

         The success of Telecom Wireless will depend to a great extent on its ability to integrate the operations and management of the businesses that it has acquired and businesses that it may acquire in the future. Consolidating acquired businesses and integrating regional operations may take a significant period of time, will place a significant strain on Telecom Wireless' resources and could prove to be more expensive than expected. Telecom Wireless may increase expenditures to accelerate the integration and consolidation of its acquired operations, but it cannot guarantee this result nor can the company assure investors that its resources will be sufficient to successfully implement its expansion program.

MANAGEMENT'S PLANNED AGGRESSIVE GROWTH WILL STRAIN TELECOM WIRELESS' RESOURCES

         Management intends to expand the operations of Telecom Wireless rapidly through acquisitions by aggressively pursuing companies that provide or can provide a national network system and infrastructure and then expand the network through the acquisition and installation of necessary equipment, extensive marketing efforts in new locations and the employment of qualified technical, marketing and customer support personnel. This rapid growth will place a significant strain on our managerial, operational and financial resources.

         To manage our growth, management must improve the operational systems, procedures and controls of Telecom Wireless on a timely basis by centralizing and standardizing Telecom Wireless' operations and upgrading and replacing outdated infrastructure. If the demands placed on its network resources by a growing subscriber base outpace its growth and operating plans, the quality and reliability of our service may decline and relationships with customers may be harmed as a result.

IF TELECOM WIRELESS IS UNABLE TO ESTABLISH SATISFACTORY PEERING RELATIONSHIPS, COSTS MAY INCREASE

         Management intends to establish and maintain "peering" relationships with other ISPs and with CLECs so that Telecom Wireless can exchange traffic without paying transit costs. If management is unable to establish adequate peering relationships, our costs will increase and our revenues could decrease. This would harm the business, financial condition and results of operations of Telecom Wireless.

IF SUPPLIERS FAIL TO PROVIDE TELECOM WIRELESS WITH THE EQUIPMENT IT NEEDS, WE MAY LOSE CUSTOMERS

         There are only a limited number of businesses that can supply Telecom Wireless with the key components it will need for its planned network infrastructure, including telecommunications services and networking equipment. Management cannot be certain that suppliers and telecommunications carriers will continue to sell or lease their products and services to Telecom Wireless at commercially reasonable prices or at all. If there are delays in receiving this equipment, Telecom Wireless may not be able to service its customers. Difficulties in developing alternative sources of supply, if required, could adversely affect its business, future financial condition or operating results. Moreover, failure of telecommunications providers to provide the data communications capacity required by Telecom Wireless for any reason could cause interruptions in its ability to provide access services to its customers, which may materially and adversely affect our business, financial condition and operating results.

ACQUISITIONS OF ISP SUBSCRIBERS MAY RESULT IN SUBSCRIBER CANCELLATIONS DUE TO BILLING PROBLEMS AND UNFAMILIARITY WITH TELECOM WIRELESS' SERVICE

         As part of management's growth strategy, Telecom Wireless may acquire businesses, products, technologies and other assets, including ISP subscriber accounts, or enter into joint venture arrangements that complement our businesses. In an acquisition of ISP subscribers, Telecom Wireless may experience subscription cancellations in the short-term period following the acquisition due to the lack of the acquired subscribers' familiarity with Telecom Wireless as their ISP and billing issues that may arise due to poor record keeping and billing administration by the selling company.

ACQUISITIONS OF COMPANIES MAY DISRUPT TELECOM WIRELESS' BUSINESS AND DISTRACT MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS

         If Telecom Wireless acquires another company, Telecom Wireless could encounter difficulties in assimilating the acquiree's personnel and operations. This may disrupt our ongoing business and distract management, as well as result in unanticipated costs and difficulty in maintaining standards, controls and procedures. Telecom Wireless may be required to incur debt or issue equity securities to pay for any future acquisitions or to fund any losses or unanticipated costs of the combined companies.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. The forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of the management of Telecom Wireless Corporation concerning future results and events.

         The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe the objectives, plans or goals of Telecom Wireless are or may be forward-looking statements.

         Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Telecom Wireless to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed above under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

         - the timing, impact and other uncertainties related to pending and future acquisitions by Telecom Wireless;

         -        the impact of new technologies;

         - changes in laws or rules or regulations of a governmental agency, including the Federal Communications Commission;

         - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

         - interest rate fluctuations and other capital market conditions.

         These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Telecom Wireless. The forward-looking statements in this prospectus are made only as of the date of this prospectus and Telecom Wireless does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. Telecom Wireless cannot assure you that projected results will be achieved.

                                 USE OF PROCEEDS

         Because this prospectus is solely for the purpose of permitting the selling stockholders to offer and sell shares, Telecom Wireless will not receive any proceeds from the sale of the shares being offered. The selling stockholders will receive all the proceeds. Telecom Wireless has, however, previously received proceeds from the original issuance of the shares covered by this prospectus.

                         DETERMINATION OF OFFERING PRICE

         This offering is solely for the purpose of allowing selling stockholders to sell shares. The selling stockholders may elect to sell some or all of their shares when they choose, in the near future or at a later date, at the price at which they choose to sell. As the market develops, the selling stockholders will determine the price for their shares.

                                    DILUTION

         This offering is for sales of shares by selling stockholders. Such sales will not result in any dilution to the net tangible book value per share of the common stock of Telecom Wireless before and after the sales. Prospective investors should be aware, however, that the market price of shares being sold may not bear any rational relationship to net tangible book value per share.

                              SELLING STOCKHOLDERS

         The following table gives information on the selling stockholders based on the number of outstanding shares of common stock as of April 18, 2000. The number of shares to be beneficially owned following completion of the offering is based on the assumption that the stockholder will sell all of the shares that may be offered for the stockholder's account in this offering, and that the stockholder will not purchase or sell any other shares. Stockholders are not required to sell the shares that may be offered in this offering. Under SEC rules, beneficial ownership includes all shares of Telecom Wireless common stock issuable within 60 days after the date of this prospectus upon exercise of outstanding options, warrants, convertible securities or other rights.

         The "No. of Shares Beneficially Owned" and "No. of Shares Offered" columns in the table include shares assumed to be acquired pursuant to repricing warrants. Telecom Wireless amended the repricing warrants to make them exercisable for three-quarters of a share of Telecom Wireless common stock for each share subject to the repricing warrants.The calculation resulted in the inclusion of 350,224 repricing shares in the registration statement on Form SB-2 (SEC File No. 333-91717) of which this prospectus is a part , and which is the total number of repricing shares included in the "No. of Shares Beneficially Owned" and "No. of Shares Offered" columns in the following table.

                                                     NO. OF
                                            SHARES BENEFICIALLY OWNED
                                            -------------------------       PERCENT OF
                                                        REPRICING          OUTSTANDING                         NO. OF
                                                          SHARES             SHARES            NO. OF          SHARES
                                                        INCLUDED IN       REPRESENTED BY       SHARES          OWNED
     NAME                                      TOTAL       TOTAL              TOTAL            OFFERED       AFTER SALE
-------------------------------------------------------------------------------------------------------------------------
AI International Corporate Holdings
    Ltd.(5)                                  239,851               0     Less than 1%           204,851         35,000
AMS Holdings LLC                              35,000               0     Less than 1%            35,000              0
Anglo Irish Nominees (Trusts) Ltd.
    A/C GRC241                                 7,500           7,500     Less than 1%             7,500              0
Arab Commerce Bank Ltd.                       11,799          10,714     Less than 1%            11,799              0
Jack Augsback(1)                              93,335               0     Less than 1%             5,100         88,235
Damon J. Baldone                              31,250               0     Less than 1%            31,250              0
Marshall M. Becker(5)                        102,793               0     Less than 1%            87,793         15,000
Stanley Becker(5)                             69,082               0     Less than 1%            59,082         10,000
Steve Bell                                     1,750             750     Less than 1%             1,750              0
Caribbean Investors Group, Ltd                24,999          10,714     Less than 1%            24,999              0
Chelverton Fund Ltd.                          29,250          11,250     Less than 1%            29,250              0
Commonwealth Investment Services              50,000               0     Less than 1%            50,000              0
    Ltd.
Commtel Services Ltd.                        400,000               0     Less than 1%           400,000              0
The Compass Point Group Incorporated          22,400               0     Less than 1%            22,400              0
Robin Costa                                   50,000               0     Less than 1%            50,000              0
Eurofund Derivatives Limited                   3,000               0     Less than 1%             3,000              0
Francis J. Fernandez                          12,250           5,250     Less than 1%            12,250              0
Flashnet Communications, Inc.                100,000               0     Less than 1%           100,000              0
Robert L. Franks                               1,750             750     Less than 1%             1,750              0
Russell French                                50,000               0     Less than 1%            50,000              0
GBS Capital Management, Inc.                  42,000               0     Less than 1%            42,000              0
The Geneva Group, Inc.                        17,000               0     Less than 1%            17,000              0
Dale Geringer                                  8,750           3,750     Less than 1%             8,750              0
Richard Geringer                               8,750           3,750     Less than 1%             8,750              0
Robert Geringer                                3,500           1,500     Less than 1%             3,500              0
Mark R. Gerstle                                1,238               0     Less than 1%             1,238              0
William R. Gillespie                           3,500           1,500     Less than 1%             3,500              0
Steve Gole                                   192,500               0     Less than 1%           192,500              0
Daniel A. Gooze                               10,500           4,500     Less than 1%            10,500              0
Leonard Gorelick                              50,000               0     Less than 1%            50,000              0
Hampton-Porter Investment Bankers(2)       1,550,000               0         6.0%               550,000      1,000,000
Henry L. Haydel                              125,000               0     Less than 1%           125,000              0
Michael Haydel                                 7,500               0     Less than 1%             7,500              0
Patrick S. Haydel                             31,250               0     Less than 1%            31,250              0
Haydel, Tedesco, Matthieu,
    Ledoux Profit Sharing
    Plan FBO K. Gerald Haydel                 62,500               0     Less than 1%            62,500              0
David Hettinger                                2,085             750     Less than 1%             1,750            335
HyperLight Network Corporation(3)          1,002,627               0         4.1%               550,246        452,381
JHS Associates, Ltd. Retirement
    Account(4)                               644,750          39,750         2.7%                39,750        605,000
Kiam Interests Ltd.(5)                       342,644               0     Less than 1%           292,644         50,000
John Kozik                                    31,566           5,063     Less than 1%            31,566              0
Victor P. LaRosa                              10,500           4,500     Less than 1%            10,500              0


                                                    NO. OF
                                            SHARES BENEFICIALLY OWNED
                                            -------------------------      PERCENT OF
                                                        REPRICING         OUTSTANDING                          NO. OF
                                                          SHARES            SHARES             NO. OF          SHARES
                                                        INCLUDED IN      REPRESENTED BY        SHARES          OWNED
     NAME                                      TOTAL      TOTAL              TOTAL             OFFERED       AFTER SALE
-------------------------------------------------------------------------------------------------------------------------
Kenneth R. Levine(5)                         103,623               0     Less than 1%            88,623         15,000
Deanna Wallin Lipman                          14,281               0     Less than 1%            14,281              0
Marie Walch Loughlin                          17,750           9,750     Less than 1%            17,750              0
Mach Products, Inc.                           28,000               0     Less than 1%            28,000              0
Gray M. Magee, Jr.                             3,500           1,500     Less than 1%             3,500              0
Magid Family Trust                             6,125           2,625     Less than 1%             6,125              0
Joshua Mailman                               587,500               0         2.6%               587,500              0
One Clearlake Centre-VEF III, LLC             40,000               0     Less than 1%            40,000              0
Orienstar Finance Ltd.                       375,000               0         1.5%               375,000              0
Robert L. Primm                                3,500           1,500     Less than 1%             3,500              0
Princeton Insurance                            7,500           1,500     Less than 1%             7,500              0
Robert N. Rosen                                1,238               0     Less than 1%             1,238              0
Rheta Sue Scammell                            14,281               0     Less than 1%            14,281              0
Silenus Limited                               20,000               0     Less than 1%            20,000              0
SovCap Equity Partners Ltd.                  141,335          42,858     Less than 1%           141,335              0
Mark Stys                                     19,100               0     Less than 1%             4,000         15,100
Matthew Talbert                               82,000               0     Less than 1%            82,000              0
Thomson Kernaghan & Co. Ltd.                 207,000         135,000         1.7%               135,000         72,000
Warren Zee                                    99,750          42,750     Less than 1%            99,750              0
James and Donita Zeller                        1,750             750     Less than 1%             1,750              0
                                                                                           ------------
     TOTALS                                                                                   4,899,351
                                                                                           ============


     (1) Telecom Wireless Corporation and Jack Augsback & Associates, Inc., of which Jack Augsback is the controlling shareholder, are parties to a Corporate Finance/Placement Agent Agreement under which Telecom Wireless is required to pay the Augsback firm performance-based compensation for introduction to resources capable of providing financing to Telecom Wireless.

     (2) Telecom Wireless and Hampton-Porter Investment Bankers are parties to an Investment Banking Agreement under which Hampton-Porter agreed to perform a variety of investment banking services for Telecom Wireless.

     (3) Telecom Wireless and HyperLight Network Corporation entered into agreements with respect to a new broadband technology. Disagreements have arisen and HyperLight purports to have cancelled two of the three agreements. The parties are in negotiations to resolve these disputes.

     (4) John H. Sununu, who controls and is a beneficial owner of JHS Associates, Ltd. Retirement Account, is a member of the Advisory Board of Telecom Wireless and a party to a contract with Telecom Wireless that requires him to provide financial consulting and other services to the company.

     (5) Telecom Wireless, at its option, has the right to convert principal and accrued interest on promissory notes held by these individuals into the common stock of Telecom Wireless at a price which is equal to 50% of the five-day average closing bid price of the common stock for the period immediately prior to the notice of conversion given by Telecom Wireless. As of April 18, 2000, principal and accrued and unpaid interest aggregated approximately $778,000. Telecom Wireless included in the "No. of Shares Beneficially Owned" and "No. of Shares Offered" columns 828,000 shares for issuance upon conversion of the promissory notes based on an assumed average five-day closing bid price for its common stock of $2.00 per share (a conversion price of $1.00 per share) and a conversion date of September 30, 2000.

         After the sales are complete, the selling stockholders beneficially owning 1% or more of the common stock will be Hampton-Porter Investment Bankers - 3.9%; HyperLight Network Corporation - 1.8%; and John H. Sununu - 2.4%.

                              PLAN OF DISTRIBUTION

         Telecom Wireless is registering this offering of shares on behalf of the selling stockholders. Telecom Wireless will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses. The selling stockholders will pay any underwriting discounts and selling commissions in connection with the sale of the shares.

         The selling stockholders may sell the shares covered by this prospectus from time to time in one or more transactions through the OTC Bulletin Board or an interdealer quotation system, on one or more securities exchanges, in alternative trading markets or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will determine the prices at which they sell their shares in these transactions. The selling stockholders may effect the transactions by selling the shares to or through broker-dealers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The shares may be sold by one or more, or a combination, of the following:

         - a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -        privately negotiated transactions.

         The selling stockholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short pursuant to this prospectus and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default by the selling stockholder, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         In addition, selling stockholders may engage in other financing transactions that may include forward contract transactions or borrowings from financial institutions in which the shares are pledged as security. In connection with any of these forward contract transactions, the selling stockholders would pledge shares to secure their obligations and the counterparty to these transactions would sell the common stock short to hedge its transaction with the selling stockholder. Upon a default by the selling stockholder under any of these financings, including a forward contract transaction, the pledgee or its transferee may sell the pledged shares pursuant to this prospectus. Any such pledgee or its transferee will be identified in this prospectus by post-effective amendment to the registration statement of which it is a part.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated with a selling stockholder in connection with the sale. Broker-dealers or agents, any other participating broker-dealers and the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised Telecom Wireless Corporation that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

         The selling stockholders have agreed to sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with.

         The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of the common stock of Telecom Wireless by the selling stockholders. Telecom Wireless will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

                   SELECTED COMBINED PRO FORMA FINANCIAL DATA

         The table below presents summary pro forma combined financial data for the year ended June 30, 1999, combining the historical results of Telecom Wireless Corporation with the results of its subsidiaries, one of which has been acquired recently. The pro forma combined financial statements are presented as if the acquisitions had closed on July 1, 1998.

         The summary pro forma financial data include, under the line item labeled "adjusted EBITDA," our earnings or losses before non-cash compensation expense, interest, taxes, depreciation and amortization on a pro forma combined basis for the year ended June 30, 1999. We have included adjusted EBITDA in these data because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our adjusted EBITDA is not necessarily comparable to EBITDA reported by other companies.

         The summary pro forma financial data do not necessarily indicate the operating results or financial position which would have resulted from our operation on a combined basis during the period presented, nor does the pro forma data necessarily represent any future operating results or financial position. In addition to the summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including more complete historic results for the acquired companies, and our unaudited pro forma combined financial statements and the accompanying notes.


                                                            PRO FORMA COMBINED
                                                            FISCAL YEAR ENDED
                                                              JUNE 30, 1999
                                                            ----------------------
STATEMENT OF OPERATIONS DATA
Revenues
      Access Revenues                                                 $159,000
      Wireless Cable Revenues                                          523,000
      Other                                                                 --
                                                                ----------------
           Total Revenues                                              682,000
Costs and Expenses
      Cost of Access Revenues                                           57,000
      Cost of Wireless Cable Revenues                                  276,000
      Stock-Based Compensation                                       1,548,000
      Selling, General and Administrative                            2,927,000
      Amortization                                                     155,000
      Depreciation                                                     222,000
                                                                ----------------
           Total Costs and Expenses                                  5,185,000
                                                                ----------------
Income (Loss) From Operations                                     $(4,503,000)
                                                                ================
Earnings (Loss) Per Common Share B Basic and
Diluted                                                                 $(1.19)
                                                                ================
Weighted Average Shares Outstanding B Basic
and Diluted                                                          3,787,612
                                                                ================



                                                            PRO FORMA COMBINED
                                                            FISCAL YEAR ENDED
                                                              JUNE 30, 1999
                                                      ----------------------------
OTHER OPERATING DATA

Cash Flow From Operating Activities                               $(2,354,000)
Cash Flow Used in Investing Activities                               (130,000)
Cash Flow From Financing Activities                                  2,276,000
Adjusted EBITDA                                                    (1,659,000)


           SELECTED HISTORICAL FINANCIAL DATA FOR COMBINED BUSINESSES

         The following table presents summary historical statement of operations data for Telecom Wireless Corporation and the company recently acquired by Telecom Wireless. The historical statement of operations data presented below have not been adjusted for the pro forma adjustments reflected in the unaudited pro forma combined financial statements included elsewhere in this prospectus.


TELECOM WIRELESS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                      FISCAL YEAR ENDED                   SIX MONTHS ENDED
                                                           JUNE 30,                         DECEMBER 31,
                                         ---------------------------------------------------------------------------
                                                       1998               1999            1998               1999
                                         ---------------------------------------------------------------------------
Revenues
      Access Revenues                               $     --           $    --           $    --      $     59,000
      Wireless Cable Revenues                        636,000           517,000           257,000           307,000
      Other                                           14,000             5,000            32,000             7,000
                                         ---------------------------------------------------------------------------
           Total Revenues                            650,000           523,000           289,000           372,000
                                         ---------------------------------------------------------------------------

Costs and Expenses
      Cost of Access Revenues                             --                --                --            59,000
      Cost of Wireless Cable Revenues                337,000           276,000           163,000           167,000
      Stock-Based Compensation                       928,000         1,548,000                --         4,517,000
      General, Administrative and Other            1,040,000         2,144,000           538,000         7,194,000
                                         ---------------------------------------------------------------------------
           Total Costs and Expenses                2,305,000         3,968,000           701,000        11,937,000
                                         ---------------------------------------------------------------------------

Net (Loss)                                      $ (1,655,000)     $ (3,445,000)     $   (413,000)     $(11,565,000)
                                         ============================================================================
Net (Loss) Per Common Share -- Basic
    and Diluted                                 $     (15.08)     $       (.92)     $       (.10)     $       (.72)
                                         ============================================================================
Weighted Average Shares Outstanding --
    Basic and Diluted                                109,772         3,759,050         4,028,015        16,138,153
                                         ============================================================================



AMERICA'S WEB STATION, INC.
STATEMENT OF OPERATIONS DATA

                                          PERIOD ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                         ---------------------------------------------------------------------------
                                          1997                 1998                1998                 1999
                                         ---------------------------------------------------------------------------
Revenues                                       $47,000            $171,000              $88,000             $77,000
                                         ---------------------------------------------------------------------------

Internet Operating Costs                        24,000              61,000               29,000              25,000
General, Administrative and
     Other                                     103,000             286,000              133,000              88,000
                                         ---------------------------------------------------------------------------
           Total Expenses                      127,000             347,000              162,000             113,000
                                         ---------------------------------------------------------------------------

Net Income (Loss)                            $(80,000)          $(176,000)            $(74,000)           $(36,000)
                                         ===========================================================================


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

         The following discussion and analysis are based on the combined pro forma results of Telecom Wireless Corporation and the historical results for each of its subsidiaries for which separate data has been included in this prospectus. The basis of the pro forma presentation is described under the caption "Unaudited Pro Forma Combined Financial Statements."

OVERVIEW

         The goal of Telecom Wireless Corporation is to provide a wireless broadband point-to-multipoint network to, and become a leading consolidator in, the highly fragmented Internet service provider or "ISP" industry and in the competitive local exchange carrier or "CLEC" industry. The business plan provides for aggressive acquisition of ISPs and CLECs coupled with the concurrent deployment of the fixed wireless broadband technologies. This will allow Telecom Wireless to provide quality local service to both business and residential customers while simultaneously satisfying demand for a full range of bundled services and high speed reliable Internet access. Wireless broadband services will be provided to both owned and non-owned ISPs and CLECs, and to building systems integrators. Reductions in operating costs are expected to be achieved through integration of the operations and systems of acquired ISPs and CLECs, including centralization of billing, customer support services, marketing and advertising. Revenues per subscriber are expected to be increased by making available to customers enhanced Internet products and services. Telecom Wireless will attempt to reduce customer turnover by maintaining a local presence for acquired businesses.

         Telecom Wireless currently operates an ISP and a wireless cable television company. Management believes this mix of technologies and markets will provide the platform on which to validate planned new product offerings and market assumptions.

BUSINESS PLAN

WIRELESS BROADBAND NETWORK

         Telecom Wireless intends to establish broadband wireless communications networks in North America for small and medium sized businesses and consumers. These networks will allow simultaneous real time transmission of voice, video and data over the Internet and will allow local market ISPs and CLECs to provide a full range of products and services typically offered by national ISP's. Ultimately, Telecom Wireless plans to build high speed dedicated circuits to connect six geographic regions, forming a high-speed interconnected network. With our regional hubs and local ISPs and CLECs properly provisioned and connected, Telecom Wireless will have the flexibility and capability to offer and support bandwidth intensive services such as voice over internet protocol and video streaming applications. By enabling the voice over internet protocol network, Telecom Wireless will be in a position to provide Internet and Intranet-based telephony services to businesses and consumers. We have entered into a contract to purchase, over a period of five years, $225 million of equipment and services necessary to establish the networks. Pursuant to that contract, Telecom Wireless was obligated to take delivery of and remit payment on March 15, 2000, for equipment having a purchase price of approximately $3,450,090. Telecom Wireless has not made the required payment and negotiations are continuing with the seller and financing sources to procure the funds necessary to implement the rollout of the wireless broadband strategy in several markets. Other related costs will be substantial such as infrastructure, including location agreements for transmitters and receivers, installation and marketing, and sales. We presently plan to market the wireless broadband services to customers of owned and non-owned ISPs and CLECs.

ACQUIRING AND CONSOLIDATING INDEPENDENT TELECOMMUNICATIONS BUSINESSES.

         We expect to acquire businesses that will enable us to provide a comprehensive range of telecommunications products and services. Although we expect most businesses will be profitable, the implementation of new services will require substantial expenditures for equipment in the field. This generally will result in negative cash flow for at least the first year of operations for each acquisition.

STANDARDIZING AND CENTRALIZING OPERATIONS TO CAPTURE EFFICIENCIES OF SCALE.

         LOCAL PRESENCE. Telecom Wireless will attempt to retain key employees of acquired companies to ensure a smooth transition and maintain local institutional knowledge. This will be important, as the local operating units will be required to maintain local presence as Telecom Wireless develops a national brand. We believe that consolidation efforts by national ISPs have been seriously flawed by a lack of sensitivity to the essentially local nature of many ISP businesses. This has often resulted in sharply increased subscriber turnover rates after acquisitions and subsequent loss of revenue. We intend to structure our integration and consolidation efforts to retain the perception by subscribers of ISP businesses that we acquire that their ISP is a local business providing superior service to that of national services.

         INTEGRATION TEAMS. To help integrate operations, Telecom Wireless will establish integration teams. Each integration team will consist of skilled technical and marketing personnel. The integration team will have the responsibility to help with the overall centralization, standardization, and eventual branding of the local company as a part of the Telecom Wireless organization. Additionally Telecom Wireless' accounting staff will work with the integration team to centralize the accounting and billing systems promptly upon closing of the acquisition. Upon completion of the initial integration process, the operating units will begin executing the marketing and branding programs established by Telecom Wireless to expand its customer base and improve its customer retention.

         CONSOLIDATION OF FUNCTIONS. The two major expenses associated with most ISP and CLEC operations are administrative, primarily personnel, and technical, including upstream telecommunications and local area networks. These factors interact with administrative elements common to all ISPs including accounting, system administration, web hosting and design, telephone and technical support. To the extent these common elements are consolidated and standardized, significant savings can be achieved.

         - ACCOUNTING: A high priority for Telecom Wireless is the installation of a common accounting platform across all ISP acquisitions. Management currently is evaluating accounting and billing platforms. The selected platform will be flexible enough to include on one bill all products and services we may choose to offer in the future and be scalable to include any number of subscribers.

         - TECHNICAL SUPPORT: Telecom Wireless plans to maintain regional telephone technical support centers to handle all consumer problems, service inquiries and new subscriptions. Such centers will reduce the need for support staff at each location and improve service.

         - WEB DESIGN AND STORAGE: It is our goal to transfer all ISP web design, maintenance and hosting to a single division. Such a strategy should eliminate the need for programmers at each local ISP.

         - SYSTEMS ADMINISTRATION: Consolidation of telecommunications is a challenging goal because of the number of factors that must be considered for each acquisition. Prior to acquisition, each ISP maintains its own modem banks, local area network, and routing to the Internet. In addition, each ISP may have its own upstream Internet service provider as well as a local exchange carrier. Telecom Wireless will use care and caution so that the quality of service is not jeopardized while consolidation is implemented.

         IMMEDIATELY BUNDLING VIDEO, VOICE, AND DATA PRODUCTS AND SERVICES. Increasingly, businesses and consumers are drawn to ISPs that can meet all of their telecommunications needs. Bundling services provides the ability to become a "one stop shop" for all customers' needs. We expect bundling to assist us in retaining existing customers and attracting additional customers.

         DEVELOPING AND OFFERING VALUE-ADDED PRODUCTS AND SERVICES. In some segments of the telecommunications business, the ability to offer value-added products and services provides a tremendous competitive advantage. By delivering value-added services, Telecom Wireless will attract and retain customers. A typical example of a value-added service is voice over Internet protocol, which allows users to place long distance telephone calls over the Internet at a very low cost. By installing new hardware that supports not only this service but the traditional ISP services, Telecom Wireless will be able to begin offering these types of service to the existing subscribers of acquired ISPs and CLECs.

         UNIFIED BRANDING. We intend to use the same brand name in marketing our products and services. Unified branding should solidify our customer base, ensure customer loyalty, help us to gain market share and enable us to benefit from the efficiencies of centralization. In addition, it should enhance our market visibility and perception. Branding also should enhance our ability to sell additional products and services. In addition, past industry experience indicates that unified branding should significantly reduce customer turnover.

ABILITY TO IMPLEMENT BUSINESS PLAN

         The ability of Telecom Wireless to remain in business and implement its business plan depends upon a variety of factors, primarily the ability to obtain financing and the ability to attract and retain employees having the necessary skills. Funding operations and acquisitions has been and is expected to continue to be the major impediment to implementing the company's business plan. We need capital to sustain operations and to consummate acquisitions. Management can give no assurance that Telecom Wireless' capital requirements can be satisfied at all or on reasonable terms.

COMBINED RESULTS OF OPERATIONS

         REVENUES. Telecom Wireless Corporation and its subsidiaries historically have derived their revenues primarily from subscription fees paid by ISP subscribers for dial-up access to the Internet and subscription fees paid for wireless cable television access. ISP subscription fees vary by the billing plan within the subscriber base. The vast majority of the plans in effect are monthly. However, there is a growing acceptance of annual contracts that offer a discount over the monthly fee.

         Wireless cable television subscribers pay monthly cable access fees. Like ISP subscribers, wireless cable television subscribers pay fees based on the billing plan they have selected.

         COSTS. Our direct costs of sales with respect to ISP and wireless cable television revenues consist primarily of maintaining sufficient capacity to provide services to our subscribers. Capacity is a measurement of the provider's ability to connect subscribers. ISP capacity costs include:

         - the cost of leased routers and access servers and recurring telecommunications costs, including the cost of local telephone lines to carry subscriber calls to our points of presence, or "POPs";

         - the costs associated with leased lines connecting our POPs directly to the Internet or to operations centers and connecting operations centers to the Internet; and

         - Internet backbone costs, which are the amounts paid to Internet backbone providers for bandwidth, which allows transmission of data from the Internet to subscribers.

         Cost of ISP sales revenues will increase as required to support a growing subscriber base. We will seek to leverage the combined scale of our ISPs to lower telecommunications costs as a percentage of revenues by:

         - negotiating one or more relationships with national backbone providers to connect our ISPs to the Internet;

         - negotiating favorable local loop contracts and establishing co-location arrangements with local exchange carriers;

         - establishing private peering relationships to reduce our costs and improve access and reliability for our subscribers;

         -     negotiating discounts with equipment vendors; and

         - implementing wireless technology to provide high speed Internet access to the small office/home office market. The wireless technology will allow high-speed access at costs less than reselling the lines from the existing local exchange carriers.

         Costs of sales of wireless cable television revenues consist primarily of

         -     content costs;

         -     frequency license leases;

         -     technician labor costs; and

         - purchase or lease of equipment necessary for the receiving and retransmission of programming.

         General, administrative and other expenses consist primarily of:

         - the salaries of our non-technician employees and associated benefits; and

         - the cost of selling, marketing, accounting and legal services related to merger and acquisition activities.

         General, administrative and other expenses include expenses associated with customer service and technical support, primarily salaries and employment costs. We expect operations and customer support expenses to increase in the short term to support new and existing subscribers. New subscribers tend to have particularly heavy customer service and technical support requirements. Because we anticipate growth in our subscriber base, we expect these costs to comprise an increasing percentage of expenses in the near term. In addition, providing customer service and technical support 24 hours a day, seven days a week, in our markets will increase these expenses on an absolute basis. In the longer term, as a percentage of revenues, we believe operations and customer support expenses should decline as the existing subscriber base becomes less dependent on customer service, and due to increased operating efficiencies. The consolidation of the help desk and customer support functions will also offset increased costs caused by increased demand.

         General, administrative and other expenses also include the expenses associated with acquiring subscribers, including salaries, bonuses, sales commissions, advertising and referral bonuses. We expect ISP sales and marketing expense to increase over time with the growth in our ISP subscriber base. On a percentage of revenue basis, sales and marketing expense is a relatively variable cost and may increase with our development of unified branding.

         In addition, general, administrative and other expense includes internal and external merger and acquisition costs such as salaries, bonuses, commissions and accounting, legal and other professional fees. We expect to reduce merger and acquisition expenses as a percentage of revenues of acquired businesses through standardization of procedures and documents.

         We expect general, administrative and other costs to increase to support our growth, particularly as we establish a network operations center and implement common billing and financial reporting systems in the near term. Over time, we expect these relatively fixed expenses to decrease as a percentage of revenues. Additionally, as a result of consolidation of the traditional back office activities such as help desk, technical support, and centralized billing, we anticipate the reduction of labor costs for our acquisitions. However, we will incur substantial costs and expenses in connection with our integration and consolidation efforts, including salaries, travel, software and equipment.

         Amortization expense primarily relates, on a pro forma basis, to the amortization of goodwill and subscriber lists acquired in business acquisitions. We expect amortization expense to increase as additional acquisitions are closed and to vary according to the purchase price and tangible assets involved in the acquisition. Our policy is to amortize the portion of the acquisition purchase price attributable to subscriber lists, goodwill and other intangible assets over three to five years. This amortization will reduce income. Therefore, as we expand our subscriber base through acquisitions, we will experience increasing amortization expense.

         Depreciation primarily relates to our technology and office equipment and is provided over the estimated useful lives of the assets ranging from three to nine years using the straight-line method. We expect depreciation expense to increase as we grow our networks to support new and acquired subscribers and as we build a network operations center and implement common billing and reporting systems.

         Operating results in the future may fluctuate significantly depending upon a variety of factors, including capital costs and costs associated with the introduction of new products and services. Additional factors that may cause operating results to vary include:

         -     the pricing and mix of services provided;

         -     subscriber retention rates;

         -     changes in pricing policies and product offerings by competitors;

         -     demand for Internet access services;

         -     one-time costs associated with acquisitions; and

         - general telecommunications services, performance and availability.

         On a pro forma basis, we have experienced seasonal variation in Internet and wireless cable television use in Florida, and revenue streams have fluctuated. As a result, variations in the timing and amounts of revenues could have a material adverse effect on our operating results. Based on the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.

DISCUSSION OF THE OPERATIONS OF TELECOM WIRELESS CORPORATION

         During the fiscal quarter ended June 30, 1999, present management assumed control of Telecom Wireless and started to plan, document and implement its merger and acquisition activities. During that and the following fiscal quarter, substantial time, effort and money were expended to develop and document M&A due diligence and acquisition forms, documents and procedures. At the same time, field personnel were actively seeking letters of intent from acquisition targets. The initial M&A sales and marketing team was later expanded from two senior managers and one support person to include two more in sales and two in operations.

         Between April and September 1999 Telecom Wireless entered into non-binding letters of intent to acquire approximately 19 companies, and definitive agreements for the acquisition of an additional five companies. Due to the lack of acquisition funds, none of these transactions closed except America's Web Station, Inc., and Prentice Technologies, Inc., which were acquisitions largely for Telecom Wireless' common stock. On December 30, 1999, the acquisition of Prentice was rescinded. In addition, the remaining three definitive agreements expired by September 30, 1999.

         For the years ended June 30, 1998 and 1999, Telecom Wireless had revenues of $650,000 and $523,000, respectively. For the six months ended December 31, 1998, and 1999, revenues were $289,000 and $372,000, respectively. The primary source of its operating revenues for these periods was the wireless cable television operations of Keys Microcable Corporation, a wholly-owned subsidiary of Telecom Wireless. Costs incurred resulted in losses from operations by Keys Microcable of $1,031,000 for the year ended June 30, 1999, and $300,304 for the six months ended December 31, 1999.

         Currently, wireless cable television services are not part of our strategic plan as the small market in the Key West area limits the value of this subsidiary. However, Keys Microcable does provide a platform from which we will be able to test technical, administrative and marketing plans including the plan for deployment of wireless broadband services described above. By utilizing Keys Microcable's multimedia distribution system radio frequencies, we are planning to offer wireless high-speed Internet access to residential and business customers, market web site development and hosting services, and an improved billing system. To improve the performance of Keys Microcable, Telecom Wireless is making investments in equipment and subscriber services.

         For the year ended June 30, 1999, and the six months ended December 31, 1999, Telecom Wireless incurred approximately $177,000 and $941,000, respectively, in M&A-related expenses for outside legal and accounting fees and costs. Approximately $218,000 of direct external costs as of December 31, 1999, for accounting, legal and engineering work was classified as deferred acquisition costs as management believes the acquisition of the companies with respect to which the costs were incurred are likely to occur if Telecom Wireless obtains adequate funding for that purpose. Management expects that the level of M&A costs will decrease with the addition of internal resources to replace more costly outside professional services.

         During the six months ended December 31, 1999, Telecom Wireless incurred non-cash expenses aggregating approximately $7,330,000 for depreciation, amortization, stock issued for services, stock-based compensation and imputed interest in connection with financing transactions. We expect non-cash expenses to continue, but at reduced levels. For the six months ended December 31, 1999, our net loss was $11,565,000 while negative cash flow from operations was $2,959,000.

         To fully implement its business plan, Telecom Wireless will be required to acquire or build a national infrastructure and establish and train integration and consolidation teams. Since Telecom Wireless has made few acquisitions, the staff presently required to manage integration and consolidation is minimal. However, when funding for operations and acquisitions is obtained, significant additional investment in technical and integration personnel will be required.

DISCUSSION OF THE RESULTS OF OPERATIONS OF KEYS MICROCABLE CORPORATION

         Keys Microcable Corporation, a Florida Corporation, provides wireless cable television services in Key West, Florida. When current management assumed control of Telecom Wireless in April 1999, Keys Microcable was in a state of decline and disarray caused by lack of capital which hindered operations as well as growth. Non-payment of fees had resulted in cancellation of several popular channels of programming. Many other programmers were threatening to terminate service. In addition, there were several claims pending against Keys Microcable.

         During fiscal 1999 and the six month period ending December 31, 1999, the following actions were taken to reverse the financial and operational conditions of Keys Microcable:

         - All claims were settled for $159,000 except a lawsuit arising from a traffic accident which is currently being settled by our insurance carrier.

         - More favorable payment terms have been renegotiated with key suppliers of services and programming content.

         - Overall overdue payables of greater than 90 days have been reduced by $130,000.

         - Settlement negotiations are underway with an equipment supplier to return equipment that was received but is not in use. Management anticipates a credit of $170,000 that will further reduce overdue payables.

         Investments in capital equipment and maintenance programs to improve signal quality and programming content were also made. These investments have resulted in a significant increase in customer satisfaction based on surveys of the subscribers. Investments included enhanced power back up equipment as well as increased levels of maintenance spares.

         Investments were made to increase sales staff and local advertising programs. Since April 1999 the number of equivalent billing unit subscribers has increased by over 13% and the number of premium channel subscriptions has increased over 100%. Increased marketing to developers of new commercial properties and government agencies could substantially increase the total subscriber count by the end of the current fiscal year.

         Keys Microcable provides Telecom Wireless with a wireless platform on which to add additional "bundled" services such as Internet access and voice over Internet protocol . To offer wireless two-way, high speed Internet access will require a significant capital investment. This investment may be as high as $300,000 in capital equipment costs in the second and third fiscal quarters with $5,000 per month in recurring monthly costs. This new service along with web site design and hosting is anticipated to generate incremental annual revenues in excess of $240,000.

DISCUSSION OF AMERICA'S WEB STATION, INC. RESULTS OF OPERATIONS

         America's Web Station, Inc., was founded in January 1997 to provide Internet solutions to the rapidly expanding small- to medium-size business market in southwest Florida. The initial focus was on high-end, database-driven web sites and e-commerce solutions. Dial-up Internet access and web site hosting for businesses subsequently was added. In the first quarter of 1998, America's Web began offering residential Internet service. Revenues increased from $47,000 for the year ended December 31, 1997, to $171,000 for the following fiscal year. However, for the same periods, general and administrative expenses increased from $102,000 to $283,000 due to hardware/software purchases and payroll for additional staff.

         For the six months ended June 30, 1999, revenue decreased to $77,000 from $88,000 for the same period in the preceding year primarily due to the time and effort required of America's Web management to negotiate, document and close its acquisition by Telecom Wireless in July 1999. However, during the same periods, general and administrative expenses decreased from $134,000 to $82,000 due to final payment of equipment leases and staff reorganization.

         Since the acquisition, hardware and software have been expanded and upgraded and new sales and marketing staff have been hired. The staff has been undergoing training with respect to new products and services. Also, America's Web has implemented a marketing campaign that management believes has been favorably received by the local business community. At September 30, 1999, America's Web had 276 Internet access subscribers and 53 web site hosting customers.

LIQUIDITY AND CAPITAL RESOURCES

         Telecom Wireless had a negative cash flow from operations of $1,421,000 and $2,959,000 for the 12 months ended June 30, 1999, and the six months ended December 31, 1999, respectively. Cash flow used in investing activities was primarily for the purchase of equipment and acquisition costs. Cash flow generated by financing activities was primarily from the issuance of stock and short-term debt. As of December 31, 1999, Telecom Wireless had a deficit in stockholders' equity of $2,988,000 and current liabilities exceeded current assets by $4,200,000. Substantial additional cash will be required to implement our business plan. However, changing market conditions and the adverse financial condition of Telecom Wireless, primarily its substantial current liabilities, have made it increasingly difficult to obtain financing.

         Since April 1999, Telecom Wireless has funded its operations and working capital needs primarily through private placements of its equity securities and short-term debt instruments, lease financing and increases in current liabilities. These private placements are discussed in Notes 7, 10 and 14 of the consolidated financial statements of Telecom Wireless Corporation included in this prospectus.

         In addition to normal operating expenses and current indebtedness, Telecom Wireless has incurred substantial obligations payable during 2000 including the following:

         - Telecom Wireless entered into a Master Lease Agreement dated as of July 30, 1999, with the Internet Working Division of Lucent Technologies Inc., as lessor. Subject to certain conditions, the lessor has agreed to provide telecommunications and other equipment to Telecom Wireless and its subsidiaries having a maximum aggregate purchase price of $20,000,000. Telecom Wireless may lease equipment with a value of up to $5,000,000 without having to satisfy certain covenants and financial ratios. To date, Telecom Wireless has received equipment having a value of approximately $1.2 million. Most of the equipment presently is in storage in Albuquerque, New Mexico, awaiting field deployment. Lease payments for the rental of this equipment, increasing to approximately $47,000 per month by March 2000, were scheduled to commence in November 1999, but have been suspended pending completion of an inventory of equipment delivered. The Master Lease Agreement meets the requirements of an operating lease for accounting purposes.

         - In December 1999, Telecom Wireless entered into an agreement with Adaptive Broadband Corporation to purchase broadband wireless telecommunications equipment and services to establish wireless communications networks in North America for small- and medium-sized businesses and consumers. The agreement requires expenditures over its five-year term of approximately $225 million by Telecom Wireless. Telecom Wireless is obligated to, but has not yet placed, a purchase order in the amount of $13,635,375 covering equipment to be delivered this year including equipment to conduct a trial test through Keys Microcable Corporation. Pursuant to that contract, Telecom Wireless was obligated to take delivery of and remit payment on March 15, 2000, for equipment having a purchase price of approximately $3,340,090. Telecom Wireless has not made the required payment and negotiations are continuing with Adaptive Broadband and financing sources to procure the funds necessary to implement the rollout of the wireless broadband strategy in several markets. Additional payments of $3,392,290 each are due on the first day of June, September and December 2000. Telecom Wireless may terminate the agreement without penalty at any time if Adaptive's product technology is not reasonably competitive in the fixed wireless broadband market.

               Adaptive may terminate the Agreement if it is not satisfied with the sales or promotional performance of Telecom Wireless. If Telecom Wireless fails to purchase the amount of equipment specified in the agreement by the end of any calendar year, it will be subject to a penalty equal to five percent of the unpurchased equipment. In the event of termination by Telecom Wireless without cause or termination by Adaptive with cause, then Telecom Wireless must pay Adaptive five percent of the purchase price of the unpurchased equipment for the remainder of the term of the agreement.

         - A convertible promissory note in the principal amount of $700,000 is due and payable in full on April 30, 2000. The conversion rate is $7.00 per share of common stock. Although the holder has registration rights with respect to the common stock, it is probable the holder will not exercise the conversion right unless the market price is substantially higher than the conversion price on the conversion date.

         - HyperLight Network Corporation claims Telecom Wireless is obligated to pay it $900,000, of which $300,000 purportedly was due on each of February 29, March 1 and June 1, 2000. The payment due February 29, 2000, was paid in shares of Telecom Wireless common stock. The payment purportedly due March 1, 2000, has not been made. The parties are in negotiation with respect to the HyperLight investment.

         - In September and October 1999, Telecom Wireless borrowed $625,000 under convertible promissory notes due in October and November 1999. These notes have not been paid. Upon default, the interest rate increased from 10% to 18% per annum. Telecom Wireless, at its option, has the right to convert principal and accrued interest on the notes into the common stock of Telecom Wireless at a price which is equal to 50% of the five-day average closing bid price of the common stock for the period immediately prior to the notice of conversion given by Telecom Wireless. A lawsuit is pending with respect to these notes and other matters as more fully described herein.

         When present management assumed control of Telecom Wireless in mid-April, 1999, the market for Internet and Internet-related stocks was strong. However, since about July 1999, the market for many of such securities has been highly volatile. It has become increasingly difficult for Telecom Wireless to obtain financing, either debt or equity, to fund operations or acquisitions. This has forced Telecom Wireless to obtain high cost short-term financing to cover operating expenses and to forego acquisitions with a significant cash component. Management believes that the ability of Telecom Wireless to obtain funding necessary to implement its business plan will depend upon its ability to adapt the business plan to rapidly changing market conditions and to maintain and expand its management as required to implement that plan.

         Telecom Wireless has adopted the following financing plan:

         - Establish broadband wireless communications networks in North America for small and medium-sized businesses and consumers. We presently plan to market the wireless broadband services on a wholesale basis and to subscribers of ISPs we acquire and others in the communities served by those ISPs.

         - Seek mergers, joint ventures or financing arrangements with larger private or public ISPs and other entities structured primarily with Telecom Wireless equity. These entities may have ISP operational infrastructures already in place and/or may require a source of acquisitions.

         - Seek short- and long-term financing through private placements of debt and equity securities in the capital markets. If possible, Telecom Wireless will seek to finance its longer term requirements with debt rather than equity so as to reduce dilution to stockholders of Telecom Wireless.

         - Mount an aggressive campaign to acquire companies for cash, if available, and otherwise for Telecom Wireless common stock. This will require substantial working capital to fund operating and merger and acquisition expenses and to pay the significant cost of compliance with applicable securities laws.

         There can be no assurance that financing will be available in amounts or on terms acceptable to Telecom Wireless, if at all. Should Telecom Wireless be unsuccessful in its efforts to raise capital, it may be required to curtail operations.

FINANCING ARRANGEMENTS

         JACK AUGSBACK & ASSOCIATES, INC. In March 1999, Telecom Wireless entered into an agreement whereby Jack Augsback & Associates, Inc., West Palm Beach, Florida, agreed to research and find sources for Telecom Wireless' various needs of financing and to make introductions to persons capable of providing such financing to Telecom Wireless. Telecom Wireless agreed to compensate Augsback in the form of fees of up to 10% of gross proceeds to Telecom Wireless, stock purchase warrants and expense reimbursement. The Augsback agreement was effective through December 31, 1999. Pursuant to that agreement, Augsback introduced Telecom Wireless to investors who purchased securities for net proceeds to Telecom Wireless aggregating approximately $3,868,745.

         FIRST EQUITY CAPITAL SECURITIES, INC. First Equity Capital Securities, Inc., New York, New York, raised $1,000,000 in bridge loan financing for Telecom Wireless and introduced Telecom Wireless to a person which loaned it $700,000. Telecom Wireless agreed to compensate First Equity in the form of fees of up to 10% of gross proceeds to Telecom Wireless, stock purchase warrants and expense reimbursement.

         On October 15, 1999, Telecom Wireless entered into a supplemental agreement with First Equity whereby the company agreed, among other things, to issue five-year warrants to First Equity to purchase 300,000 shares of Telecom Wireless' common stock at a price of $.001 per share and to provide piggyback registration rights for the underlying shares. In consideration, First Equity agreed to waive fees due and payable to it. First Equity has exercised the warrant. First Equity and certain of its investors have sued Telecom Wireless as described herein.

         HAMPTON-PORTER. In December 1999 Telecom Wireless entered into an Investment Banking Agreement with Hampton-Porter Investment Bankers. Under the agreement, Hampton-Porter agreed to perform a variety of services on a best efforts basis including advice and counsel regarding strategic business and financial plans, negotiations with potential investors, acquisition candidates, strategic partners and others, introductions to securities broker-dealers, information and analysis of market-making activities in the common stock of Telecom Wireless, and due diligence investigations of third persons at the request of management. The agreement required a non-refundable fee of $500,000 or 550,000 shares of the common stock of Telecom Wireless and three-year warrants for the purchase of an additional 1,000,000 shares exercisable at $5.50 per share. If the 550,000 shares are not free-trading by March 21, 2000, then Telecom Wireless will be obligated to issue an additional 200,000 shares to Hampton-Porter as a penalty. The 550,000 shares have been included in this registration statement. The shares issuable upon exercise of the warrants also have registration rights.

         In addition, Telecom Wireless agreed to pay Hampton-Porter finder's fees up to five percent of the value of transactions introduced by Hampton-Porter to Telecom Wireless. The term of the agreement is one year although it can be terminated by either party on five days' notice.

         In January 2000, Hampton-Porter served as placement agent in a non-public offering to one investor of 100,000 shares of Telecom Wireless common stock for a purchase price of $2.50 per share and three-year warrants for the purchase of an additional 75,000 shares at an exercise price of $2.50 per share for which Telecom Wireless has agreed to pay additional fees.

         THE WALL STREET TRADING GROUP. In March 2000, Telecom Wireless entered into an agreement with The Wall Street Trading Group, San Francisco, California, for the provision of public relations services. Telecom Wireless agreed to issue to Wall Street Trading options for the purchase of 1,000,000 shares of Telecom Wireless common stock at prices ranging from $6.50 to $9.50 per share. The options are exercisable until March 21, 2000, for "free trading shares." In accordance with interpretations by the Securities and Exchange Commission, Telecom Wireless is not presently able to register the option shares for public sale. Accordingly, it is unlikely these options will be exercised in the near term, if ever.

         OTHER FINANCING ARRANGEMENTS. The Roberts Family Trust is controlled by James C. Roberts, Chairman of the Board, and Lynne K. Roberts, a Vice President and the spouse of Mr. Roberts. In April 2000, the Roberts Family Trust and Calvin D. Smiley, Chief Executive Officer of Telecom Wireless, agreed to make equity investments aggregating $15 million in Telecom Wireless. The Roberts Family Trust subscribed to purchase 3,400,000 shares of common stock at a purchase price of $2.94 per share, or a total of $10,000,000, and Mr. Smiley subscribed to purchase 2,000,000 shares at a purchase price of $2.50 per share, or a total of $5,000,000. Each paid the purchase price in the form of a one-year, full-recourse promissory note secured by the shares purchased. The buyers are arranging loans also secured by the shares purchased, the proceeds from which will be used to pay principal and interest on the promissory notes. Telecom Wireless has agreed to register the shares purchased and to subordinate its security interest in the shares purchased to the security interest of the lender if required to facilitate the loans. The dates the notes will be paid, in whole or in part, is uncertain. However, the Roberts Family Trust and Mr. Smiley have represented to Telecom Wireless that the registered shares will not be sold for a period of one year after the date of issuance, except as required to meet the requirements of the lenders. In addition, the Roberts Family Trust and Mr. Smiley are subject to stock sale restriction agreements limiting the amount of the Telecom Wireless common stock that they can sell as described under Telecom Wireless' Stock -Shares Available for Future Sale.

         In addition, Telecom Wireless entered into a similar arrangement with John A. Hansen. Mr. Hansen is a substantial shareholder in an entity which owns an Internet service provider which has entered into a non-binding letter of intent to be acquired by Telecom Wireless. Mr. Hansen subscribed to purchase 347,000 shares of common stock at a purchase price of $2.60, or an aggregate of $902,200. He also paid the purchase price in the form of a one-year, full-recourse promissory note secured by the shares purchased.

YEAR 2000 READINESS

         Management is not aware of any year 2000 problems experienced or yet to be resolved by Telecom Wireless or its subsidiaries or any of their major vendors or service providers. Year 2000 problems are the result of computer programs using two digits rather than four to define the applicable year. As a result, date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The concern was that lack of year 2000 readiness could have resulted in system failures or miscalculation causing disruptions of operations.

                                    BUSINESS

OVERVIEW

         Telecom Wireless Corporation is an Internet communications company which intends to capitalize on the convergence of video, voice and data communications on the Internet. The company's business plan calls for deployment of a wireless broadband network and initial rapid growth through acquisitions and subsequent organic growth. Telecom Wireless intends to accomplish its objectives by providing access or "connectivity" for Internet and other electronic communications, Internet content and electronic commerce, and other communications services. Its target markets include both residential and business customers.

         Key elements of Telecom Wireless' business plan are:

         - acquiring and consolidating geographically disparate ISPs and CLECs;

         - standardizing and centralizing the back office operations of acquired companies, integrating their networks into a broadband network and providing them with national customer and technical support services directly or by outsourcing;

         - Development of a fixed wireless broadband network in order to provide a full range of bundled services and fast and reliable Internet access to customers of owned and non-owned ISPs and CLECs.

         - developing and offering additional value-added products and services to business customers and consumers, such as bundled video, voice and data products and services; and

         - building customer loyalty and gaining market share through unified branding.

         Most of Telecom Wireless' business plan has yet to be implemented. The company now owns and operates an ISP, America's Web Station, Inc., and a wireless cable television system, Keys Microcable Corporation. Over the past few months, we have conducted accounting and legal due diligence and, in many cases, extensive contract negotiations, with several ISP and application service provider acquisition candidates. Telecom Wireless has entered into non-binding term sheets with six potential acquisition candidates. Consummation of any of these acquisitions is subject to negotiation and execution of a definitive acquisition agreement, completion of due diligence, receipt of legal opinions, financing, regulatory compliance and other matters.

         The ability of Telecom Wireless to remain in business and implement its business plan depends upon a variety of factors, primarily financing and the ability to attract and retain employees having the necessary skills. Funding operations and acquisitions has been and is expected to continue to be the major impediment to implementing our business plan. We need capital to sustain operations and to consummate acquisitions. Management can give no assurance that Telecom Wireless' capital requirements can be satisfied at all or on reasonable terms.

CURRENT OPERATIONS

         Telecom Wireless currently conducts operations through two subsidiaries, Keys Microcable Corporation and America's Web Station.

         KEYS MICROCABLE CORPORATION. In June 1998, Telecom Wireless acquired all the issued and outstanding stock of Keys Microcable Corporation. Keys Microcable has operated a 32-channel wireless cable television system in the lower Florida Keys and Key West, Florida, since 1994. Television programming received from satellites is retransmitted to residential, business, and maritime subscribers in the Key West geographic area. The signals are transmitted from a single transmitter location and are received by small antennas that are installed by Keys Microcable at each subscriber location. Typically, each subscriber location services a single residence or business. There are locations however, such as hotels, condominium associations and marinas that service multiple subscribers from a single antenna. At some of these locations additional equipment such as signal amplifiers and splitters are required.

         Keys Microcable is performing engineering studies to expand its product line in its service area to provide wireless Internet services to subscribers and new customers. The expanded capabilities will include voice-over-Internet protocol. Keys Microcable served approximately 1,600 cable TV subscribers as of September 30, 1999.

         AMERICA'S WEB STATION, INC. In July 1999, Telecom Wireless acquired all the stock of America's Web Station, Inc. America's Web was founded in 1997 to provide Internet solutions to the rapidly expanding small- to medium-size business market in southwest Florida. The initial focus was on high-end database-driven web sites and e-commerce solutions. Dial-up Internet access and web site hosting for businesses subsequently were added. In the first quarter of 1998, America's Web began offering residential Internet service. Its customer base has grown largely as a result of referrals. At September 30, 1999, America's Web had 276 Internet access subscribers and 53 web site hosting customers.

         Other than the operations of the Keys Microcable and America's Web Station subsidiaries, the primary focus of management at present is to raise necessary capital for both operations and acquisitions. The company's financing team has had numerous meetings over the past few months with investment bankers and other potential financing sources. In addition, management has met with larger ISPs regarding possible management of our acquired ISPs on an outsourcing basis. Management believes that these efforts will result in financing adequate to implement our business plan, although we cannot assure whether or when that will occur.

         In addition, Telecom Wireless has entered into two equipment agreements which will enable it to build the infrastructure required to implement its business plan, including building a broadband wireless network, when adequate funding is obtained.

         ADAPTIVE BROADBAND CORPORATION. One equipment agreement was entered into in December 1999 with Adaptive Broadband Corporation. The agreement with Adaptive Broadband contemplates purchase by Telecom Wireless of broadband wireless telecommunications equipment and services to establish wireless communications networks in North America for small- and medium-size businesses and consumers. The broadband services offered by fiber, cable and digital subscriber lines networks are not suited to all geographic areas for reasons including short service reach, in the case of digital subscriber lines, equipment and interconnect problems, and installation time and cost. Adaptive has represented that its technology offers wireless line of sight data transmission rates of 25 megabits per second (Mbps) with 100 Mbps planned for later this year. These transmission rates would provide capacity for simultaneous real-time video conferencing, transmission of full streaming video, web surfing and transmission of data files. The wireless point to multi-point system will enable installation of networks at a lower cost and in a much shorter period of time as compared to a "wired" network.

         Each market will be served by one or more cells located on rooftops. Each cell will include a switch, a base station radio and an antenna with up to six operational sectors each. Each sector will cover 60 degrees of market area and will have a through-put capacity of 25 Mbps, for a maximum of approximately 155 Mbps per cell. Penetration of a market area may begin with one cell, then expand to multiple cells as demand increases.

         Antennas with integrated radios will be installed on rooftops at residences and multi-tenant residential and commercial buildings. A cable will connect the rooftop installation to equipment installed inside the building which will convert the wireless signals to digital subscriber line signals for transmission without significant loss of bandwidth through copper wire to the customer's receiving units in the building.

         Telecom Wireless plans to deploy Adaptive Broadband equipment in both the licensed multimedia distribution system frequency spectrums as well as the unlicensed national information infrastructure. The unlicensed national information infrastructure spectrum was set aside by the FCC to facilitate rapid and inexpensive wireless access to informational resources by educational institutions, business, industry, and consumers.

         The agreement with Adaptive Broadband requires expenditures over its five-year term of approximately $225 million by Telecom Wireless. We are obligated to, but have not yet placed, a purchase order in the amount of $13,635,375 covering equipment to be delivered in 2000. Pursuant to that contract, Telecom Wireless was obligated to take delivery of and remit payment on March 15, 2000, for equipment having a purchase price of approximately $3,450,090. Telecom Wireless has not made the required payment and negotiations are continuing with Adaptive Broadband and financing sources to procure the funds necessary to implement the rollout of the wireless broadband strategy in several markets. Subject to the availability of capital, we plan to rapidly deploy wireless broadband services in a substantial number of markets. Initial planning for a five-city rollout is currently under way.

         Either party may terminate the agreement if the other party is, among other things, insolvent, bankrupt or is unable to pay its debts. In addition, Adaptive Broadband may terminate the agreement if it is not satisfied with the sales or promotional performance of Telecom Wireless. In the event Adaptive Broadband should breach the agreement, including infringement of its technology on the rights of others, the indemnification obligation of Adaptive Broadband to Telecom Wireless is limited to the purchase price of the infringing product. The costs to the company of defending infringement litigation and securing necessary licenses could substantially exceed that amount.

         LUCENT TECHNOLOGIES LEASE/FINANCING. Telecom Wireless entered into an equipment agreement styled as a Master Lease Agreement dated as of July 30, 1999, with the Internet Working Division of Lucent Technologies Inc., as lessor. Subject to certain conditions, Lucent has agreed to provide telecommunications and other equipment to Telecom Wireless and its subsidiaries having a maximum aggregate purchase price of $20,000,000. Telecom Wireless may lease equipment with a value of up to $5,000,000 without having to satisfy certain covenants and financial ratios. To date, Telecom Wireless has received equipment having a value of approximately $1.2 million. Most of the equipment presently is in storage in Albuquerque, New Mexico.

         Among other potential uses, Telecom Wireless may use Lucent equipment to build a high-capacity asynchronous transfer mode voice and data network, which will allow Telecom Wireless to provide high quality, high-speed voice and data network services to corporations, alternative carriers and ISPs. The revenue generating services that could be offered through such a network include high-speed asynchronous transfer mode and frame relay backbone connections, dedicated and dial-up Internet access, and virtual private networks which are restricted access Internet-based networks established by businesses for internal use such as among employees, vendors and customers.

POTENTIAL BUSINESS PROSPECTS

         Telecom Wireless reviews transactions which may provide business or investment opportunities in the future. Whether these transactions will result in benefit to Telecom Wireless is unknown.

         HYPERLIGHT NETWORK CORPORATION.

         Telecom Wireless is investigating a new technology owned and being developed by HyperLight Network Corporation which involves software and hardware modulation and compression equipment that appears to be able to transmit data at rates as high as 45 megabits per second over traditional copper pair transmission facilities. It also appears to be able to support the 45 megabits per second transmission over a coast-to-coast dial-up telephone call and with feasibility of transmission over fiber cable, wireless and coaxial cable under investigation. The technology is in the development stage. Management has been informed by HyperLight that it has entered into a testing and development agreement with an independent third party to ascertain, among other things, commercial viability of the technology.

         TECHNOLOGY MARKETING AND LICENSE AGREEMENT. In September 1999 Telecom Wireless entered into a five-year agreement with HyperLight granting Telecom Wireless a non-exclusive world-wide license to market the new broadband technology. The agreement required Telecom Wireless to pay to HyperLight a license fee equal to 50% of any revenues generated under the license. The agreement was terminable by HyperLight if Telecom Wireless failed to place an order for the products backed by a $50 million irrevocable letter of credit by November 1, 1999. HyperLight has given us notice of termination of the license agreement as no purchase order was submitted and no letter of credit was presented.

         SUBSCRIPTION AGREEMENT. In September 1999 Telecom Wireless entered into a subscription agreement with HyperLight to purchase 250 shares of HyperLight's Series C common stock in exchange for 500,000 shares of Telecom Wireless's common stock. The subscription agreement required that we file a registration statement including the shares issued to HyperLight no later than October 15, 1999. In addition, the fair value of the shares issued by Telecom Wireless was to be not less than $5,000,000 supported by an independent appraisal. In November 1999 HyperLight rescinded the offer to sell its securities contained in the subscription agreement due to our failure to pay for the equity interest in HyperLight. Subsequently, Telecom Wireless delivered the 500,000 shares to HyperLight. The subscription agreement provides that HyperLight will retain possession of the 250 shares of its Series C common stock until the earlier of our completing payment of our obligations under the interim funding agreement described below or the sale by HyperLight of more than 50,000 shares of our common stock pursuant to the registration statement.

         INTERIM FUNDING AGREEMENT. In September 1999 Telecom Wireless entered into an agreement with HyperLight in which HyperLight agreed to assist Telecom Wireless in making arrangements to acquire an equity interest in Vision Tek, L.P.(Vision Tek). In exchange, Telecom Wireless agreed to pay $1,200,000 to HyperLight in four installments of $300,000 each over a period of nine months. The first installment was paid by FlashNet Communications, Inc. as discussed below. Telecom Wireless has acquired the equity interest in Vision Tek. HyperLight agreed to extend the date for payment of the installment due on December 1, 1999, to February 29, 2000. That installment was paid in shares of Telecom Wireless common stock. The installment purportedly due on April 1, 2000, has not been paid.

         VISION TEK, L.P. - ASSIGNMENT AND SUBSCRIPTION AGREEMENT. In September 1999 Telecom Wireless entered into an agreement to purchase a 2% liquidating interest in Vision Tek for $400,000. The interest was purchased by FlashNet but subsequently was acquired by Telecom Wireless as described below. The interest in Vision Tek will entitle us to a distribution of 50 shares of Series B Common stock of HyperLight at such time as the shares are distributed to the partners of Vision Tek by its liquidator. HyperLight has represented to us that the 250 shares of Series C common stock and the 50 shares of Series B common stock aggregate 4.9% of the currently outstanding capital stock of HyperLight.

         FLASHNET TRANSACTIONS. In September 1999 Telecom Wireless assigned its rights under the subscription agreement, interim funding agreement and the assignment and subscription agreement to FlashNet which paid the initial $300,000 installment to HyperLight under the interim funding agreement and $400,000 to the seller of the 2% interest in Vision Tek. In November 1999 Telecom Wireless reacquired its rights under the assigned agreements, including the equity interest in Vision Tek, for consideration consisting of a promissory note due in April 2000 in the principal amount of $700,000 payable to FlashNet and convertible into Telecom Wireless common stock at $7.00 per share.

         SUBSEQUENT NEGOTIATIONS. In December 1999, Telecom Wireless issued an additional 452,381 shares of its common stock to HyperLight in exchange for the agreement of HyperLight to waive the appraisal provision in the subscription agreement, to extend the maturity date of the $300,000 installment due December 1, 1999, under the interim funding agreement to February 29, 2000, and to continue renegotiating the agreements in good faith. The ultimate outcome of these negotiations is unknown.

         Although we claim that the agreements with HyperLight have either been terminated or are unenforceable, we also believe we will be successful in renegotiating the transactions. However, if Telecom Wireless is not able to pay all of the $900,000 claimed to be due under the interim funding agreement, HyperLight may claim it has the right to exercise remedies under the interim funding agreement and the subscription agreement. One alternative that may be available to HyperLight is to return the 952,381 shares of Telecom Wireless's common stock to us, retain all payments made under the interim funding agreement and cancel the 250 shares of its Series C common stock. The other alternative is to sue on the debt and retain possession of the 250 shares of HyperLight's Series C common stock until the obligations are paid in full.

         In addition, we are in discussions with venture capitalists and others to provide the necessary financing under any sales or marketing agreements that may be negotiated. At present, we have no financing commitments and can give no assurance that financing can be obtained at all or upon reasonable terms. For all of these reasons, whether the technology will have any value to Telecom Wireless is speculative. Even though there is substantial uncertainty, management believes that our equity interest in HyperLight and the license agreement, if successfully renegotiated, could have substantial value if the commercial viability of the technology is established.

INDUSTRY BACKGROUND

         GROWTH OF THE INTERNET.

         The Internet has become a global medium that enables millions of people to obtain and share information, communicate and conduct business electronically. The Internet has grown rapidly since its introduction to the general public in the early 1990's. Factors driving the growth in the number of Internet users and the number of web sites include:

         -     the large and growing installed base of personal computers;

         - advances in the performance and speed and reduction in cost of personal computers and modems;

         -     improvements in network infrastructure;

         -     easier and cheaper access to the Internet;

         - the increasing importance of the Internet as a communications medium, information resource and sales and distribution channel; and

         -     reliability of service by Internet access providers.

         ACCESSING THE INTERNET.

         Internet access services are the means by which ISPs interconnect business and consumer users to the Internet's resources. Access services vary from dial-up modem access for individuals and small businesses to high speed dedicated transmission lines for broadband access by large organizations. An ISP provides Internet access either by developing a proprietary network infrastructure or by purchasing access service from a wholesale access vendor, or through a combination of both. The rapid development and growth of the Internet have resulted in a highly competitive and fragmented industry consisting of a few large national and regional ISPs and a substantial number of local ISPs with small subscriber bases. Most ISPs operate within a single state or city, with only a handful of ISPs, such as EarthLink and MindSpring, which are in the process of merging, having expanded the scope of their operations from a single region to nationwide coverage. Due to the disparity between the large number of smaller ISPs with limited resources and the emergence of a limited number of national ISPs with their associated economies of scale, the ISP industry is expected to undergo substantial consolidation.

         GROWTH IN ELECTRONIC COMMERCE.

         For many businesses, the Internet has created a new communication and sales channel that enables companies to interact with large numbers of geographically dispersed consumers and businesses. In the last several years, many companies have emerged that focus solely on the Internet as the preferred medium for selling products or delivering services directly to purchasers, bypassing traditional wholesale and retail channels. Furthermore, traditional businesses are implementing sophisticated web sites to effect electronic commerce initiatives that offer competitive advantages. These businesses are deploying an expanding variety of Internet-enabled applications, ranging from web site marketing and recruiting programs to on-line customer interaction systems and integrated purchase order and "just-in-time" inventory solutions for key customers and suppliers. These capabilities require increasingly complex web sites and support operations. In addition, advances in on-line security and payment mechanisms are alleviating concerns associated with conducting transactions in an open-platform environment, thus prompting more consumers and businesses to use the Internet in conjunction with purchases and more businesses to offer a greater breadth of electronic commerce services.

         OUTSOURCING OF INTERNET OPERATIONS.

         As the Web increasingly becomes synonymous with electronic commerce, businesses are placing greater emphasis on their Internet transaction and communication operations. Internet-based companies, and to a growing extent, traditional businesses, require non-congested and scalable Internet operations to allow them to perform digital communication and commerce transactions globally over the Internet. Due to constraints posed by the lack of technical personnel with Internet skills or experience, the high cost of advanced networking equipment and the complexity of innovative web solutions, many businesses are unable internally to develop, maintain and continually enhance their facilities and systems to conduct desired levels of Internet-based activities. As a result of these constraints and other factors, many businesses are seeking to outsource their facilities and systems requirements as the preferred means for providing electronic commerce solutions. To this end, an increasing demand is developing for:

         - dedicated and broadband Internet access services to support reliable, high speed and/or constantly connected Internet access and communication;

         - web hosting and co-location services which enable businesses to obtain equipment, technical expertise and infrastructure for their Internet needs on an outsourced basis; and

         - end-to-end electronic commerce solutions to sell goods and services on the web in a secure transaction environment.

         By outsourcing their facilities and systems needs, businesses are able to focus on their core competencies rather than expending vital resources to support their Internet operations.

         THE OPPORTUNITY FOR INTERNET SERVICE PROVIDERS.

         Management believes the number of businesses and consumers accessing the Internet will increase significantly in the foreseeable future. Additionally, as businesses and consumers are developing greater levels of comfort in the use of the Internet for electronic commerce, businesses are increasingly implementing sophisticated electronic commerce solutions which, in turn, require significantly greater bandwidth and other business services. In response, an increasing number of ISPs are augmenting their basic Internet access services with a wide range of business services, including web hosting and Internet security. These ISPs will be positioned to attain greater economies of scale through lower network expansion and marketing costs on a per-subscriber basis. Management believes that only a few ISPs, and in particular, national ISPs, will be in a position to benefit fully from this continued growth. These ISPs likely will be characterized by:

         -     quick response to market demands;

         -     reliable coverage on a nationwide basis;

         -     superior technical skills and customer support capabilities;

         -     electronic commerce expertise and business services capabilities;

         - brand name recognition and the ability to exploit multiple marketing channels; and

         -     relatively lower network costs.

         THE OPPORTUNITY FOR COMPETITIVE LOCAL EXCHANGE CARRIERS.

         The passage of the 1996 Telecommunications Act created a legal framework for competitive telecommunications companies to provide local analog and digital communications services in competition with the traditional telephone companies. The 1996 Telecommunications Act eliminated a substantial barrier to entry for competitive telecommunications companies by enabling them to leverage the existing infrastructure built by the traditional telephone companies, which required a $200 billion investment by these telephone companies and their ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Telecommunications Act requires traditional telephone companies, among other things, to:

         - allow competitive telecommunications companies to lease copper lines on a line by line basis;

         - provide central office space for the competitive telecommunications companies' digital subscriber line and other equipment used to connect to the leased copper lines;

         - lease access on their inter-central office fiber backbone to link the competitive telecommunications companies' equipment; and

         - allow competitive telecommunications companies to use their operational support systems to place orders and access their databases.

         The 1996 Telecommunications Act was designed to create an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers. These incumbent carriers cannot provide long distance service until regulators determine that there is competition in the incumbent carrier's local market.

OUR STRATEGY

         The goal of Telecom Wireless is to become a full-service national provider of Internet connectivity and enhanced Internet services to both the consumer and business markets by combining national scale with local presence. We intend to provide broadband connectivity through wireless and other technologies, if available, to customers at an economical rate and to rapidly integrate our acquisitions into a national network. Broadband connectivity, if available, will allow us to offer bundled services at high speeds and to develop and offer additional value-added products and services.

         We intend to create shareholder value by building scale through the acquisition, consolidating and integrating fragmented, independent ISPs and CLECs, and then leveraging our large scale to increase revenues and reduce costs. The key elements of our strategy to accomplishing this goal include:

         - acquiring and consolidating independent ISPs and CLECs for cash and/or our common stock;

         - development of fixed wireless broadband access in order to provide a full range of bundled services and fast and reliable Internet access services;

         - standardizing our acquisition documents and procedures to minimize costs;

         - standardizing and centralizing the back office operations of our acquisitions to capture operational efficiencies of scale by leveraging our national network infrastructure and customer support services;

         - developing and offering additional value-added products and services to increase revenues from existing and future customers; and

         - building customer loyalty and gaining market share through branding.

         GROWTH THROUGH ACQUISITIONS.

         We intend to establish a national presence and critical customer mass by acquiring the stock or assets of, or making significant investments in, established, independent ISPs and CLECs in selected geographic areas throughout the U.S. We expect that these acquisitions will broaden our market presence and expand our ability to offer new products and services. Given the competitive market pressures, we believe that these providers will continue to be attracted to and benefit from the consolidation opportunity we provide. At present, Telecom Wireless does not have any current plans, arrangements, agreements or understandings with potential acquisition partners.

         STANDARDIZE AND CENTRALIZE OPERATIONS AND CAPTURE ECONOMIES OF SCALE.

         ISPS. More and more businesses are looking to ISPs as a source of multi-tiered or bundled products and services. As businesses look to expand their use of electronic commerce solutions, ISPs must respond by offering the bandwidth, products and services required to meet this demand. The Internet provides an additional medium for businesses to market their products and services, and it provides consumers with a method to research, compare, and purchase these products and services.

         In addition to providing Internet access, ISPs traditionally offer services to accommodate these needs. During the acquisition process Telecom Wireless will evaluate each candidate's ability to offer these various services and a "best in class" will be identified whenever possible. Telecom Wireless will consolidate the service offerings of each acquisition into this "best in class" organization. This will reduce costs and build the expertise required to gain market leadership.

         CLECS. CLECs compete with incumbent local exchange carriers, which are sometimes referred to as Baby Bells, through low-cost resale agreements and value-added bundled service packages. Initially, CLECs operated as basic telephone service resellers. CLECs have evolved by positioning themselves as integrated communications providers, offering a full suite of telecommunications services that includes providing customers with voice, data, Internet and video services. Integrated communications providers are often a result of strategic partnerships or merged communication companies. The deregulation of the telecommunications industry, changes in policy, and technological advances have expanded service options for CLECs.

         Telecom Wireless intends to integrate the broadband wireless and copper pair technology into the CLECs it acquires. The ability to provide a high bandwidth connection at a significantly lower cost than the Baby Bells will create opportunities for immediate market penetration and higher margins.

         The organizational plan Telecom Wireless implements will be a critical component of its ability to manage the rapid internal growth and disparate operational units obtained through acquisitions. Telecom Wireless plans to consolidate acquired ISPs and CLECs into as many as eight geographically positioned operating units. At the same time, core administrative functions must be centralized to obtain scale efficiencies and improve margins. We currently plan to centralize network and back office administrative operations in Denver, Colorado.

         REGIONAL ROLL-UPS.

         Telecom Wireless will hire key individuals from acquired businesses to ensure a smooth transition and maintain local institutional knowledge. We expect this will allow local operating units to maintain local presence as Telecom Wireless develops its national brand. To help integrate acquisitions, Telecom Wireless will establish integration teams. Each integration team will consist of skilled technical and marketing personnel. The integration team will have the responsibility to help with the overall centralization, standardization, and eventual branding of the local company as a part of the Telecom Wireless network. Additionally, Telecom Wireless' accounting staff will work with the integration team to centralize the accounting and billing systems which we expect to be able to accomplish immediately after the acquisition. Telecom Wireless expects that integration of other systems initially will require about 60 days for any acquisition, although total integration of operations may take several months. Upon completion of the initial integration process, the operating units will begin executing the marketing and branding programs established by Telecom Wireless to expand its customer base and improve its customer retention.

         CONSOLIDATION OF FUNCTIONS.

         In order to maximize operating efficiencies and back office functions, marketing, research, and network maintenance will be headquartered in one location. Additionally, Telecom Wireless must take steps to maintain our existing customers, attract new customers, offer new services, and increase margins, such as establishing a common billing system, centralizing technical support functions, and creating a national operations center to monitor the entire network. Telecom Wireless recognizes that rapid and orderly consolidation and integration of ISP operations is essential to increase profitability and for orderly growth. We estimate reductions of ISP operating costs by approximately 10% with a carefully executed plan of consolidation and integration. However, the cost of integration and consolidation will be substantial.

         Our aggressive approach to consolidation must be tempered as local, independent ISPs often are viewed by their subscribers as providing superior service to that of national ISPs. Management believes that consolidation efforts by national ISPs have been seriously flawed by a lack of sensitivity to the essentially local nature of many ISP businesses, which often results in sharply increased subscriber turnover rates after acquisitions, and subsequent loss of revenue. Telecom Wireless' efforts will be tempered with the understanding that much of the appeal of acquired ISPs is based on the perception by subscribers that their ISP is a local business.

         - ACCOUNTING: A high priority for Telecom Wireless is installing a common intranet accounting platform across all ISPs. Telecom Wireless is currently evaluating accounting and billing platforms for implementation. The selected platform will be flexible enough to include on one bill all products and services we may choose to offer in the future and be scalable to include any number of subscribers.

         - CONSOLIDATED TECHNICAL SUPPORT: Telecom Wireless plans to maintain a national telephone technical support center to handle all consumer problems, service inquiries and new subscriptions. Such a center would reduce the need for support staff at each location, improve service and facilitate our national marketing effort.

         - WEB DESIGN AND STORAGE: It is our goal to move all ISP web design and maintenance to one location. Such a strategy should eliminate the need for programmers at each local ISP.

         - SYSTEMS ADMINISTRATION: Because so much of the cost of operating an ISP is bound up in telecommunications, a natural inclination is to quickly consolidate the technical operations that support and monitor telecommunications. Each ISP maintains its own modem banks, local area network or local area network, and routing to the Internet. In addition, each ISP may have its own upstream backbone as well as a CLEC. With all these interacting factors, we plan to favor the quality of service over speed of consolidation.

         It is not the intent of Telecom Wireless to "re-invent" the wheel when it comes to establishing these operational elements. While it is possible for Telecom Wireless to build them internally, Telecom Wireless may seek to acquire or merge with a national ISP which has many of the elements already in place. Telecom Wireless may also seek to outsource ISP management to third parties having excess capacity.

         INTEGRATION OF ISPs AND CLECs.

         Telecom Wireless' business plan calls for providing high-speed connectivity and common services across ISPs and to all our subscribers. To accomplish this goal, we will take a multi-faceted approach to integration of ISPs. Telecom Wireless presently intends to utilize a "hub and spoke" configuration.

         - CRITICAL MASS: For any ISP to be integrated, it must either: (a) have sufficient capacity and staff to stand alone profitably and act as a regional hub for smaller external acquisitions in the same or contiguous regions or (b) be absorbed as an external acquisition in a region where a Telecom Wireless hub already exists. These smaller assets become spokes of the regional wheel.

               Our plan calls for hub ISPs to "reside" on network access points providing redundant high speed access to the Internet. Each hub will be equipped with high capacity switches capable of handling voice and data traffic. Where appropriate, Telecom Wireless intends to obtain CLEC status either by acquisition or application to take advantage of the options such a designation offers. Collectively, these hubs will form a larger critical mass justifying connection of an asynchronous transfer mode backbone to form a ubiquitous wide area network to be administered by Telecom Wireless staff at a central network operations center expected to be housed in Denver.

               In addition to providing a high speed-switching platform, we plan that each hub ISP will provide the full compliment of connectivity options including high-speed wireless access via local metropolitan area wireless networks.

         - BASELINE EVALUATION: Each potential acquisition will be evaluated for baseline service capability, hardware suitability, and strategic location and importance. Such an evaluation will help in determining the cost and types of equipment that must be added and/or upgraded, staffing, and marketing. This evaluation and screening process also assists in determining a best course to reduce or eliminate the cost of "last mile" services.

         - VERTICAL INTEGRATION OF SERVICES: We expect our ISPs will offer connectivity options including 56 Kb dial up, dedicated high speed access including digital subscriber lines, and point-to-point and multipoint wireless connectivity. Our applications will include web design and hosting and provision of all necessary components for electronic commerce, such as construction of relational databases and market baskets.

ACQUISITION STRATEGY

         Growth through acquisitions represents the principal strategy of our business plan. We expect to deepen and broaden our market presence, strengthen our Internet connectivity, and enhance service capabilities through acquisitions. Our early acquisitions will provide regional integration hubs to validate our technology and marketing plans and provide network infrastructure. When our hub operations are identified, we will target for acquisition ISPs and CLECs to increase our density in these markets. We will focus on acquisition criteria including the following:

         -     rapid revenue and customer growth;

         -     low customer turnover;

         -     limited competition; and

         -     enhanced products and services offered.

         We believe ISPs and CLECs in our target markets will be attracted to and benefit from the opportunity to affiliate with us, based upon, among other factors:

         - empowering managers to use their local market knowledge to build market share and density by providing services and products best suited for these areas; and

         - offering a combination of liquidity and upside potential through equity ownership in a publicly traded entity to current owners and employees.

         We expect that consolidation will create added value through centralizing operations and systems, sharing of technology, branding and bundling products and services. We plan to integrate acquired operations at a divisional group level to:

         -     eliminate redundant network costs;

         -     consolidate operations; and

         -     retain sales staff and key managers.

         Our plan is to pursue a regional acquisition strategy by targeting independent, local ISPs in selected geographic areas. In each area, we will seek a larger ISP to serve as the vehicle for integrating and optimizing the networks and operations. In general, the acquisitions in each region will be consolidated into integrated operating subsidiaries that are wholly owned by us. In certain instances, some of the acquired providers may continue to exist as separate, wholly owned subsidiaries, but operated as part of the local operating region.

MANAGEMENT OF TELECOM WIRELESS' GROWTH

         To implement our plan to expand rapidly through acquisitions, we will need to implement additional management information systems capabilities, further develop our operating, administrative and financial and accounting systems and controls, improve coordination between engineering, accounting, finance, marketing and operations, and hire and train additional personnel.

         Our ability to manage rapid growth and disparate operational methodologies will be dependent upon the operational plan we will implement to integrate and consolidate these new operations. We plan to employ managers in each of our geographical divisions to ensure the implementation of our operational plan and the smooth transition of each of these operations. Our plan generally is to identify employees of acquisitions who we believe have the necessary technical and management skills to fill these positions.

         We intend to roll our ISPs and CLECs into geographic operating divisions. We presently plan to have up to seven operating divisions, including Pacific, Mountain, Southwest, Midwest, Northeast and Atlantic. Acquired operations will be required to maintain local presence as we begin national branding. We plan to establish integration teams to help integrate our acquisitions.

         We must establish, complete and expand our national network infrastructure and support services to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. This will require that we enter into agreements with providers of infrastructure capacity and equipment and support services. We do not yet know whether any or all of the requisite agreements can be obtained on satisfactory terms and conditions.

         To exchange traffic with ISPs and CLECs without incurring transit costs, we must establish and maintain peering relationships. As Internet access and related services have expanded, so have peering relationships and settlement charges continued to evolve. A small group of dominant national ISPs have driven corporate peering policies. If the major national ISPs increase requirements to maintain peering relationships with them, we may have to comply with those additional requirements to maintain peering relationships. We also anticipate expanding and adapting our network infrastructure to respond to a growing customer base, increased demands to transmit larger amounts of data and changes to our customers' product and service requirements. The expansion and adaptation of our network infrastructure will require substantial financial, operational and managerial resources.

         While we believe there are various economies and efficiencies of scale that can be realized as a result of acquiring and integrating businesses, consolidating these businesses and implementing our strategic integration may take significant time, will strain our resources, and could subject us to additional expenses during the integration process. Our efforts to integrate businesses we have acquired successfully and in a timely manner pose special challenges. Whether we are able to do so effectively will have a material effect on our business, financial condition and results of operations.

         We do not have the capital, personnel, equipment, procedures or systems in place required to implement our integration, consolidation and standardization plan. In the short term, the businesses we acquire will operate on a largely independent basis as subsidiaries of Telecom Wireless, generally retaining their personnel, systems, procedures and employee benefits. Depending upon the availability of capital, we will gradually implement the integration, consolidation and standardization aspects of our business plan. This means Telecom Wireless may not realize operational cost savings for a significant period of time. However, to expedite the process, we may seek to acquire or merge with one or more companies having established operational infrastructures and the capacity to integrate, consolidate and standardize our operations quickly and on a cost-effective basis.

COMPETITION

         The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as use of the Internet grows. The rapid growth and potential market size of the Internet access market has attracted many new start-ups, as well as existing businesses from different industries. In addition to other national, regional and local ISPs and CLECs, current and prospective competitors of Telecom Wireless include long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers. We believe the primary competitive factors determining success for ISPs in the markets we expect to serve are:

         -     a reputation for reliability and high quality service;

         -     effective customer support;

         -     access speed;

         -     pricing;

         -     effective marketing techniques for customer acquisition;

         -     ease of use; and

         -     scope of geographic coverage.

         We believe that national providers lack a local presence that customers demand and local providers lack the technical and human resources required to offer enhanced services cost effectively. By creating a national network of ISPs and CLECs, our customers will obtain the benefits of a global infrastructure with personal, around-the-clock customer support. We believe that national scale and local presence will result in long term customer loyalty and help expand our customer base. We intend to enhance this value as we continue to develop by expanding our network through acquisitions and strategic vendor relationships and providing a comprehensive array of enhanced, higher-margin products and services such as electronic commerce.

         ISPs.

         Our current primary competitors include other ISPs with a significant national presence which focus on business customers. These competitors include UUNet, GTE Internet working, PSINet, Concentric Network and DIGEX. While we believe that our planned level of local service and support and focus on the target market will distinguish us from these competitors, most of them have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet backbones. We also compete with unaffiliated regional and local ISPs in our targeted geographic regions

         TELECOMMUNICATIONS CARRIERS.

         All the major long distance companies, which are also known as interexchange carriers, including AT&T, MCI, and Sprint, offer Internet access services and compete with us. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional bell operating companies, to enter the ISP market. To address the Internet connectivity requirements of the current business customers of long distance and local carriers, interexchange carriers are partnering with, and/or acquiring, ISPs. The WorldCom/MFS/UUNet consolidation, the NETCOM/ICG merger, the Intermedia/DIGEX merger, and GTE's acquisition of BBN are examples. Accordingly, we expect that Telecom Wireless will experience increased competition from the traditional telecommunications carriers. Many telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may be able to bundle Internet access with basic local and long distance telecommunications services. Bundling services may make it more difficult to compete effectively with the telecommunications providers and may result in pricing pressure that would have an adverse effect our business, financial condition and results of operations. We believe combining local presence with a strong technical and data-oriented sales force could be an important feature distinguishing us from the centralized voice-oriented sales approach typified by the current Internet connectivity services offered by the interexchange carriers and local exchange carriers.

         CABLE COMPANIES, DIRECT BROADCAST SATELLITE AND WIRELESS COMMUNICATIONS COMPANIES.

         Many major cable companies have announced that they are exploring the possibility of offering Internet connectivity, by using cable modems and upgrading their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant, equipment and infrastructure to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential, which requires that they join with business-focused providers or undergo massive sales and marketing and network development efforts to target the business sector. Several announcements also have recently been made by other alternative service companies that are approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies, which currently offer high-speed Internet access to business customers.

         ON-LINE SERVICE PROVIDERS AND CABLE AND TELEPHONE COMPANIES.

         The predominant on-line service providers, including America Online, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We plan to compete to a lesser extent with these on-line service providers. The offerings of the on-line service providers may significantly affect the pricing of our service offerings.

         BROADBAND SERVICE PROVIDERS.

         Advanced Internet applications and quicker access require additional bandwidth. In the last year or two, several cable and telephone companies have announced plans to deploy broadband services for high speed Internet access through new technologies such as cable modems and digital subscriber lines. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass our target markets, which may significantly affect the pricing of our service offerings. As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, we expect to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring. We cannot predict the effect that ongoing or future developments may have on us or the pricing of our products and services. We intend to continue to improve our products and services to remain competitive.

         With respect to our potential competitors, we believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will intensify competition. In addition, as consumers and businesses increasingly move on-line in greater numbers, we expect existing competitors to increase further their emphasis on Internet access and electronic commerce initiatives, resulting in even greater competition for us in our markets. The ability of competitors or others to enter into business combinations, strategic alliances or joint ventures, or to bundle their services and products with Internet access, could place us at a significant competitive disadvantage.

GOVERNMENTAL REGULATION

         REGULATION OF INTERNET ACCESS SERVICES

         We provide Internet access, in part, using telecommunications services provided by carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the federal Communications Commission or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the Federal Communications Commission reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996. As a result, our ISP business is not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our ISP services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet service providers.

         Governmental regulatory approaches and policies for Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and in the future we could be exposed to regulation by the Federal Communications Commission or other federal agencies or by state regulatory agencies or bodies. For example, the Federal Communications Commission has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet or Internet protocol switching as "telecommunications providers" even though Internet access itself would not be regulated. The Federal Communications Commission is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low income consumers, or should pay carrier access charges on the same basis as regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol based telephony or fax services, we may become subject to regulations promulgated by the Federal Communications Commission or states with respect to such activities. We cannot assure you that such regulations will not adversely affect our ability to offer certain enhanced business services in the future.

         Furthermore, in a rulemaking proposal issued in August 1998, the Federal Communications Commission has proposed that if an incumbent local exchange carrier establishes a separate affiliate to pursue the deployment of advanced telecommunications services, such as those we intend to offer, and if that affiliate interconnects with the incumbent local exchange carrier's network on the same terms and conditions as offered to the incumbent local exchange carrier's competitors, then the affiliate would not be subject to the unbundling, discounted resale or co-location obligations in the federal Telecommunications Act of 1996 that apply to incumbent local exchange carriers. Rather, the affiliate would be treated like a competitive local exchange carrier. If the Federal Communications Commission ultimately adopts this or any similar proposal, we would likely face increased competition from incumbent local exchange carrier affiliates and our access to providers of high speed data technology could be curtailed, which could materially and adversely affect our business, operating results and financial condition.

         REGULATION OF THE INTERNET

         Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. We cannot predict the effect, if any, that any future regulatory changes or developments may have on the demand for our access or enhanced business services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access, or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

         REGULATION OF MULTICHANNEL MULTIPOINT DISTRIBUTION SERVICE LICENSES

         Keys Microcable holds under license several multichannel multipoint distribution service licenses, sometimes referred to as "wireless cable" licenses, from the Federal Communications Commission. Although the FCC does not engage in economic regulation of these licenses, it does regulate the types of services that can be provided, license terms, and other terms and conditions of service. In 1998, the FCC permitted multichannel multipoint distribution service licensees to offer two-way fixed services, in addition to video programming, in order to promote competition with incumbent local exchange carriers and foster the deployment of advanced services. This decision significantly expanded the potential service offerings of multichannel multipoint distribution service licensees, enhancing the value of this spectrum and leading to greater consolidation of the licenses by several major telecommunications providers.

         REGULATIONS PERTINENT TO OUR COMPETITIVE LOCAL EXCHANGE CARRIER OPERATIONS

         To the extent that we conduct business as a competitive local exchange carrier, the telecommunications services that we provide will be subject to regulation by federal, state and local governmental agencies. State regulatory commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may regulate certain aspects of the operations of competitive local exchange carriers, such as use of rights-of-way. Although typically start-up telecommunications carriers are not subject to all of the Federal Communications Commission's regulations applicable to incumbent local exchange carriers, such as price caps or rate-of-return regulation, the federal Telecommunications Act of 1996 requires the Federal Communications Commission to establish a subsidy mechanism for universal telephone service to which our competitive local exchange carrier subsidiary will be required to contribute based on its telecommunications revenues. In addition, the federal Telecommunications Act of 1996 requires all carriers, including competitive local exchange carriers and incumbent local exchange carriers, to make their services available for resale by other carriers, to interconnect their networks and ensure they interoperate and provide non-discriminatory rights-of-way, offer reciprocal compensation for termination of local telecommunication traffic, and provide dialing parity and local telephone number portability. The federal Telecommunications Act of 1996 further reserves to the individual states the authority to impose state regulation of local exchange services, including state universal service subsidy programs, so long as the state's regulations are not inconsistent with the requirements of the federal Tele communications Act of 1996. We are unable to predict the manner in which any state where we may receive certification as a competitive local exchange carrier will seek to regulate our telecommunications operations.

         In providing interstate, intrastate and international services, our competitive local exchange carrier operation would generally be subject to tariff or price list filing requirements pursuant to which the competitive local exchange carrier operation will be required to publicly disclose, or in some instances obtain approval of, its terms, conditions and prices for telecommunications services prior to or soon after offering such services. In addition, individual states where our operation conducts activities as a competitive local exchange carrier may subject us to state certification proceedings and intrastate and local tariff regulations. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services consistent with the public interest. While uncommon, challenges to these tariffs and certification proceedings by third parties could cause our competitive local exchange carrier operation to incur substantial legal and administrative expenses. Many states also impose additional regulatory requirements, such as minimum service quality reporting and customer service requirements and uniform local exchange carrier accounting requirements. Under some state laws, changes in the ownership of a competitive local exchange carrier's outstanding voting securities may require prior approval of the state public utility commission. In certain jurisdictions, an investor who acquires as little as 10% of a competitive local exchange carrier's voting securities may have to obtain prior approval for the acquisition of such securities because such ownership interest might be deemed to constitute an indirect controlling interest in the carrier.

INTELLECTUAL PROPERTY

         We expect to receive authorization to use the products of each manufacturer of software that is bundled in our software for users with personal computers operating on the Windows or Macintosh platforms. While certain of the applications included in our start-up kit for ISP subscribers will be shareware that we have obtained permission to distribute or that are otherwise in the public domain and freely distributable, certain other applications included in the start-up kit will be licensed where necessary. We currently intend to maintain or negotiate renewals of all existing software licenses and authorizations as necessary, although we cannot be certain that such renewals will be available to us on acceptable terms, if at all. We may also enter into licensing arrangements in the future for other applications.

EMPLOYEES

         As of April 26, 2000, Telecom Wireless and its subsidiaries had 32 full-time employees, including executive officers. Four of these employees were employed by America's Web Station, Inc. and seven were employed by Keys Microcable. Telecom Wireless' employees are not covered by any collective bargaining agreement, and it has never experienced a work stoppage. Management believes that Telecom Wireless' employee relations are good.

PROPERTIES

         Telecom Wireless' principal executive offices are located in approximately 8,215 square feet of leased space at 5299 DTC Boulevard, Suite 1120, Englewood, Colorado 80111. The current monthly lease payment is $16,800. The lease expires in 2002.

         Telecom Wireless also has a lease for office space in West Palm Beach, Florida covering approximately 7,439 square feet. The lease expires August 1, 2004. The monthly lease payment is approximately $8,369. Due to a change in Telecom Wireless' business plan, it does not intend to occupy the premises and is seeking one or more subtenants.

         America's Web Station, Inc., a subsidiary of Telecom Wireless, operates out of 1,584 square feet of leased space in Naples, Florida. Telecom Wireless' Keys Microcable subsidiary is headquartered in leased space in Key West, Florida, where it also leases land for an unmanned "head end" facility containing electronic equipment.

LEGAL PROCEEDINGS

         No litigation is pending or, to the knowledge of management, threatened against Telecom Wireless Corporation or any of its subsidiaries that, individually or collectively, could have a material adverse effect upon Telecom Wireless' financial condition except as set forth below.

         Telecom Wireless entered into an office lease with One Clearlake Centre VEF III, LLC, for approximately 7,439 square feet of office space. Prior to taking occupancy of the space, Telecom Wireless notified the landlord that it did not intend to occupy the space. The landlord took the position that Telecom Wireless was in default under the lease and filed a complaint in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, Case No. CL 9910570-AD, seeking damages of approximately $900,000 for the unpaid rent for the remaining term of the lease including court costs, interest and a reasonable attorney's fee. In March 2000, Telecom Wireless and One Clearlake Centre entered into an agreement settling the lawsuit. Pursuant to the agreement Telecom Wireless paid One Clearlake Centre $50,609 and was obligated to pay an additional $50,609 in early April 2000 when the space was ready for occupancy. In addition, Telecom Wireless issued to One Clearlake Centre 40,000 restricted shares of Telecom Wireless' common stock with registration rights as the security deposit under the lease. However, full payment of the amount due to the landlord has not been paid and the landlord is threatening to take a default judgment against Telecom Wireless for the amounts described above.

         As described above under "Potential Business Prospects," HyperLight Network Corporation claims Telecom Wireless is in default under certain agreements, purports to have canceled some of those agreements and has threatened to file a lawsuit against Telecom Wireless and Mr. Roberts, Chairman of its Board of Directors. The claims HyperLight has threatened to make include breach of contract, fraudulent concealment and fraudulent misrepresentation of certain facts and breach of fiduciary duty. HyperLight also may seek exemplary damages, although it has not specified the claimed amount of actual or exemplary damages. Management of Telecom Wireless believes it has meritorious defenses to any claims that may be made by HyperLight and will vigorously defend any lawsuit filed by HyperLight.

         On March 31, 2000, Telecom Wireless and James C. Roberts, Chairman of the Board, were sued (Kiam Interests, Ltd., ET AL, v. Telecom Wireless Corporation, ET AL, case number 00 CIV 2347 pending in the United States District Court for the Southern District of New York) for $625,000 plus interest and collection costs in connection with promissory notes issued to investors through First Equity Capital Securities, Inc. In addition, the investors claim breach of contract to issue stock purchase warrants and to register the shares of common stock issuable upon exercise of the warrants and breach of contract to compensate the placement agent. The maturity dates of the notes were in October and November 1999. Upon default, the interest rate increased from 10% to 18% per annum and Telecom Wireless was obligated to maintain an effective registration statement with respect to the common stock underlying the notes and into which the holders have the option to convert the notes. Telecom Wireless, at its option, has the right to convert principal and accrued interest on the notes into the common stock of Telecom Wireless at a price which is equal to 50% of the five-day average closing bid price of the common stock for the period immediately prior to the notice of conversion given by Telecom Wireless. Since the lawsuit is in the early stages, no assessment of the probable outcome presently is possible.

         On March 16, 2000, Carr, Riggs & Ingram, LLP filed a complaint against Telecom Wireless (pending in the Circuit Court, Fourteenth Judicial Circuit of the State of Florida) for $25,743 (less $6,057 previously paid) plus interest, attorney fees and costs under an alleged oral agreement with respect to accounting services performed for a company which Telecom Wireless expected to acquire. Telecom Wireless is investigating this matter. At this early stage of the proceedings, no assessment of the probable outcome is possible.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table identifies the directors and executive officers of Telecom Wireless:


                                                                                Beginning of Term of
                                                                                Service as Director or
             Name                 Age               Positions Held              Executive Officer
----------------------------------------------------------------------------------------------------------
James C. Roberts                  46     Chairman of the Board of Directors                April 1999
Calvin D. Smiley                  46     Chief Executive Officer, President                April 1999
                                         and Director
Kosta S. Kovachev                 48     Director                                          April 1999
Robert L. Fredrick                54     Senior Vice President                             April 1999
Paul J. Hart                      49     Chief Executive Officer of TWC                   February 2000
                                         Acquisitions, Inc.
Esper Gullatt, Jr.                42     Vice President - Business Development             March 2000
C. Stephen Guyer                  46     Vice President - Corporate Finance and           January 2000
                                         Controller


         No arrangements exist between directors, officers, or other persons which resulted in the selection or election of any of the above-named persons. All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers serve at the pleasure of the board of directors. Mr. Roberts and Lynne K. Roberts, an officer of Telecom Wireless whose professional qualifications are discussed below, are husband and wife.

         The principal occupations of each executive officer and director of Telecom Wireless for at least the past five years are as follows:

         JAMES C. ROBERTS, 46, has served as Chairman of the Board of Directors and a director of Telecom Wireless since April 1999 and served as Chief Executive Officer from April 1999 until January 2000. Mr. Roberts co-founded and served as President, Chief Operating Officer and a director of Voice and Data Communications, Inc., Greenwich, Connecticut, an international long distance company servicing Asia, America, Europe and Latin America, from March 1998 to November 1998. Previous to that, he served as President and Chief Executive Officer of CGI Worldwide, Inc. from its inception in 1986 until 1997. CGI was a multifaceted telecommunications company that designed, engineered, constructed and developed over 80 cellular, paging and cable television systems around the world. Before joining CGI, Mr. Roberts spent over ten years in the telecommunications business, holding senior management positions with McCaw Cellular Communications, Inc., MCI Communications Corp. and Motorola, Inc. During this period, Mr. Roberts was responsible for building and operating over 50 cellular, paging and cable TV systems. Mr. Roberts was a charter member of the Cellular Telephone Industry Association. He holds several university degrees including a doctoral degree in business administration with emphasis in international economics from Newport University, Newport Beach, California, which was conferred in 1992.

         CALVIN D. SMILEY, 46, has served as an officer of Telecom Wireless since April 1999 and a director since October 1999. In October 1999, he was elected President of the company and in January 2000 was elected Chief Executive Officer. From March 1997 to March 1999, Mr. Smiley was President of Communicast, Inc., a turn-key advertising sales company representing the wireless and cable television industries based in Denver, Colorado. From September 1995 to February 1997, he served as Chief Operating Officer and Executive Vice President for Across Media Networks, LLC, Denver, Colorado, a photo digital classified advertising company. Before joining Across Media, Mr. Smiley was President of Act One Cable Television Advertising, Inc. and Cable Advertising Networks, Inc., both advertising and marketing companies based in Columbus, Ohio, serving rural cable operators. For fourteen years before September 1995, Mr. Smiley held management and executive positions with TeleCommunications, Inc. in advertising sales and marketing. He held various positions in radio and television before joining TCI.

         KOSTA S. KOVACHEV, 48, has been a director of Telecom Wireless since May 1999 and served as an officer from May 1999 to March 2000. From January 1997 to February 1999, Mr. Kovachev served as a director of Alma Fund Group, a global venture capital firm that he co-founded. From April 1996 to January 1997, Mr. Kovachev was a Managing Director of Gem Advisors, Inc., a venture capital firm that specialized in private placements of funds. From September 1995 to March 1996, Mr. Kovachev was Managing Director of W.G. Trading, a convertible sales and trading firm. From April 1994 to August 1995, Mr. Kovachev was Senior Portfolio Director for the Palladin Group, an investment fund management firm, where he headed the firm's international funds area. Mr. Kovachev was Managing Director and head of the international convertible desk at McMahan Securities, a fund management and broker/dealer firm, from 1992 to 1994. Mr. Kovachev was employed by Morgan Stanley from 1987 to 1992 where he was promoted to Vice President in International Convertible Sales. Mr. Kovachev's experience with Wall Street firms includes employment by Morgan Stanley, Drexel Burnham Lambert and Arnhold & S. Bleichroeder. Mr. Kovachev graduated with a B.A. from Columbia University, magna cum laude, Phi Beta Kappa, and received an MBA from the Harvard Business School.

         ROBERT L. FREDRICK, 54, has served as an officer of Telecom Wireless since April 1999 and, in October 1999, was elected to the position of Senior Vice President. He also serves as President of Keys Microcable Corporation, a wholly owned subsidiary of Telecom Wireless. Keys Microcable provides wireless television programming in Monroe County, Florida. He has resigned from these positions effective May 6, 2000. Before joining Keys Microcable, Mr. Fredrick was President of Strategic Solutions Group Inc. from 1994 to 1998. Strategic Solutions Group provided business strategy, operational, and product development consulting services to manufacturers of voice and data equipment for the telecommunications industry. Mr. Fredrick also served as Senior Vice President, Commercial Services for Digicon Corporation from 1995 to 1996. Digicon is a supplier of data and telecommunications services to the federal government. While at Digicon, Mr. Fredrick was involved in the development of cellular telephone service in the Middle East and Russia. Mr. Fredrick served as a General Manager for Optelecom Corporation, a manufacturer of fiber optic telecommunications hardware, from 1996 to 1998. From 1991 to 1996, he served as Vice President of Business Development, Vice President of Marketing, and General Manager of the Storage Systems Business Group of Network Imaging Corporation, a developer of client server software systems for the telecommunications industry.

         PAUL J. HART, 49, has served as Chief Executive Officer and a director of TWC Acquisitions, Inc., a wholly-owned subsidiary of Telecom Wireless, since February 2000. Prior to joining TWC Acquisitions, Mr. Hart served as Executive Vice President and a director of Espernet.com, Inc., New York, New York, an Internet service provider, which he co-founded in June 1999. From 1996 to 1998, Mr. Hart was corporate counsel for Loewen Group International, Inc., Philadelphia, Pennsylvania, an international funeral services provider. From 1993 to 1996, Mr. Hart was engaged in the private practice of law as a sole practitioner in Morristown, New Jersey, where his practice included a wide variety of representation in the areas of general corporate law, mergers and acquisitions, intellectual property, and real estate to domestic and multi-national companies. From 1990 to 1993, Mr. Hart served as Vice President and General Counsel of Atlantic Container Line, A.B., South Plainfield, New Jersey, a Swedish shipping and transportation company. From 1981 to 1990, Mr. Hart served as an attorney with various subsidiaries of RJR Nabisco, Inc., most recently as Vice President--Law and Secretary of RJR Nabisco Investments, Inc., New York, New York, from 1989 to 1990.

         ESPER GULLATT JR., 42, has been an officer of Telecom Wireless since April 1999. He was appointed Vice President-Business Development of Telecom Wireless in August 1999. Previously, Mr. Gullatt was Chief Executive Officer and a director of Capstone Group, Inc., Denver, Colorado, a telecommunications business he founded in January 1994. From October, 1995 to August, 1998, Mr. Gullatt was Chief Financial Officer and a director of DCC Solutions, Inc., Denver, Colorado, a wireless telephone dealer and airtime reseller that he co-founded. From November, 1988 to October, 1995, Mr. Gullatt served as Chief Financial Analyst for the Colorado Department of Public Safety. He received a Bachelor of Accountancy degree from the University of Oklahoma-Norman in 1983, and was employed as an accountant by Deloitte, Haskins & Sells from January 1981 to March 1982.

         C. STEPHEN GUYER, 46, has served as Vice President-Corporate Finance and Controller of Telecom Wireless since January 2000. From 1997 to 1999, Mr. Guyer was employed by Monaco Finance, Inc., Denver, Colorado, a company involved in financing of sub-prime automobile purchase contracts, where he served as Chief Credit Officer. From 1994 to 1997, Mr. Guyer served as Chief Financial Officer for Staff Administrators, Denver, Colorado, a company engaged in the business of employee leasing. Mr. Guyer has also served on the faculty of Chapman University, Orange, California (1990 to 1996) and Denver University, Denver, Colorado (1983 to 1985). Mr. Guyer received a B.S. degree from McPherson College, McPherson, Kansas in 1973; a B.A. degree, magna cum laude, from Metropolitan State College, Denver, Colorado in 1980; and an M.B.A., magna cum laude, in 1982, and an M.A., summa cum laude, in 1983, from the University of Denver, Denver, Colorado.

ADVISORY BOARD

         Telecom Wireless has established an Advisory Board to consist of persons having experience and expertise in areas relevant to the business of Telecom Wireless who are not employed by Telecom Wireless. The purpose of the Advisory Board is to provide information and guidance to the Board of Directors with respect to Telecom Wireless' business, including technological advances, pricing strategies, electronic content and services, and financial and operational structure. To date, only one member of the advisory board has been identified. When Telecom Wireless obtains the funding required to implement its business plan, it is expected that the Board of Directors of the company expects to identify additional advisory board members based upon their experience, education and other qualifications. To date, no compensation arrangements have been made for advisory board members.

         JOHN H. SUNUNU is the sole current member of the Advisory Board. Governor Sununu served as Chief of Staff and Counselor to President George Bush from 1989 to 1992. He had served as Governor of New Hampshire from 1983 until 1989. Since leaving the White House, Governor Sununu has pursued various business interests and was co-host of CNN's nightly "Crossfire" program from 1992 to 1998. Before becoming Governor of New Hampshire, he was an educator, engineer and small businessman. He earned his Ph.D. in mechanical engineering from Massachusetts Institute of Technology in 1966. From 1968 until 1973, he was Associate Dean of the College of Engineering and Associate Professor of Mechanical Engineering at Tufts University. He was on the Advisory Board of the Technology and Policy Program at MIT from 1984 to 1989. From 1963 until his election as Governor, he was President of JHS Engineering Company and Thermal Research, Inc. He helped establish and from 1960 until 1965 served as Chief Engineer of Astro Dynamics, Inc.

EXECUTIVE COMPENSATION

         SALARY AND BONUS; EMPLOYMENT AGREEMENTS. No executive officer was paid more than $100,000 in salary and bonus for services provided to Telecom Wireless during the fiscal year ended June 30, 1999. James C. Roberts, who served as Chief Executive Officer of Telecom Wireless from early April until the end of the fiscal year, was paid $56,250 in salary and bonus for his services during that period of time.

         Telecom Wireless has entered into written employment agreements with all of its executive officers except Mr. Roberts. Each written agreement has a term of three years and provides for payment of a base salary, which may be increased at the end of each year. The annual salaries payable by Telecom Wireless to its executive officers were as follows as of the date of this prospectus:


                                                                 ANNUAL SALARY
                                                                 -------------
            James C. Roberts                                       $250,000
            Calvin D. Smiley                                      $300,000(1)
            Robert L. Fredrick                                    $225,000(2)
            Paul J. Hart                                           $215,000


                                       48

Esper Gullatt, Jr.                                            $225,000
C. Stephen Guyer                                              $140,000

--------------------

(1) Mr. Smiley has agreed to take any salary in excess of $225,000 in the form of equity in accordance with compensation arrangements to be determined.

(2) Mr. Frederick resigned as an officer and employee of the Company effective May 6, 2000.

         Kosta S. Kovachev resigned as an officer and employee of the Company effective March 21, 2000. Mr. Kovachev has agreed to continue serving as a director of Telecom Wireless until a replacement can be located. In addition, he will provide consulting services to Telecom Wireless through July 2000 at the same rate of compensation as under his employment agreement.

         Under the written employment agreement for Mr. Smiley, Telecom Wireless may terminate his employment at its discretion at any time during the initial three-year term. However, Telecom Wireless must pay him an amount equal to his base salary for the remainder of the initial term. After the initial term, his employment may be terminated by Telecom Wireless without cause upon payment on the termination date of an amount equal to six times his then monthly base salary. He may terminate his written employment agreement on 30 days' notice to Telecom Wireless.

         Under the written employment agreement for Mr. Hart, either TWC Acquisitions, Inc., a wholly-owned subsidiary of Telecom Wireless, or Mr. Hart may terminate his employment for any reason and at any time during the initial three-year term upon ten days' written notice to the other party. However, in the event Mr. Hart's employment should be terminated by TWC Acquisitions without cause, TWC Acquisitions must pay him severance pay which decreases from 24 months' salary during the first contract year to 12 months' salary during the last contract year.

         Under the written employment agreement with Mr. Guyer, Telecom Wireless or Mr. Guyer may terminate his employment at any time during the initial three-year term upon ten days' written notice. Mr. Guyer is not entitled to any severance pay.

         All officers of Telecom Wireless are eligible to participate in the executive bonus pool, which is fixed at an amount equal to five percent of the adjusted net profits of Telecom Wireless less certain items, including contributions to pension or profit sharing plans, of which there currently are none, extraordinary gains or losses, and refunds or deficiencies of federal or state income taxes paid in a prior year. The maximum bonus payable for any one year may not exceed 100% of the officer's base salary for the year.

         OPTION GRANTS IN LAST FISCAL YEAR. The following table provides information on options granted to the executive officers of Telecom Wireless during the fiscal year ended June 30, 1999. All such options are non-qualified options exercisable at the market price of a share of Telecom Wireless' common stock on the date of grant. The options have no value unless Telecom Wireless' stock price appreciates beyond the exercise price and the holder satisfies all applicable vesting requirements. All the options granted to executive officers during 1999 vest 33-1/3% per year over three years. They also vest in full on a change in control of Telecom Wireless. The options reflected in the table were granted before adoption of Telecom Wireless' 1999 Stock Option and Restricted Stock Plan, which is discussed below.


                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------
            (a)                        (b)                        (c)                  (d)              (e)
                                                           PERCENT OF TOTAL
                              NUMBER OF SECURITIES        OPTIONS GRANTED TO         EXERCISE
                                   UNDERLYING                EMPLOYEES IN             PRICE          EXPIRATION
           NAME                  OPTIONS GRANTED              FISCAL YEAR           ($/SHARE)           DATE
           ----                  ---------------              -----------           --------            ----
James C. Roberts                   2,000,000                    36.1%                $10.55       Apr. 13, 2004
Calvin D. Smiley                     200,000                     3.6%                $10.55       Apr. 13, 2004
Kosta S. Kovachev                  1,000,000*                   18.0%                $10.55       Apr. 13, 2004
Robert L. Fredrick                  500,000**                    9.0%                $10.55       Apr. 13, 2004
Esper Gullatt, Jr.                  200,000                      3.6%                $10.55       Apr. 13, 2004


-------------------
*  Canceled under oral agreement effective in January 2000.
** Will be cancelled upon termination of employment on May 6, 2000.

         OPTION EXERCISES AND VALUES. None of the options granted to the executive officers of Telecom Wireless before the end of fiscal year 1999 were exercisable before the end of that year. In accordance with Securities and Exchange Commission regulations, the following table nevertheless provides information on exercises of stock options during the fiscal year and the fiscal year-end value of unexercised options:


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                      Value of
                                                                                                     Unexercised
                                                                               Number of            In-the-Money
                                      Shares              Value               Unexercised            Options at
                                   Acquired on           Realized          Options at Fiscal           Fiscal
            Name                   Exercise(#)             ($)               Year End(#)            Year End($)
--------------------------     -----------------    ---------------     ----------------------   ------------------
                                                                             Exercisable/           Exercisable/
                                                                             Unexercisable          Unexercisable
                                                                        ----------------------   ------------------
James C. Roberts                        0                   0                 0/2,000,000           0/$3,556,000
Calvin D. Smiley                        0                   0                  0/200,000             0/$355,600
Kosta S. Kovachev                       0                   0                0/1,000,000*           0/$1,778,000
Robert L. Fredrick                      0                   0                 0/500,000**            0/$889,000
Esper Gullatt, Jr.                      0                   0                  0/200,000             0/$355,600

------------------
*  Canceled under oral agreement effective in January 2000.
** Will be cancelled upon termination of employment on May 6, 2000.

         GRANT OF ADDITIONAL OPTIONS. In connection with Mr. Smiley's appointment as Chief Operating Officer and Mr. Gullatt's appointment as Vice President-Business Development of Telecom Wireless in August 1999, Telecom Wireless granted each of them options to purchase 300,000 shares of common stock at an exercise price of $14.42 per share, the market price of a share of Telecom Wireless' common stock on the date of grant. The options vest in equal installments over three years beginning one year from the date of grant, and expire in August 2004. For administrative convenience, these options were not granted under the 1999 Plan discussed below.

         Pursuant to the employment agreement with Mr. Hart in February 2000, Telecom Wireless granted him options to purchase 750,000 shares of common stock at an exercise price of $6.99 per share. In addition, Telecom Wireless has granted options to Mr. Guyer pursuant to his employment agreement for the purchase of 300,000 shares of common stock at an exercise price of $5.795 per share. All of these options vest in equal installments over three years, beginning one year from the date of grant, and expire on the anniversary date of their issuance in 2005. For administrative convenience, these options were not granted under the 1999 Plan discussed below.

         Telecom Wireless also granted to Mr. Guyer pursuant to his employment agreement options for the purchase of 50,000 shares of common stock at an exercise price of $5.795 per share These options vest in two equal installments, with the first 25,000 shares vesting six months after his hire date, and the remaining 25,000 shares vesting on the first anniversary date of his date of hire, and expire on January 26, 2003. These options were granted under the 1999 Plan discussed below.

AMENDED AND RESTATED 1999 STOCK OPTION AND RESTRICTED STOCK PLAN

         The Board of Directors of Telecom Wireless adopted Telecom Wireless' Amended and Restated 1999 Stock Option and Restricted Stock Plan, which we sometimes refer to as the "1999 Plan," to attract and retain qualified personnel. A total of 800,000 shares of Telecom Wireless' common stock may be issued to grantees and recipients under the plan. The plan allows issuance of both qualified or incentive stock options and non-qualified options as well as awards of shares of restricted stock and by its terms continues in effect for ten years. Options and stock awards may be granted to employees, independent contractors, officers, directors and consultants at the discretion of the Board of Directors or committee administering the plan.

         The plan provides for appropriate adjustment in the number of shares subject to the plan and to grants previously made if there is a stock split, stock dividend, reorganization or other similar change affecting Telecom Wireless' corporate structure or its equity securities. If shares under a grant are not issued to the extent permitted before the expiration or forfeiture of the grant, those shares would again be available for future grants under the plan. No grant may be made under the plan after May 4, 2009, but awards granted before or on that date may extend beyond it.

         The 1999 Plan presently is administered by the Board. The option exercise price, exercise period, time of vesting, and other terms of an option, in addition to terms that are applicable to a stock award, will be determined by the Board or a committee of Board members.

         All employees, officers, directors, and consultants of Telecom Wireless or a subsidiary of Telecom Wireless are eligible for options and stock awards under the 1999 Plan. As of the date of this prospectus, no securities have been issued under the 1999 Plan to directors of Telecom Wireless, or to its officers other than Mr. Guyer. At this time, it is not possible to predict the number of employees who will be selected to receive options and/or stock awards under the 1999 Plan, and the number of grantees could vary from time to time.

         Unless otherwise fixed by the committee, the term of an option will be five years from the date of grant, but no option may have a term of more than ten years from the date of grant.

         Stock awards granted under the 1999 Plan may be subject to a restricted period or may be fully vested as of the date of issuance. The Board, in its sole discretion, at the time an award is made may prescribe other restrictions in addition to expiration of the restricted period, such as satisfaction of corporate or individual performance objectives.

         There are no federal income tax consequences to a participant or Telecom Wireless upon the grant of a stock option granted under the plan.

         All stock options, and stock awards for which restrictions prescribed by the Board have not been satisfied, are non-transferable, other than by will or by the laws of descent and distribution, and may be exercised during the grantee's lifetime only by the grantee.

         Unvested portions of stock options and stock awards immediately expire upon termination of employment for any reason other than death or disability, unless the Board, in its discretion, determines otherwise; vested options may be exercised for up to three months following the termination, unless termination is for cause. If Telecom Wireless terminates employment for cause, all unexercised awards expire upon the termination.

         Shares of stock may not be issued or delivered upon exercise of a stock option or grant of a stock award until the optionee or recipient pays the exercise price in full, or makes any payment required under a stock grant agreement, and pays any required tax withholding and, if applicable, the completion of registration and listing of the shares or qualification as a private placement and the obtaining of any other required approvals.

         The Board of Directors may amend, alter or discontinue the 1999 Plan, provided that any such amendment, alteration or discontinuance does not impair the rights of any grantee, without his or her consent, under any stock option or stock award previously granted. The Board of Directors may not, without stockholder approval, (i) increase the total amount of stock which may be purchased or issued through options or awards granted under the 1999 Plan, or
(ii) change the class of employees or consultants eligible to participate in the 1999 Plan.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND MANAGEMENT

         The following table sets forth certain information as of April 18, 2000, with respect to each person who owned of record as of that date or is known to Telecom Wireless to own beneficially more than 5% of the outstanding shares of common stock and the beneficial ownership of such securities by each executive officer and director of Telecom Wireless and by all the executive officers and directors as a group:


                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL
                                             POSITIONS AND               COMMON STOCK           PERCENT OF
          NAME AND ADDRESS                    OFFICES HELD                OWNERSHIP               CLASS
-------------------------------------------------------------------------------------------------------------
James C. Roberts                      Chairman of the Board                  15,016,634(1)        59.1%
5299 DTC Blvd., #1120                 of Directors and Director
Englewood, CO 80111

Calvin D. Smiley                      Chief Executive Officer,                2,228,278(2)         9.0%
5299 DTC Blvd., #1120                 President and Director
Englewood, CO 80111

Kosta S. Kovachev                     Director                                     750,000         3.0%
580 Village Blvd., #140
West Palm Beach, FL 33409

Robert L. Fredrick                    President-TWC Networks,                   666,667(3)         2.7%
580 Village Blvd., #140               Inc.
West Palm Beach, FL 33409

Paul J. Hart                          President-TWC                                  5,000         Nil
6 Walt Whitman Trail                  Acquisitions Inc.
Morristown, NJ 07960

Esper Gullatt, Jr.                    Vice President-Business                   228,278(2)         0.9%
5299 DTC Blvd., #1120                 Development
Englewood, CO  80111

C. Stephen Guyer                      Vice President-Corporate                         ---         ---
5299 DTC Blvd., #1120                 Finance
Englewood, CO  80111

Hampton-Porter Investment             Shareholder                             1,550,000(4)         6.0%
   Bankers
600 W. Broadway, 14th Floor
San Diego, CA 92101

All executive officers and                                                      18,894,556        74.7%
directors of Telecom Utah
as a group (six persons)


     (1) Of the shares beneficially owned by Mr. Roberts, 10,616,333 are owned of record by The Roberts Family Trust, of which Mr. Roberts and Lynne
         K. Roberts, his spouse, are sole trustees, and 300,000 are owned of record by Mrs. Roberts. Includes 700,000 shares issuable upon exercise of presently exercisable stock options.

     (2) Includes 128,278 shares issuable upon exercise of warrants having an exercise price of $5.275 per share and stock options having an exercise price of $10.55 per share which are presently exercisable or which become exercisable within 60 days.

     (3) Includes 166,667 shares issuable upon exercise of stock options which become exercisable within 60 days at an exercise price of $10.55 per share.

     (4) Includes 1,000,000 shares issuable upon exercise of warrants which are presently exercisable at an exercise price of $5.50 per share.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

PHOENIX COMMUNICATIONS SHARE EXCHANGE

         In April 1999, Telecom Wireless acquired all the issued and outstanding shares of Phoenix Communications, Inc. The stockholders of Phoenix received 13,825,000 shares of the common stock of Telecom Wireless in exchange all of Phoenix's outstanding shares. Phoenix at the time was, and remains, inactive and with no assets or liabilities. Accordingly, the value attributed to Phoenix for accounting purposes was nil. Prior to the transaction, it appears Telecom Wireless did not have sufficient cash to cover the negative cash flow of its subsidiary, Keys Microcable Corporation, and was insolvent. The then board of directors determined that the share exchange was advisable due to the proposal of the stockholders of Phoenix to provide interim funding, new management and a long-term management and finance plan.

         The stockholders of Phoenix included several present and former members of the management of Telecom Wireless. Shares of Telecom Wireless' common stock were issued to the following officers and directors, directly or indirectly, in the following amounts and for the following deemed values in the exchange:


                    NAME                                NO. SHARES
                    ----                                ----------
James C. Roberts(1)                                             10,450,000

Calvin D. Smiley                                                   100,000

Kosta S. Kovachev                                                  750,000

Robert L. Fredrick                                                 500,000

Lynne K. Roberts                                                   300,000

Allen Leeds                                                      1,000,000

Esper Gullatt, Jr.                                                 100,000

Paul L. Francis                                                    100,000

Lewis G.  Pollack                                                  100,000

Shawn P. Richmond                                                  100,000


(1) Held in the name of The Roberts Family Trust, of which Mr. Roberts and his spouse, Lynne K. Roberts, are sole trustees.

JOHN H. SUNUNU

         On August 31, 1999, Telecom Wireless entered into a Services Agreement with John H. Sununu, a member of Telecom Wireless' Advisory Board. The Services Agreement requires Governor Sununu to render financial consulting and other services to Telecom Wireless for 48 months. As consideration, Telecom Wireless issued to Governor Sununu two stock purchase warrants at the time the parties entered into the Services Agreement. The first is for the purchase of 500,000 shares of Telecom Wireless' common stock at an exercise price of $5.50 per share. The closing price of Telecom Wireless' common stock on the trading day immediately before the execution and delivery of the Services Agreement was $13.75 per share. The second warrant is for the purchase of 720,000 shares of Telecom Wireless' common stock. This warrant vests at the rate of 15,000 shares per month for 48 consecutive months. The exercise price for each installment is 50% of the market value of Telecom Wireless' common stock on the vesting date for that installment. For this purpose, market value is deemed to be the average of the closing prices for the 20 trading days preceding the vesting date. In the event of a change in control, an additional number of installments are to vest and become exercisable equal to the number of previously vested installments, and the number of shares included in each monthly installment will double. The parties can terminate the Services Agreement at any time upon giving ten days' notice to each other. Telecom Wireless recorded approximately $122,000 of stock-based compensation for the quarter ended September 30, 1999, as a result of the issuance of these two warrants.

         On August 5, 1999, Governor Sununu, through a retirement plan controlled by him, purchased 53,000 shares of restricted common stock of Telecom Wireless for $7.00 per share in a private placement. The shares had registration rights and were accompanied by repricing warrants. The closing price of Telecom Wireless' publicly traded common stock on the trading day immediately before Governor Sununu's purchase was $14.38 per share. These 53,000 shares and 39,750 shares issuable under the repricing warrants are among the shares covered by this prospectus.

KEYS MICROCABLE TRANSACTION

         In early 1999, Calvin D. Smiley, the President and a director of Telecom Wireless, and Esper Gullatt, Jr., the Vice President - Business Development of Telecom Wireless, entered into a management agreement through an entity controlled by them whereby they were to receive a 50% equity interest in Keys Microcable Corporation, a wholly-owned subsidiary of Telecom Wireless, in consideration of the performance of management services. At that time, Messrs. Smiley and Gullatt were not associated with Telecom Wireless, so that the agreement was negotiated at arms' length. However, this agreement was terminated, after partial performance, in connection with the April 1999 Phoenix Communications share exchange described above. The Board of Directors, Mr. Smiley abstaining, has approved a settlement of any claims Messrs. Smiley and Gullatt may have for an equity interest in Keys Microcable for $650,000, payable by issuance of warrants for the purchase of 123,222 shares of restricted common stock of Telecom Wireless at an exercise price of $5.275 per share, which was 50% of the average closing price per share for the 20 trading days preceding April 12, 1999, the date on which present management assumed control of Telecom Wireless.

STOCK PURCHASE AGREEMENTS BETWEEN THE ROBERTS FAMILY TRUST AND CALVIN D. SMILEY AND THE COMPANY

         In April 2000, the Roberts Family Trust and Calvin D. Smiley, President and Chief Executive Officer, agreed to purchase 3,400,000 and 2,000,000 shares, respectively of Telecom Wireless common stock for $10,000,000 and $5,000,000, respectively. The terms of these transactions are more fully described elsewhere in this prospectus under Management's Discussion and Analysis of Financial Condition and Plan of Operation.

LOAN TO OFFICER

         In August 1999, Telecom Wireless loaned $65,000 to Kosta S. Kovachev, a director of Telecom Wireless and one of its executive officers. The loan is payable in three equal annual installments of principal together with interest at the rate of 8% per annum.

LOAN FROM OFFICER

         In October 1999, James C. Roberts, Chairman of the Board of Directors of Telecom Wireless, sold an option to Mr. Mailman to purchase 250,000 shares of Telecom Wireless' common stock from Mr. Roberts for $250,000. The term of the option is two years and the option exercise price is $.10 per share. Mr. Roberts loaned the $250,000 to Telecom Wireless. Mr. Mailman has registration rights with respect to the shares for which the option is exercisable. In January 2000, the board of directors of Telecom Wireless approved the issuance of 250,000 shares of its common stock to Mr. Mailman in satisfaction of the loan. Mr. Roberts, a director, abstained from voting on this transaction.

         Telecom Wireless has entered into a consulting agreement with Mr. Mailman. Mr. Mailman and Allen Leeds, formerly an officer of Telecom Wireless, are the co-owners of First Broadcast Partners, LLC, a wireless spectrum holding company based in New York, New York.

                             TELECOM WIRELESS' STOCK

         The authorized capital stock of Telecom Wireless consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. As of April 18, 2000, Telecom Wireless had 24,716,716 shares of common stock outstanding, held by approximately 502 stockholders of record, and 20,000 shares of preferred stock outstanding held by one stockholder.

DESCRIPTION OF COMMON STOCK

         All shares of Telecom Wireless' common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the common stockholders. The shares of common stock have no preemptive, conversion or redemption rights and may only be issued as fully paid and nonassessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the issued and outstanding shares of common stock will be able to elect all Telecom Wireless' directors should they choose to do so. Each holder of common stock, upon liquidation of Telecom Wireless, is entitled to receive a pro rata share of Telecom Wireless' assets available for distribution to common stockholders.

         The common stock of Telecom Wireless is traded in the over-the-counter or OTC market and quoted through the OTC Bulletin Board under the symbol "NOYR." The market for the common stock is characterized generally by low volume and broad price and volume volatility. Telecom Wireless cannot give any assurance that a stable trading market will develop for its stock or that an active trading market will be sustained. Moreover, the trading price of Telecom Wireless' common stock could be subject to wide fluctuations due to such factors as quarterly variations in operating results, competition, announcements of technological innovations or new products by Telecom Wireless or its competitors, product enhancements by Telecom Wireless or its competitors, regulatory changes, differences in actual results from those expected by investors and analysts, changes in financial estimates by securities analysts, and other events or factors.

         In April 2000 the common stock of Telecom Wireless became listed on the Third Market Segment of the Frankfurt Stock Exchange under the symbol TWI with the German securities code of 922

026. Telecom Wireless has hired a consultant to assist with investor relations and the introduction of Telecom Wireless to strategic partners and corporate financing opportunities in Europe.

         The following table sets forth the range of high and low bid quotations for Telecom Wireless' common stock for each of the quarters within the last two fiscal years:


                                        HIGH AND LOW BID PRICES

         FISCAL YEAR ENDED JUNE 30, 1998                      LOW BID                  HIGH BID
         -------------------------------                      -------                  --------
         First Quarter                                        $*                       $*
         Second Quarter                                       $*                       $*
         Third Quarter                                        $8-3/4                   $12-1/2
         Fourth Quarter                                       $5                       $42-1/2

         FISCAL YEAR ENDED JUNE 30, 1999                      LOW BID                  HIGH BID
         -------------------------------                      -------                  --------
         First Quarter                                        $22-1/2                  $61-1/4
         Second Quarter                                       $5                       $33-1/8
         Third Quarter                                        $8-1/8                   $18-3/4
         Fourth Quarter                                       $3-3/4                   $18


         ---------------------
         * Not available.

         The quotations in the table above reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. They have been adjusted for a one-for-50 reverse stock split effected on April 23, 1998, and a one-for-five reverse stock split effected on May 4, 1999.

DESCRIPTION OF PREFERRED STOCK

         The board of directors of Telecom Wireless has the authority to issue shares of the company's preferred stock in one or more series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions of the series. As of the date of this prospectus, the board has authorized the issuance of 20,000 shares of preferred stock in one series, designated as Redeemable, Non-Voting, Convertible Preferred Stock - Series 1998-1. Telecom Wireless is obligated to issue all the shares of such series. Holders of this series are entitled to such dividends as the board of directors of the company may declare. They have no voting rights and are not entitled to notices of meetings of stockholders. The Series 1998-1 preferred stock is convertible into shares of Telecom Wireless common stock, at the option of the holders, at the conversion rate described below, upon the filing of a registration statement with the Securities and Exchange Commission for a public offering of shares of Telecom Wireless. If not previously converted, these preferred shares are redeemable by Telecom Wireless at their liquidation value at any time after December 31, 2004. The liquidation value is $100 per share plus any accumulated but unpaid dividends. The number of shares into which each share of Series 1998-1 preferred stock is to be converted will be determined by formula. The conversion rate is $100 divided by 125% of the price at which a share of Telecom Wireless common stock is offered to the public under the registration statement for the public offering times the number of preferred shares to be converted.

SHARES AVAILABLE FOR FUTURE SALE

         The market price of Telecom Wireless' common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of the stock and could also harm Telecom Wireless' ability to raise additional capital by selling equity securities. The securities that may be sold from time to time under this prospectus represent a market overhang. In addition, based on a closing market price of the common stock of $2-9/16 per share as of April 18, 2000, and as of that date, Telecom Wireless had outstanding and had agreed to issue options, warrants and convertible securities for the purchase of up to approximately 13,774,000 shares of common stock at an average price of $6.46 per share, representing approximately 36% of the company's outstanding shares of common stock on a fully-diluted basis. The perception that these instruments may be exercised for or converted into common stock that could be sold into the public market could adversely affect the market price of Telecom Wireless' common stock. In addition, Telecom Wireless has entered into registration rights agreements with certain of its stockholders entitling them to include their shares of common stock in registration statements for securities filed by Telecom Wireless under the Securities Act of 1933, as amended. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect Telecom Wireless' stock price or could impair Telecom Wireless' ability to obtain capital through sales of equity securities.

         In addition, shares issued by Telecom Wireless in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144. These shares are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or approximately 247,167 shares as of April 18, 2000, or the average weekly trading volume in the common stock during the four calendar weeks preceding the sale. Approximately 13,825,000 shares issued in April 1999 in the transaction in which current management assumed control of Telecom Wireless became eligible for sale under Rule 144 on or about April 13, 2000.

         In May 2000, 160,768 shares underlying stock options issued to employees under SEC Rule 701 will become eligible for sale in the public market. Finally, Telecom Wireless intends to register for public sale all shares issued or issuable, upon exercise of stock options or otherwise, to officers, employees, consultants and others in compensatory transactions. As of April 2000, the number of such shares was approximately 6,340,000, a substantial portion of which underly stock options which become exercisable more than 60 days after the date of this prospectus. In March 2000, Telecom Wireless registered for public sale 2,253,732 shares of the Telecom Wireless' common stock issued to officers and employees pursuant to the 1999 Amended and Restated Stock Option Plan and pursuant to Nonqualified Stock Option Agreements. These shares either are owned by the selling stockholder or may be acquired within 60 days upon the exercise of stock options or otherwise. The average exercise price of the options is $8.77 for options issued pursuant to the 1999 Amended and Restated Stock Option Plan and $8.73 for options issued pursuant to Nonqualified Stock Option Agreements.

         Officers and former officers of Telecom Wireless holding an aggregate of approximately 17,881,833 shares of its common stock and options and warrants for the purchase of up to approximately an additional 4,023,223 shares of common stock have entered into stock sale restriction agreements whereby they agreed, among other things, that the maximum amount each could sell during any period of 30 consecutive calendar days would not exceed the lesser of $25,000 in gross proceeds or 5,000 shares; that no share would be sold for a price less than $4.25; and that they would not engage in any short sales of the stock. The board of directors may waive any of the restrictions on an individual basis and may terminate the agreement at any time.


               SECURITIES AND EXCHANGE POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Articles of Incorporation of Telecom Wireless Corporation require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Telecom Wireless or not opposed to it. Telecom Wireless is also required to indemnify a person who is or was a director, officer, employee or agent of Telecom Wireless and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Telecom Wireless under the provisions discussed in the previous paragraph, or otherwise, Telecom Wireless has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated balance sheet of Telecom Wireless Corporation and subsidiary as of June 30, 1999 and the consolidated statements of operations, stockholders' equity and cash flows for the year then ended included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on authority of that firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows of Telecom Wireless Corporation and subsidiary for the year ended June 30, 1998 included in this prospectus have been included herein in reliance on the report of Gerstle, Rosen & Associates, P.A., independent certified public accountants, given on authority of that firm as experts in accounting and auditing.

         The balance sheets of America's Web Station as of December 31, 1997 and 1998 and the statements of operations, stockholders' equity and cash flows for the period then ended included in this prospectus have been included herein in reliance on the report of Girardin Baldwin & Associates LLP, independent certified public accountants, given on authority of that firm as experts in accounting and auditing.

         With respect to the unaudited interim financial information included herein, the independent certified public accountants have not audited or reviewed the information and have not expressed an opinion or any other form of assurance with respect to this information.

         The pro forma combined statement of operations and cash flows for the year ended June 30, 1999 have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or purport to give any other form of assurance on them.

         In May 1999, the board of directors of Telecom Wireless appointed Ehrhardt Keefe Steiner & Hottman P.C. to serve as its principal independent accountant for the fiscal year ending June 30, 1999. Gerstle, Rosen & Associates, P.A., reported on the financial statements of Telecom Wireless for the fiscal year ended June 30, 1998. Its report for that year noted that Telecom Wireless had suffered recurring losses from operations that raised substantial doubt about its ability to continue as a going concern. The same matter was emphasized in the auditor's report for the fiscal year June 30, 1999. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                                  LEGAL MATTERS

         Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, has passed upon the legality of the shares offered by this prospectus.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         Telecom Wireless Corporation has filed a registration statement with the Securities and Exchange Commission relating to the securities offered by this prospectus. The prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Telecom Wireless and the securities offered by this prospectus, refer to the registration statement. In addition, Telecom Wireless will become a public company required to file annual and quarterly reports with the Securities and Exchange Commission upon the effectiveness of the registration statement or, if earlier, upon effectiveness of the company's registration statement filed under
Section 12 of the Securities Exchange Act of 1934 on December 14, 1999. That registration statement will become effective 60 days after filing, unless withdrawn. You may read and copy the registration statement and any materials Telecom Wireless files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at www.sec.gov where Telecom Wireless' Securities and Exchange Commission filings can be viewed.

                          INDEX TO FINANCIAL STATEMENTS



                                                                        Page
                                                                        ----
TELECOM WIRELESS CORPORATION AND SUBSIDIARIES

     Independent Auditors' Reports.......................................F-1
     Consolidated Financial Statements
         Consolidated Balance Sheets.....................................F-3
         Consolidated Statements of Operations...........................F-4
         Consolidated Statement of Changes in Stockholders' Equity.......F-5
         Consolidated Statements of Cash Flows...........................F-6
     Notes to Consolidated Financial Statements..........................F-8

AMERICA'S WEB STATION, INC.
     Independent Auditors' Report.......................................F-36
     Financial Statements
         Balance Sheets.................................................F-37
         Statements of Operations.......................................F-38
         Statement of Changes in Shareholders' Equity...................F-39
         Statements of Cash Flows.......................................F-40
     Notes to Financial Statements......................................F-41

UNAUDITED PRO FORMA INFORMATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS....................F-47

UNAUDITED PRO FORMA COMBINED STATEMENT OF CASH FLOWS....................F-48

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..............F-49

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Telecom Wireless Corporation
Denver, Colorado


We have audited the accompanying consolidated balance sheet of Telecom Wireless Corporation and Subsidiaries (the Company) as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telecom Wireless Corporation and Subsidiary at June 30, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Ehrhardt Keefe Steiner & Hottman PC

October 26, 1999
Denver, Colorado

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Telecom Wireless Corporation
Boca Raton, Florida

We have audited the accompanying consolidated statements of operations, accumulated deficit, and cash flows of Telecom Wireless Corporation and Subsidiary (the Company) for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecom Wireless Corporation and Subsidiary at June 30, 1998, and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gerstle, Rosen & Associates, P.A.

September 22, 1998

                  TELECOM WIRELESS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                                             June 30,          December 31,
                                                                                              1999                 1999
                                                                                         ---------------     ---------------
                                                                                                                (Unaudited)
                                     ASSETS

Current assets
   Cash                                                                                  $       620,666     $         10,056
   Accounts receivable, net of allowance of $14,000 (June 30, 1999)
    and $26,398 (December 31, 19998)                                                              49,559              148,366
   Accounts receivable - employees                                                                    -                97,600
   Stock subscription receivable (paid in full subsequent to year end)
    (Note 11)                                                                                    352,666                   -
                                                                                         ---------------     ---------------
       Total current assets                                                                    1,022,891              256,022
                                                                                         ---------------     ----------------

Property and equipment, net (Note 4)                                                             589,797              717,791
                                                                                         ---------------     ----------------

Intangible assets
   Subscribers list (Note 3)                                                                          -               225,000
   Licenses (Note 14)                                                                            523,117              524,117
   Goodwill (Note 3)                                                                                  -               177,980
     Less accumulated amortization                                                              (208,247)            (279,298)
                                                                                         ---------------     ----------------
   Net intangible assets                                                                         314,870              647,799
                                                                                         ---------------     ----------------
Advance (Note 14)                                                                                     -               700,000
Idle equipment (Note 14)                                                                         181,256              174,285
Deferred acquisition costs                                                                            -               218,513
Deferred offering costs                                                                               -               175,000
Other assets                                                                                      18,961                2,792
                                                                                         ---------------     ----------------

Total assets                                                                             $     2,127,775     $      2,892,202
                                                                                         ===============     ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable                                                                      $       618,006     $      2,007,542
   Accrued expenses (Note 5)                                                                     140,703              152,429
   Short-term notes payable (Note 7)                                                                  -             2,290,385
   Current portion of notes payable (Note 8)                                                          -                 5,662
                                                                                         ---------------     ----------------
       Total current liabilities                                                                 758,709            4,456,018

Note payable, less current portion (Note 8)                                                           -                 7,772
Note payable (Note 9)                                                                          1,276,841            1,276,841
Accrued interest (Note 9)                                                                         91,227              140,105
                                                                                         ---------------     ----------------
                                                                                               1,368,068            1,424,718
                                                                                         ---------------     ----------------


                                                                                               2,126,777            5,880,736
                                                                                         ---------------     ----------------

Commitments and contingencies (Notes 6, 10, 11, 14 and 15)

Stockholders' equity (deficit) (Notes 9, 10, 11 and 12)
   Preferred stock, $.001 par value, 25,000,000 shares authorized,
     no shares issued or outstanding                                                                   -                    -
   Common stock, $.001 par value, 100,000,000 shares authorized,
     15,107,920 (June 30, 1999) and 17,220,137 (unaudited)
    (December 31, 1999) shares issued and outstanding                                             15,108               17,219
   Additional paid-in capital                                                                  6,950,836           17,905,528
   Accumulated deficit                                                                        (6,964,946)         (18,530,329)
   Stock subscription on investment (Note 14)                                                          -           (2,380,952)
                                                                                         ---------------     ----------------
     Total stockholders' equity (deficit)                                                            998           (2,988,534)
                                                                                         ---------------     ----------------

Total liabilities and stockholders' equity (deficit)                                     $     2,127,775     $      2,892,202
                                                                                         ===============     ================



                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                For the Years Ended                 For the Six Months Ended
                                                                       June 30,                           December 31,
                                                       ------------------------------------   -----------------------------------
                                                            1998               1999                1998               1999
                                                       ----------------    ----------------   ----------------   ----------------
                                                                                                          (Unaudited)
Revenue
   Internet services                                     $           -      $           -       $           -      $       57,863
   Wireless TV revenues                                         636,074            517,261             257,230            307,055
   Other                                                         13,904              5,393              31,543              6,777
                                                         --------------     --------------      --------------     --------------
     Total revenues                                             649,978            522,654             288,773            371,695

Internet service operating costs                                     -                  -                   -              58,794
Direct costs - wireless TV                                      337,155            275,705             163,055            166,908
General and administrative                                    1,039,764          2,051,568             492,678          4,666,285
Stock based compensation (Note 11)                              928,252          1,547,560                  -           4,516,513
                                                         --------------     --------------      --------------     --------------
     Total operating expenses                                 2,305,171          3,874,833             655,733          9,408,500
                                                         --------------     --------------      --------------     --------------

Net loss from operations                                     (1,655,193)        (3,352,179)           (366,960)        (9,036,805)

Other income (expense)
   Interest expense (Note 9)                                         -             (92,341)            (45,614)        (2,691,635)
   Income from subsidiary (Note 3)                                   -                  -                   -             163,057
                                                         --------------     --------------      --------------     --------------
                                                                     -             (92,341)            (45,614)        (2,528,578)
                                                         --------------     --------------      --------------     --------------

Net loss                                                 $   (1,655,193)    $   (3,444,520)     $     (412,574)    $  (11,565,383)
                                                         ==============     ==============      ==============     ==============

Net loss per common share
   Basic and diluted                                     $       (15.08)    $         (.92)     $         (.10)    $         (.72)
                                                         ==============     ==============      ==============     ==============

Shares used in computing net loss per
 common share
   Basic and diluted                                            109,772          3,759,050           4,028,015         16,138,153
                                                         ==============     ==============      ==============     ==============


                See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)





                                                                                                           Common Stock
                                                                                                     Shares           Amount
                                                                                                --------------     --------------
Balance - June 30, 1997                                                                                    113     $           -

Issuance of common stock for acquisition                                                               519,278                519

Sale of common stock                                                                                   100,000                100

Issuance of stock for services                                                                          78,600                 79

Net loss                                                                                                    -                  -
                                                                                                --------------     --------------

Balance - June 30, 1998                                                                                697,991                698

Issuance of stock for services                                                                          12,000                 12

Sale of common stock                                                                                   155,144                155

Common stock issued in connection with business reorganization (Note 3)                             13,825,000             13,825

Proceeds of private offering (net of offering costs of $83,095) (Note 10)                              120,000                120

Proceeds of private offering (net of offering costs of $359,994) (Note 10)                             297,785                298

Stock based compensation (Note 11)                                                                          -                  -

Net loss                                                                                                    -                  -
                                                                                                --------------     --------------

Balance - June 30, 1999                                                                             15,107,920             15,108

Proceeds from Private Offering (net of offering costs of $95,625) (Note 10) (unaudited)                127,935                128

Proceeds from Private Offering (net of offering costs of $59,382) (Note 10) (unaudited)                 97,227                 97

Stock issued for acquisition of Prentice (Note 3) (unaudited)                                          346,667                347

Stock issued for acquisition of Aweb (Note 3) (unaudited)                                               28,562                 29

Stock issued for cash (unaudited)                                                                      100,000                100

Stock issued for services (Note 11) (unaudited)                                                        606,112                605

Warrants issued for in conjunction with bridge loan - immediately exercised (unaudited)                300,000                300

Stock issued for investment (Note 15) (unaudited)                                                      952,381                952

Rescission of Prentice acquisition (Note 3) (unaudited)                                               (346,667)              (347)

Stock cancelled in conjunction with Prentice Rescission (Note 3) (unaudited)                          (100,000)              (100)

Options and warrants issued (unaudited)                                                                     -                  -

Net loss (unaudited)                                                                                        -                  -
                                                                                                --------------     --------------

Balance - December 31, 1999 (unaudited)                                                             17,220,137     $       17,219
                                                                                                ==============     ==============


                                                                                                                     Additional
                                                                                                  Accumulated          Paid-in
                                                                                                    Deficit            Capital
                                                                                                --------------     --------------
Balance - June 30, 1997                                                                            (1,823,558)    $    1,721,246

Issuance of common stock for acquisition                                                              (41,675)            41,156

Sale of common stock                                                                                        -              92,400

Issuance of stock for services                                                                              -           1,000,913

Net loss                                                                                            (1,655,193)                -
                                                                                                --------------     --------------

Balance - June 30, 1998                                                                             (3,520,426)         2,855,715

Issuance of stock for services                                                                              -              29,988

Sale of common stock                                                                                        -             290,403

Common stock issued in connection with business reorganization (Note 3)                                     -             (13,825)

Proceeds of private offering (net of offering costs of $83,095) (Note 10)                                   -             516,785

Proceeds of private offering (net of offering costs of $359,994) (Note 10)                                  -           1,724,210

Stock based compensation (Note 11)                                                                          -           1,547,560

Net loss                                                                                            (3,444,520)                -
                                                                                                --------------     --------------

Balance - June 30, 1999                                                                             (6,964,946)         6,950,836

Proceeds from Private Offering (net of offering costs of $95,625) (Note 10) (unaudited)                     -             641,242

Proceeds from Private Offering (net of offering costs of $59,382) (Note 10) (unaudited)                     -             387,771

Stock issued for acquisition of Prentice (Note 3) (unaudited)                                               -           2,426,322

Stock issued for acquisition of Aweb (Note 3) (unaudited)                                                   -             199,902

Stock issued for cash (unaudited)                                                                           -             249,900

Stock issued for services (unaudited)                                                                       -           2,345,583

Warrants issued for in conjunction with bridge loan - immediately exercised (unaudited)                     -           2,161,995

Stock issued for investment (Note 15) (unaudited)                                                           -           2,380,000

Rescission of Prentice acquisition (Note 3) (unaudited)                                                     -          (2,426,322)

Stock cancelled in conjunction with Prentice Rescission (Note 3) (unaudited)                                -                 100

Options and warrants issued (unaudited)                                                                     -           2,588,199

Net loss (unaudited)                                                                               (11,565,383)                -
                                                                                                --------------     --------------

Balance - December 31, 1999 (unaudited)                                                         $  (18,530,329)    $   17,905,528
                                                                                                ==============     ==============


                                                                                               Stock                  Total
                                                                                          Subscription on         Stockholders'
                                                                                             Investment         Equity (Deficit)
                                                                                          ---------------        ----------------
Balance - June 30, 1997                                                                   $             -        $     (102,312)

Issuance of common stock for acquisition                                                                -                    -

Sale of common stock                                                                                    -                92,500

Issuance of stock for services                                                                          -             1,000,992

Net loss                                                                                                -            (1,655,193)
                                                                                          ----------------       --------------

Balance - June 30, 1998                                                                                 -              (664,013)

Issuance of stock for services                                                                          -                30,000

Sale of common stock                                                                                    -               290,558

Common stock issued in connection with business reorganization (Note 3)                                 -                    -

Proceeds of private offering (net of offering costs of $83,095) (Note 10)                               -               516,905

Proceeds of private offering (net of offering costs of $359,994) (Note 10)                              -             1,724,508

Stock based compensation (Note 11)                                                                      -             1,547,560

Net loss                                                                                                -            (3,444,520)
                                                                                          ----------------       --------------

Balance - June 30, 1999                                                                                 -                   998

Proceeds from Private Offering (net of offering costs of $95,625) (Note 10) (unaudited)                 -               641,370

Proceeds from Private Offering (net of offering costs of $59,382) (Note 10) (unaudited)                 -               387,868

Stock issued for acquisition of Prentice (Note 3) (unaudited)                                           -             2,426,669

Stock issued for acquisition of Aweb (Note 3) (unaudited)                                               -               199,931

Stock issued for cash (unaudited)                                                                       -               250,000

Stock issued for services (unaudited)                                                                   -             2,346,188

Warrants issued for in conjunction with bridge loan - immediately exercised (unaudited)                 -             2,162,295

Stock issued for investment (Note 15) (unaudited)                                               (2,380,952)                  -

Rescission of Prentice acquisition (Note 3) (unaudited)                                                 -            (2,426,669)

Stock cancelled in conjunction with Prentice Rescission (Note 3) (unaudited)                            -                    -

Options and warrants issued (unaudited)                                                                 -             2,588,199

Net loss (unaudited)                                                                                    -           (11,565,383)
                                                                                          ----------------       --------------

Balance - December 31, 1999 (unaudited)                                                     $   (2,380,952)      $   (2,988,534)
                                                                                          ================       ==============



See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                For the Years Ended                 For the Six Months Ended
                                                                         June 30,                          December 31,
                                                         ---------------------------------      ---------------------------------
                                                               1998              1999                1998            1999
                                                         --------------     --------------      --------------     --------------
                                                                                                          (Unaudited)
Cash flows from operating activities
   Net loss                                              $   (1,655,193)    $   (3,444,520)     $     (412,574)    $  (11,565,383)
                                                         --------------     --------------      --------------     --------------
   Adjustments to reconcile net loss to net cash
    used by operating activities
     Depreciation and amortization                              370,423            255,978              91,160            233,048
     Stock issued for services                                   72,741             30,000              30,000          2,346,188
     Stock based compensation                                   928,252          1,547,560                  -           2,588,199
     Stock issued with bridge financing                              -                  -                   -           2,162,295
     Warrants issued                                                 -                  -                   -                  -
     Allowance for doubtful accounts                                 -                  -                   -              12,500
     Loss on sale of equipment                                   18,942                 -                   -                  -
     Changes in assets and liabilities
       Accounts receivable                                       (1,803)            12,245              (8,843)          (194,014)
       Other assets                                                  -              (3,880)            (11,830)            19,126
       Accounts payable                                         127,320            (14,510)             62,317          1,007,958
       Accrued expenses                                           2,831            104,445             (32,934)           382,371
       Accrued interest                                              -              91,227              45,614             48,878
       Cash overdraft                                            (2,333)                -                8,902                 -
                                                         --------------     --------------      --------------     -------------
                                                              1,516,373          2,023,065             184,386          8,606,549
                                                         --------------     --------------      --------------     --------------
         Net cash used by operating activities                 (138,820)        (1,421,455)           (228,188)        (2,958,834)
                                                         --------------     --------------      --------------     --------------

Cash flows from investing activities
   Purchase of equipment                                        (29,244)          (121,117)             (5,413)          (228,353)
   Cash acquired from acquisitions                                   -                  -                   -               5,878
   Acquisition costs                                                 -                  -                   -            (308,143)
   License development costs                                    (18,297)                -                   -              (1,000)
                                                         --------------     --------------      --------------     --------------
        Net cash used by investing activities                  (47,541)          (121,117)             (5,413)          (531,618)
                                                         --------------     --------------      --------------     --------------

Cash flows from financing activities
   Net activity - due to officer                                 94,461            (16,667)             (2,000)                -
   Offering costs                                                    -                  -                   -            (175,000)
   Payments on short-term notes                                      -                  -                   -            (127,062)
   Proceeds on short-term notes                                      -                  -                   -           1,550,000
   Proceeds from issuance of common stock                        92,500          2,179,305             235,001          1,631,904
                                                         --------------     --------------      --------------     --------------
         Net cash provided by financing activities

                                                                186,961          2,162,638             233,001          2,879,842
                                                         --------------     --------------      --------------     --------------

Net increase (decrease) in cash                                     600            620,066                (600)          (610,610)

Cash at beginning of period                                          -                 600                 600            620,666
                                                         --------------     --------------      --------------     --------------

Cash at end of period                                    $          600     $      620,666      $           -      $       10,056
                                                         ==============     ==============      ==============     ==============

Supplemental disclosure of cash flow information

         Cash paid for interest for the years ended June 30, 1998 and 1999 was $2,387 and $1,411, respectively and $45,614 and $480,462 for the six months ended December 31, 1998 and 1999 (unaudited).


                      See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental disclosure of non-cash investing and financing activities:

         During the year ending June 30, 1998, Telecom Wireless Corporation (the Company) issued 28,600 shares of common stock to pay legal fees of $71,500 for services involved with the acquisition of Keys Microcable Corporation (the Subsidiary).


         During the year ending June 30, 1998, the Company issued a note to settle the Subsidiary's $1,276,841 credit facility and 30,891 shares of common stock in exchange for an 18% interest held by the minority stockholder in Keys. The Company then exchanged 432,202 shares of common stock for all of the stock of the Subsidiary. In exchange for issuing the 432,202 shares of common stock, the Company received 82% of the shares of the common stock of the Subsidiary. Thus the Company acquired 100% of the outstanding stock of Keys.



         During the year ended June 30, 1999, the Company acquired 100% of the outstanding common stock of Phoenix Communications, Inc. (Phoenix). During the six months ended December 31, 1999, the Company acquired 100% of the outstanding stock of America's Web Station, Inc. (America's
         Web) and 90% of the outstanding common stock of Prentice Technologies, Inc. (Prentice) (Note 3).


                      See notes to consolidated financial statements.

                  TELECOM WIRELESS CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1998 AND 1999 IS UNAUDITED)



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Telecom Wireless Corporation (the Company, formerly Stetson Oil Exchange, Inc.) was incorporated on April 12, 1984 under the laws of the State of Utah.

Subsequent to incorporation, the Company participated in various ventures; however, it was dormant for a number of years prior to 1998.



In June 1998, the Company acquired Keys Microcable Corporation (Keys) in a stock-for-stock exchange that was accounted for as a reverse purchase. The Company exchanged 463,093 shares for all of the outstanding shares of Keys. The Company was a shell company with no assets or liabilities. After the transaction, the shareholders of Keys held 89% of the common stock of the Company.




Keys was incorporated on May 2, 1995 under the laws of the State of Florida to operate a wireless cable television system which serves the Lower Keys of Florida. It was formed in 1995 to further the venture of Keys Microcable, JV, the predecessor company in a tax free exchange of interests. To do this, its majority shareholder, Wireless Development Group, Inc. (formerly Key West Wireless Partners, G.P.), had entered into a Joint Venture Agreement with Satellite Microcable Corp. to jointly develop a wireless cable television system to serve Key West and the adjacent Lower Keys.


REORGANIZATION


In April 1999, the Company completed a reorganization through a merger with Phoenix Communications, Inc. by exchanging 13,825,000 shares of common stock for all the outstanding common stock of Phoenix. The purpose of the merger was to provide immediate interim funding for the operations of the Company as Keys had significant liabilities and no cash to meet its needs. The merger resulted in an immediate change in the Company's management, which presented an opportunity to provide funding to the Company. At the time of the merger, Phoenix had no assets, liabilities, equity or operations. After the merger, Phoenix shareholders held 94% of the common stock of the Company. The transaction was accounted for at historical cost as Phoenix was a shell company and acquired control.




The business plan of the Company involves capitalizing on the convergence on the Internet of video, voice and data through the acquisition of Internet Service Providers ("ISPs") and Competitive Local Exchange Carriers ("CLECs"). The goal of the Company is to provide broadband connectivity, content, and electronic commerce via an Internet platform to residential and business customers in both the United States and abroad.

The Company has acquired, in separate transactions, the stock of one ASP and one ISP subsequent to year end and plans to continue to acquire companies to expand its operations.

PRINCIPALS OF CONSOLIDATION



The consolidated balance sheet includes the accounts of the parent company, Telecom Wireless Corporation and its wholly-owned subsidiaries, Keys and Phoenix, as of June 30, 1999 and America's Web as of December 31, 1999 (unaudited) (Note 3). Affiliated companies in which Telecom does not have a controlling interest, or which control is likely to be temporary are accounted for under the equity method. The Company acquired a 90% interest in Prentice Technologies, Inc. (Prentice). The Prentice transaction was rescinded in December 1999. The Company's investment in Prentice had been recorded under the equity method due to the Company having temporary control of Prentice (Notes 3 and 15). All significant intercompany transactions and balances have been eliminated.



INTERIM FINANCIAL STATEMENTS (UNAUDITED)


In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at December 31, 1999 and 1998 and the results of its operations and changes in cash flows for the six months then ended. The results of operations for the six months ended December 31, 1998 and 1999 are not necessarily indicative of the results to be expected for a full year.


PROPERTY AND EQUIPMENT

Equipment is recorded at cost and depreciated by the straight-line method over the estimated useful lives of the assets ranging from 3 to 9 years. Leasehold improvements are recorded at cost and amortized by the straight-line method over the terms of the leases, or the estimated useful lives of the assets.

LICENSE DEVELOPMENT COSTS, SUBSCRIBER LISTS AND GOODWILL

Intangibles are capitalized and amortized utilizing the straight-line method. License development costs are amortized over the life of the license (7 - 8 years), goodwill is amortized over its economic life of 3 years and subscriber lists are amortized over 3 years.

DEFERRED ACQUISITION COSTS

Deferred acquisition costs consist of costs associated with the Company's investigation of potential future acquisitions. Indirect acquisition costs, including salaries, are expensed as incurred. These costs will be capitalized upon completion of the acquisition or charged to expense if the acquisition is unsuccessful.

DEFERRED OFFERING COSTS

Deferred offering costs represents costs incurred in conjunction with the Company's equity offering and registration activities. Deferred offering costs will be offset against net proceeds, if successful, or expensed in operations if the offering is unsuccessful.

LONG-LIVED ASSETS

The Company assesses valuation of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

REVENUE RECOGNITION

Wireless television revenue and internet service revenue consist of the monthly fees charged to subscribers. Subscribers are billed at the beginning of each month and revenue is recognized as service is provided.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising costs to date have not been significant.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET LOSS PER SHARE


In accordance with the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share", basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares. For the years ended June 30, 1998 and 1999 and the six months ended December 31, 1998 and 1999 all potential common shares, which included convertible preferred stock, stock options and warrants, were antidilutive and therefore were excluded from these calculations.


COMPREHENSIVE INCOME

The Company adopted Statement of Financial Accounting Standard No. 130 (SFAS
130), "Comprehensive Income", for the years ending June 30, 1998 and 1999. There were no components of comprehensive income; consequently, no separate statement of comprehensive income has been presented.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short term maturity of these instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company does, however, on occasion exceed the Federal Deposit Insurance Corporation federally insured limits.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 establishes new standards by which derivative financial instruments must be recognized in any entity's financial statements. Besides requiring derivatives to be included on balance sheets at fair value, Statement No. 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement No. 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement No. 133 is required to be adopted by the Company in 2000. Management, however, does not expect the impact from this Statement to have a material impact on the financial statement presentation, financial position or results of operations.

NOTE 2 - GOING CONCERN

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended June 30, 1999, the Company incurred a consolidated net loss of approximately $3,445,000, including negative cash flow from operations of approximately $1,421,000. Cash requirements were covered by sales of the Company's equity securities.

The Company will require substantial additional funds to satisfy its working capital requirements and to meet the objectives of its business plan. Management plans to obtain these funds primarily from debt and equity placements with institutional investors and wealthy individuals until such time as its cash requirements can be satisfied from operations. However, no assurance can be given that the Company will be able to raise sufficient funds from such sources or to generate sufficient cash flow from operations to meet its working capital requirements. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - ACQUISITIONS


During the year ending June 30, 1998, the Company agreed to issue a note to settle the Subsidiary's $1,276,841 credit facility and 30,891 shares of common stock in exchange for an 18% interest held by the minority stockholder in Keys.


In June 1998, the Company exchanged 432,202 shares of common stock for the remaining 82% of the common stock of Keys. Thus the Company acquired 100% of the outstanding stock of Keys. After the merger, Keys' shareholder held 89% of the outstanding common stock of the Company. This transaction was accounted for at historical cost through a reverse acquisition by the Company. The Company was a shell company with no assets or liabilities.

In April 1999, the Company completed a reorganization through a merger with Phoenix Communications, Inc. by exchanging 13,825,000 shares of its common stock for all the outstanding common stock of Phoenix. At the time of the merger, Phoenix had no assets, liabilities, equity or operations. After the merger, Phoenix shareholders held 94% of the outstanding common stock of the Company. The transaction was accounted for at historical cost as Phoenix was a shell company and acquired control.

In July 1999 the Company consummated an acquisition of all of the issued and outstanding common shares of America's Web Station for 28,562 shares of common stock valued at $199,931 for purposes of the acquisition. The acquisition has been accounted for as a purchase. The purchase price, including acquisition costs, was allocated as follows:

                 Cash                                                                           $        5,878
                 Accounts receivable, net                                                               14,893
                 Property and equipment                                                                 53,705
                 Intangible assets                                                                       8,743
                 Subscriber lists                                                                      225,000
                 Other assets                                                                            2,957
                                                                                                --------------
                                                                                                       311,176

                 Liabilities assumed                                                                  (191,814)
                                                                                                --------------
                                                                                                       119,362

                 Consideration given and acquisition costs                                            (255,390)
                                                                                                --------------

                 Excess purchase price recorded as goodwill                                     $      136,028
                                                                                                ==============

The following unaudited pro forma data summarizes the results of operations for the year indicated as if the acquisition of America's Web had been completed as of the beginning of the period presented. The proforma data gives effect to actual operating results prior to the acquisition, adjusted to include depreciation of fixed assets, amortization of intangibles and additional interest expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the periods presented of that may be obtained in the future.



Six months ended December 31, 1999 (A)

     Revenues                                                                                               $         371,695
     Net (loss)                                                                                             $     (11,565,383)
     Basic and diluted (loss) per share                                                                     $           (.72)
Year ended June 30, 1999
     Revenues                                                                                               $          681,822
     Net (loss)                                                                                             $       (3,684,295)


                                          F - 14

     Basic and diluted (loss) per share                                                                     $          (.89)

(A) The figures for America's Web for the one month ended July 31, 1999 have been excluded as they are immaterial for this presentation.

INVESTMENT IN SUBSIDIARY

Effective September 30, 1999 the Company consummated the acquisition of 90% of the issued and outstanding common stock of Prentice Technologies, Inc for 346,667 shares of common stock valued at $2,426,669 and issued a $253,750 note payable.



Effective December 29, 1999, the Company completed the rescission of the Prentice Transaction. The Company reconveyed its 90% ownership in Prentice and cancelled the 346,667 shares of its common stock that were originally issued as partial consideration for the acquisition. The note payable to Prentice in the amount of $253,750 also was cancelled. No payments had been made on the note since its issuance in September 1999. Options for the purchase of 550,000 shares and the 100,000 shares of common stock issued to the sole shareholder of Prentice also were cancelled. This investment had been accounted for under the equity method because the Company retained only temporary control of Prentice.




The Company owes Prentice approximately $57,000 relating to operating costs incurred while the Company subleased office space from Prentice.






The financial statements for the six months ended December 31, 1999 include $163,057 of the income from the equity in earnings of Prentice subsidiary from the date of acquisition to the date of rescission.

NOTE 4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment are as follows:


                                                                                             June 30,                December 31,
                                                                                              1999                        1999
                                                                                        ----------------           ----------------
Service center property and equipment
     Office equipment and computer                                                      $         61,091           $        210,403
     Furniture and fixtures                                                                       14,696                     25,417
                                                                                        ----------------           ----------------
                                                                                                  75,787                    235,820
                                                                                        ----------------           ----------------
Wireless television plant
     Machinery and equipment                                                                      61,752                     29,109
     Leasehold improvement headend                                                                35,535                     35,535
     TV transmission equipment                                                                   314,387                    353,823
     Test equipment                                                                               26,879                     42,057
     Subscriber recoverable equipment                                                            121,502                    121,771
     Subscriber non-Recoverable Equipment                                                         45,997                     45,997
     Vehicles and Equipment                                                                       49,261                    107,588
     Engineering                                                                                  10,164                     51,623
                                                                                        ----------------           ----------------
                                                                                                 665,477                    787,503
                                                                                        ----------------           ----------------

Total property and equipment                                                                     741,264                  1,023,323
     Less accumulated depreciation                                                              (151,467)                  (305,531)
                                                                                        ----------------           ----------------

                                                                                        $        589,797           $        717,792
                                                                                        ================           ================

NOTE 5 - ACCRUED EXPENSES

Accrued expenses consists of the following:



                                                                                             June 30,                December 31,
                                                                                              1999                       1999
                                                                                        ----------------           ----------------
     Accrued lawsuit settlements                                                        $         97,000           $         60,000
     Accrued payroll costs                                                                        43,703                     92,429
                                                                                        ----------------           ----------------

                                                                                        $        140,703           $        152,429
                                                                                        ================           ================



NOTE 6 - LEASE OBLIGATIONS


The Company leases certain telecommunications and technology equipment under an operating lease agreement. The Company has leased equipment for the purpose of expanding its Internet capabilities.

The equipment presently is in storage in Albuquerque, New Mexico. Lease payments on this equipment aggregate approximately $45,780 per month and were scheduled to begin in November 1999.

The future minimum rental payments due under the lease agreements are as follows:



                Year Ending June 30
                -------------------

                        1999 (six months remaining)                                     $        274,680
                        2000                                                                     549,360
                        2001                                                                     549,360
                                                                                        ----------------

                        Total                                                           $      1,373,400
                                                                                        ================


NOTE 7 - SHORT-TERM NOTES PAYABLE

On September 1, 1999, the Company obtained various bridge loans totaling $250,000. The loans bear interest at 10% per year with principal and interest due and payable in full on the earlier of (a) October 31, 1999 or (b) the date of receipt by the Company of financing aggregating at least $2,000,000. These loans are personally guaranteed by a shareholder of the Company. These loans are past due (Note 15).

On September 23, 1999, the Company obtained various bridge loans totaling $750,000. The loans bear interest at 10% per year with principal and interest due and payable in full on the earlier of (a) November 23, 1999 or (b) the date of receipt by the Company of financing aggregating at least $2,000,000. These loans are past due (Note 15).


Attached to these loans are warrants for the purchase of 100,000 shares of the Company's common stock at $7 per share. These warrants terminate after four years or the date on which a registration statement relating to the shares underlying the warrants has been in effect for two years. If the loans are not repaid in full within one month of the date of issuance, the lenders are entitled to receive an additional 100,000 warrants subject to the same terms as the repricing warrants issued in conjunction with the private placements discussed in Note 10. The Company also issued warrants for the purchase of 300,000 shares at an exercise price of $.001. The Company amortized approximately $2,000,000 of interest expense over the two month term of the loans related to these warrants (Note 11).



In connection with the acquisition of Prentice Technologies, the Company signed a $253,750 note payable, due March 2000 with principal and interest of $43,284 payable monthly. Interest is calculated at 8% per annum. The Company completed a rescission of the transaction with Prentice in December 1999 which resulted in the cancellation of this note.


The Company assumed notes payable in conjunction with the acquisition of America's Web which are due on demand. Interest is calculated at 7% - 19% per annum and the notes are unsecured.

In October 1999, the Chairman of the Board of Directors sold an option to a consultant to purchase 250,000 shares of Telecom Wireless' common stock from the Chairman for $250,000. The term of the option is two years and the option exercise price is $.10 per share. The Chairman loaned the $250,000 to Telecom Wireless. The Consultant has registation rights with respect to the shares for which the option is exercisable. In January 2000, the Company issued 250,000 shares of its common stock to the Consultant in satisfaction of the loan. The Company recognized compensation expense of $1,727,571 determined using the Black Scholes pricing model with the following assumptions: expected life of two years, 0% volatility, risk free interest rate 5.5% and a dividend yield of 0%. In January the option was exercised.




In November 1999 the Company signed a note payable to a corporation in the amount of $700,000, bearing interest 12% per annum. Principal and accrued interest are due in full in April, 2000. The note is convertible into common stock of the Company at a conversion rate of $7 per share. This note was entered into in conjunction with the agreement to acquire an equity interest in another entity (Note 15).




In December 1999 the company signed a note payable to an individual for $140,000. The principal and interest at 10% per annum and 7500 shares of the company's common stock are payable on or before April 21,2000. If not paid until May 21, 2000, the principal and interest as described above are due along with 15,000 shares of the company's common stock. If not paid until June 20, 2000 the Company is obligated to issue 50,000 shares of common stock in full satisfaction of the debt.





In November 1999 the Company signed a $160,000 note payable to a corporation which bears interest at the prime rate plus 2% per annum, is due on demand and provides for security consisting of all assets of the Company that are not already encumbered.

NOTE 8 - NOTE PAYABLE

The Company assumed a note with a financial institution in conjunction with the acquisition of America's Web. Payments of $364, including interest at 8.9%, are due monthly and the note is collateralized by a vehicle. The note matures in April 2002.

Note payable matures as follows:


         Year Ending June 30,
         --------------------

              2000                                                                     $         5,662
              2001                                                                               5,662
              2002                                                                               2,110
                                                                                       ---------------

                                                                                       $        13,434
                                                                                       ---------------
                                                                                       ---------------


NOTE 9 - NOTE PAYABLE


AGREEMENT WITH MINORITY SHAREHOLDER


As of June 10, 1998, JRHW17 Corporation (owned by a minority shareholder of
Keys) had advanced Keys $1,276,841. On that date, the Company entered into an agreement with JRHW17 Corporation to cancel this debt. The Company is obligated to issue 20,000 shares of the Company's $100 par value Class H Non-voting, Convertible Preferred Stock, which has not been issued as of December 31, 1999. The 20,000 shares of Class H stock shall be redeemable by the Company at par value if not previously converted, provided that the Company shall not exercise its redemption right prior to January 1, 2005. Class H preferred stock shall be convertible to common stock of the Company upon the filing of a Registration Statement with the Securities and Exchange Commission (SEC) for a public offering of shares of the Company. One half of the shares issuable upon exercise of the conversion will have "piggyback" registration rights on the first public offering, the remaining shares resulting from the conversion will have registration rights on the next subsequent or secondary offering. Subject to approval of the regulatory authorities and the underwriters, the Class H shares will convert to common stock of the Company on the following basis: the conversion rate will be determined at the time of the public offering by first taking 125% of the price at which a share of the Company's common stock will be offered to the public. This number so calculated will be the divisor and the par value per share of Class H stock (i.e., $100.00) will be the dividend and the quotient will then be the number of common shares into which each share of Class H stock will be convertible. The common stock received upon conversion by the Class H stockholder, subject to the foregoing registration rights, shall be restricted pursuant to SEC Rule 144 and shall contain a legend on each certificate to that effect.

The Company will reflect the obligation as a liability until the Class H preferred stock is issued. The Company has continued to recognize interest expense based on the difference between the note and the par value of the Class H preferred stock to be issued.

NOTE 10 - PRIVATE PLACEMENTS

In April 1999, the Company privately placed 120,000 shares of its common stock at a price of $5 per share. The company received proceeds of $516,905 net of related costs of $83,095.

In May 1999, the Company privately placed 297,786 shares of its common stock accompanied by registration rights at a price of $7.00 per share. Proceeds to the company aggregated $1,724,508, net of $359,994 in offering costs. In July 1999, $352,666 of the proceeds were received and are reflected as a stock subscription receivable as of June 30, 1999.

In connection with the May 1999 private placement, the Company also issued a warrant to Thomson Kernaghan & Co., Ltd., a Canadian broker-dealer that acted as co-placement agent, for the purchase of 45,000 shares of common stock at an average exercise price of $7.25 per share expiring June 8, 2002. In addition, the Company issued warrants for the benefit of the purchasers in the name of Thomson Kernaghan & Co., Ltd., as Agent, for allocation by it as placement agent, for the purchase of 27,000 shares of common stock at an exercise price of $7.00 per share expiring on June 8, 2002.

In August 1999, the Company privately placed 105,285 shares of its common stock accompanied by registration rights at a price of $7.00 per share. Proceeds to the Company aggregated $641,370 net of $95,625 in offering costs. The Company issued 22,650 shares of stock to the placement agent.

In September 1999, the Company privately placed 63,893 shares of its common stock accompanied by registration rights at a price of $7.00 per share. Proceeds to the Company aggregated $387,868 net of $59,383 in offering costs. In addition, the Company issued an additional 33,334 shares to one investor in a private placement at no additional cost for failure to have a registration statement declared effective on a timely basis.


The purchasers of restricted shares of the Company's common stock in certain private placements acquired certain registration rights in connection with their purchases. The rights include a right to require the Company, at its cost, to file by specified deadlines registration statements covering such common stock and the shares issuable upon exercise of the repricing warrants issued in connection with the purchases of the common stock. If a registration statement is not declared effective within 90 days after the relevant filing deadline, the Company may be obligated to pay a cash penalty equal to 2% per month of the final amount of the completed offering until the registration statement is declared effective. The Company believes it will not have to pay a penalty as outlined in the agreements. The potential cash penalty as of December 31, 1999 was approximately $30,000.

The August and September Private Placements contained repricing warrants which entitle the holder to purchase, at an exercise price of $.001 per share, that number of shares as equals the number of shares purchased by that holder multiplied by a fraction the numerator of which is $8.75 minus the average closing bid prices of the common stock during the twenty (20) days following the effective date of the registration statement, and the denominator of which is the average closing bid prices of the common stock during the twenty (20) days following the effective date. The number of repricing warrants to be issued is dependent on a future event and therefore cannot be valued utilizing the Black-Scholes model until all contingent factors are known. Assuming a $7.00 closing bid price, warrants to purchase 50,628 shares would be issued. These warrants were amended. (Note 15)


In December 1999, the Company entered into an agreement with an individual to issue 100,000 shares of the Company's common stock at a purchase price of $2.50 per share and warrants for the purchase of an additional 100,000 shares of common stock at an exercise price of $2.50 per share. The warrants will be exercisable at any time within three years from the date of the contract.


NOTE 11 - COMMON STOCK, OPTIONS AND WARRANTS

CONSULTING AGREEMENT


On June 18, 1998 the Company entered into an option agreement with the former minority shareholder of Keys, for services rendered, under which the shareholder has the right to purchase a number of shares of Company's common stock equal to $400,000 divided by the exercise price of the option. The exercise price of the option is calculated as the lower of 50% of the closing bid price of the shares on the trading day immediately prior to the exercise date or 50% of the opening bid price on the next trading day. The options expire in June 2002. No options related to this agreement had been exercised as of December 31, 1999. The options were valued at approximately $487,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life 4 years, 0% volatility, risk-free interest rate of 5.5% and a dividend yield of 0%. This expense has been recognized for the year ended June 30, 1998.



As a part of a June 1, 1998 agreement with a consultant, the Company granted the consultant, for services rendered, an irrevocable common stock purchase option exercisable for an aggregate of 185,000 shares of common stock of the Company through June 2001. The consultant may exercise the option as follows: 5,000 options are exercisable at an exercise price of $2.50 per option, provided that the bid price of the Company's common stock shall be at least $5.00 per share at the date of exercise; 80,000 options are exercisable at an exercise price of $3.75 per option, provided that the bid price of the Company's common stock shall be at least $7.50 per share at the date of exercise; and 100,000 options are exercisable at an exercise price of $5.00 per option, provided that the bid price of the Company's common stock shall be at least $10.00 per share at the date of exercise. The options were valued at approximately $450,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life 3 years, 0% volatility, risk-free interest rate of

5.5% and a dividend yield of 0%. This expense has been recognized for the year ended June 30, 1998.

In early 1999 two current officers of the Company entered into a management agreement through an entity controlled by them whereby they were to receive a 50% equity interest in Keys in consideration of the performance of management services. At that time, these officers were not associated with the Company, so the agreement was negotiated at arms' length. However, this agreement was terminated, after partial performance, in connection with the Phoenix Communications share exchange (Note 3). A settlement of the Company's obligations under this agreement has been made by the issuance of warrants for the purchase of 123,222 shares of common stock of the Company at an exercise price of $5.275 per share. The fair value of these warrants was $212,560 based upon the Black-Scholes pricing model with the following assumptions: expected life five years, 0% volatility, risk free interest rate of 5.5% and a dividend yield of 0%. This expense has been reflected in the accompanying financial statements for the year ended June 30, 1999.

EMPLOYMENT AGREEMENT

In August 1999, in conjunction with the acquisition of Prentice, one of its officers received an option to purchase 350,000 shares of common stock which were subject to certain performance requirements. No compensation expense was reflected in the accompanying financial statements due to the uncertainty of meeting the performance criteria. These options were cancelled in December 1999.

1999 STOCK OPTION PLAN

In 1999, the Company adopted its Amended and Restated 1999 Stock Option and Restricted Stock Plan (the Plan). The total number of shares of the Company's common stock that may be issued to grantees and recipients under the plan is 800,000. The plan allows issuance of both qualified (or incentive) options and non-qualified options as well as shares of restricted stock (stock awards). Options and stock awards may be granted to employees, independent contractors, officers, directors and consultants at the discretion of the Board of Directors or a committee to be appointed by the Board of Directors. No grant may be made under the 1999 Plan after ten years, but awards granted prior to that time may extend beyond it. Unless otherwise stated by the committee that governs the Plan, the term of an option will be five years from the date of grant, but no option may have a term of more than ten years from the date of grant.

1999 STOCK OPTION PLAN (CONTINUED)

Options granted under the plan vest 20% at the end of each of the five years of service following the grant date. The board of directors of the Company may specify terms and conditions other than those noted above. During 1999, 83,868 options were issued under this plan to employees with exercise prices from $7.73 to $13.53, and none were vested as of June 30, 1999. The exercise prices of the options were greater than the fair value of the common stock on the date of grant. The fair value of 45,060 of these options is $0 and 38,808 of these options have a fair value of $97,408 utilizing the Black-Scholes model with the following assumptions: expected life of 5 years, 0% volatility, risk-free interest rate of 5.5% and a 0% dividend yield. As the Company has adopted the disclosure only provisions of the Statement of Financial Accounting Standard No. 123, (SFAS 123) "Accounting for Stock-Based Compensation," no compensation expense has been recognized related to those options.

STOCK-BASED COMPENSATION

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board No. 25, (APB 25) Accounting for Stock Issued to Employees; and complies with the disclosure requirements of SFAS 123. Under APB 25, compensation cost, if any, is recognized over respective vesting periods based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price.



During 1999, the Company issued options for the purchase of 5,584,414 shares of the Company's common stock to several employees of the Company. The fair value of the common stock on the dates of issuance was $7 per share and the exercise prices are between $2.55 and $10.55 per share. Approximately $1,548,000 and $222,500 in compensation expense is included in the June 30, 1999 and December 31, 1999, financial statements, respectively. This expense reflects options granted to employees with exercise prices below fair value on the date of grant.




The Company issued 27,707 shares of common stock to employees of a subsidiary which were valued at $7 per share for a total of $193,949. This expense is reflected as stock based compensation in the financial statements for the six months ended December 31, 1999.




In October 1999, the majority stockholder of the Company sold an option to purchase 250,000 shares of the Company's common stock for $250,000 and lent the proceeds to the Company. The term of the option is two years and the option exercise price is $.10 per share. The fair value of this option is approximately $1,700,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life of 2 years, 0% volatility, risk-free rate of 5.5% and a 0% dividend yield. Compensation expense will be recognized in October 1999 for this option. The Company issued 250,000 shares of its common stock in January 2000 to the option holder in payment of the loan and termination of this option.




In November 1999, the Company authorized the issuance of warrants for the purchase of 300,000 shares of its common stock as partial consideration for consulting services rendered by a financial consultant. In November 1999, the consultant indicated its desire to exercise the warrants. In January 2000, the Company issued the shares underlying the warrants to three individuals identified by the holder of the warrant.




In December 1999, the Company entered into a one-year investment banking agreement with an institution. Under the agreement, the investment banker is to perform a variety of services including advice and counsel regarding strategic business and financial plans, negotiations with potential investors, acquisition candidates, strategic partners and other such services. The agreement requires a non-refundable fee of $500,000 or 550,000 shares of the Company's common stock and a three-year warrant for the purchase of an additional 1,000,000 shares exercisable at $5.50 per share. The shares were valued at $2.50 per share based on stock transactions for cash with unrelated parties in December, 1999 and January 2000. The fair value of the stock or $1,375,000 will recognized over the one-year term of the contract. Approximately $114,000 was recognized as stock-based compensation during December 1999. The warrants had no value as determined by the Black Scholes pricing model using the following assumptions: expected life 3 years, 0% volatililty, risk-free interest rate of 5.5% on a 0% dividend yield. If the 550,000 shares are not free-trading by March 21, 2000, the Company is obligated to issue an additional 200,000 shares of common stock as a penalty. The Company also agreed to pay finder's fees with respect to transactions introduced to the Company by the investment banker. The investment banking company may assess finder's fees to the Company for a two and a half-year period subsequent to the term of this agreement.



Had compensation cost for stock-based compensation been determined based on the fair value on the grant date consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced by (1) either the fair value of grants to employees at greater than fair market value based upon calculating the fair value utilizing the Black-Scholes option pricing model or (2) the fair value of the options will be reflected over the time of services to be rendered which will correlate the individual employee's vesting schedule.

Net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated as follows:


                                                                   June 30,                           December 31,
                                                     -----------------------------------   -----------------------
                                                          1998               1999               1998                1999
                                                     ---------------    ---------------    ---------------     ---------
Net income (loss) - as reported                        $  (1,655,193)        (3,444,520)          (412,574)        (11,565,383)
Net income (loss) - pro forma                          $  (1,655,193)        (3,444,520)          (412,574)        (11,690,883)
Earnings (loss) per share - basic and
assuming dilution as reported                          $      (15.08)              (.92)              (.10)               (.72)
Earnings (loss) per share - pro forma                  $      (15.08)              (.92)              (.10)               (.72)



Summarized information relating to stock options is as follows:

The following is a summary of options and warrants granted, exercised and expired:


                                                                                               Currently Exercisable
                                                                                   ------------------------------------------------
                                                                      Weighted                                          Weighted
                                                                      Average                                           Average
                                                                      Exercise                                          Exercise
                                                                      Price of                                          Price of
                                                                      Options                                           Options
                                                                        and                                               and
                                     Options          Warrants        Warrants         Options         Warrants         Warrants
                                  -------------    -------------   --------------  --------------   --------------   --------------
Outstanding June 30,
  1997                                       -                -                -
Granted                                 350,090               -     $      4.00
Exercised                                    -                -                -
                                  -------------    -------------
Outstanding June 30,
  1998                                  350,090               -            4.00           350,090               -     $      4.00
                                                                                   --------------   --------------
Granted                               5,545,060          195,222           9.60           423,222           72,000           3.90
                                                                                   --------------   --------------
Exercised                                    -                -
Cancelled                              (115,090)              -
                                  -------------    ------------
Outstanding June 30,
  1999                                5,780,060          195,222           9.52           535,000          195,222           4.17
                                                                                   --------------   --------------
Granted                               1,393,265        2,982,287           9.59            38,265        1,895,487           5.14
                                                                                   --------------   --------------
Exercised                                    -          (300,000)          5.51
Cancelled                                (7,000)        (580,000)
                                  -------------    -------------

Outstanding December 31,   1999       7,166,325        2,297,509       $9.50              573,265        2,090,709    $      4.60
                                  =============    =============                    =============    =============

                                                                                                         Options and Warrants
                                                 OPTIONS AND WARRANTS OUTSTANDING                            EXERCISABLE
                                             -------------------------------------------------   -----------------------------------
                                                                                    Weighted
                                                                  Weighted           Average                             Weighted
                                                                   Average          remaining                            Average
                                                 Number           Exercise         Contractual       Number              Exercise
                                              Outstanding           Price             Life          Exercisable           Price
                                             -------------     -------------       -----------      -----------      ---------------
      Range of Options and Warrants
            Exercisable Price
-------------------------------------------
June 30, 1999
-------------
$2.55 - $7.73                                     1,130,222    $        4.81              7.38            680,222    $        3.88
$10.00 - $13.53                                   4,845,060            10.56              4.75             50,000             8.00

December 31, 1999
-----------------
$2.55 - $7.73                                     4,163,974             4.43              6.15          2,663,974             4.60
$10.00 - $13.53                                   5,299,860    $       11.01              4.75                 -     $           -


The weighted average exercise prices for the options and warrants granted are as follows:

                                                                                                           Weighted
                                                                                                          Average Grant
                                                                   Number of            Number of          Date Fair
                                                                   Options             Warrants               Value
                                                                ----------------     ----------------    ----------------
  Granted during the year ended June 30, 1998
       Less than fair value                                              350,090                   -      $          1.00
       Equal to fair value                                                    -                    -                    -
       Greater than fair value                                                -                    -                    -
                                                                ----------------     ----------------

                                                                         350,090                   -
                                                                ================     ===============
  Granted during the year ended June 30, 1999
       Less than fair value                                              400,000              123,222     $          3.81
       Equal to fair value                                                    -                42,000                1.05
       Greater than fair value                                         5,145,060               30,000                   -
                                                                ----------------     ----------------

                                                                       5,545,060              195,222
                                                                ================     ================
  Granted during the period ended December 31, 1999
       Less than fair value                                            2,858,265              300,000     $          3.26
       Equal to fair value                                                    -               350,487                1.39
       Greater than fair value                                           661,800                   -                    -
                                                                ----------------     ----------------

                                                                       3,520,065              650,487
                                                                ================     ================

NOTE 12 - STOCK SPLITS

The Company approved a 1 for 5 reverse stock split to be effective May 3, 1999. The par value was changed from .006 per share to .001 per share.

All share and per share amounts have been restated to reflect the above stock splits.

NOTE 13 - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through September 30, 1999. The following table sets forth the primary components of:

                                                                    Year Ended                          Six Months Ended
                                                                      June 30,                           December 31,
                                                         ---------------------------------      ---------------------------------
                                                              1998               1999                1998               1999
                                                         --------------     --------------      --------------     --------------
Deferred tax asset:
Net operating loss carryforwards                         $      690,000     $    1,330,000      $      855,000     $    5,956,000
Valuation allowance                                            (690,000)        (1,330,000)           (855,000)        (5,956,000)
                                                         --------------     --------------      --------------     --------------

                                                         $           -      $           -       $           -      $           -
                                                         ==============     ==============      ==============     =============


At June 30, 1998 and 1999 and December 31, 1998 and 1999, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the reliability of tax assets such that a full valuation is appropriate.



At December 31, 1999, the Company had approximately $16,415,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income subject to certain limitations due to change in control. These net operating losses expire through 2009.


NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

LICENSE RIGHTS

A Joint Venture affiliate of Keys, Satellite Microcable Corporation, has negotiated lease agreements with ten third-party FCC commercial WCTV (Note 1) license holders for exclusive use of their licenses for the purpose of broadcasting WCTV transmissions. As of the report date, some channels are under STA (Special Temporary Authority) pending issuance of permanent licenses.

EMPLOYMENT CONTRACTS

The Company entered into various employment agreements with certain officers for terms of three years each, expiring March 31, 2002. The agreements call for a minimum annual salary, aggregating $1,025,000, with increases based on annual review by the compensation committee. If the Company terminates the employment agreement without cause, the Company will be obligated to pay the base salary for the remainder of the initial term.

IDLE EQUIPMENT


The Company purchased 15 transmitters which are not in current use. The Company has negotiated acceptable terms for return of transmitters to the seller. The asset is being carried at approximately $175,000, and the Company owes approximately $210,000 on the transmitters as of December 31, 1999. The seller has agreed to refund the full purchase price upon return of the equipment, less damage, if any, handling and shipping.


OFFICE SPACE AND TRANSMISSION TOWERS

Keys entered into a lease agreement for the non-exclusive use of a transmission tower and the exclusive use of the space within a building which contains satellite signal receiving equipment. The current lease period has expired as so the lease is on a month to month basis. Keys has the option to renew the lease for two additional five year periods. Keys is responsible for its proportionate share of operating expenses, utilities, insurance and taxes.

On June 1, 1998, Keys entered into a lease agreement expiring May 31, 2001 for office space in Key West, Florida, at $2,040 per month. This lease is subject to increases based on the Consumer Price Index and has an option to renew for a three year period.

On July 30, 1999, the Company entered into a lease agreement for office facilities in West Palm Beach, Florida. The agreement, expiring July 31, 2004, requires base monthly rental payments of $8,369, plus operating expenses, with a 4% annual increase in the base. The Company is responsible for its prorated share of operating expenses, taxes, utilities and insurance on all office spaces. The Company is currently in default on this lease and the landlord has filed a lawsuit to recover costs and rents due over the remaining term of the lease of approximately $900,000.

OFFICE SPACE AND TRANSMISSION TOWERS (CONTINUED)

Total annual minimum base rent commitments for the years ended June 30 are as follows:


                  For the Year Ended June 30,
                  ---------------------------
                                2000 (6 months remaining)                               $      291,594
                                2001                                                           517,447
                                2002                                                           498,211
                                2003                                                           502,513
                                2004                                                           214,502
                                Thereafter                                                       9,782
                                                                                        --------------


                                Total                                                   $    2,034,049
                                                                                        ==============




Total rent expense for the years ended June 30, 1998 and 1999 was $17,053 and $61,700, respectively and $20,584 and $120,181 for the six months ended December 31, 1998 and 1999, respectively.



SERVICES AGREEMENT



In August 1999, the Company entered into a Services Agreement with a consultant whose services began in October 1999. The Services Agreement requires that the consultant render financial consulting and other services to the Company. As consideration, the Company issued to the consultant two stock purchase warrants. The first is for the purchase of 500,000 shares of the Company's common stock at an exercise price of $5.50 per share, which has a fair value of approximately $1,500,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life of 6 years, 0% volatility, risk-free interest rate of 5.5% and a 0% dividend yield. The second is for the purchase of 720,000 shares of the Company's common stock which vests at the rate of 15,000 shares per month for 48 consecutive months, which has an aggregate fair value of approximately $3,220,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life of 6 years, 0% volatility, risk-free interest rate of 5.5% and a 0% dividend yield. This is subject to change as the exercise price on the options issued in each monthly installment is contingent upon the market value of the common stock as defined below. Compensation costs were reflected in the accompanying financial statements, for the six months ended December 31, 1999. The exercise price for each installment is 50% of the market value of the Company's common stock on the vesting date for that installment. For this purpose, market value is deemed to be the average of the closing prices for the 20 trading days preceding the vesting date of the installment. In the event of a change in control (as defined), an additional number of installments shall vest and become exercisable as equals the number of previously vested installments, and the number of shares included in each monthly installment will double.

PLACEMENT AGENT AGREEMENT

In March 1999, the Company entered into an agreement whereby a placement agent agreed to research and find sources for the Company's various needs of financing and to make introductions to persons capable of providing such financing to the Company. If any person introduced to the Company by the agent provides any investment capital or other types of financing, the Company is obligated to pay the agent 10% of the first $10,000,000 of capital, 7.5% of the following $5,000,000 of capital, and 5% of any balance. The fee is payable in cash at closing. The Company also agreed to pay the agent a non-accountable project expense fee in the amount of 1% of the financing.

In addition, the Company agreed to issue five-year warrants to the agent for the purchase of up to five shares of the Company's common stock for each $100 of funds raised at an exercise price equal to 85% of the fair market value of the Company's common stock for the 20 trading days prior to closing of the financing. The holders of the warrants were granted "piggyback" registration rights with respect to the underlying shares and the Company agreed to pay all costs of registration. As of December 31, 1999, the Company had issued warrants for the purchase of up to 150,487 shares of its common stock to the agent and its affiliates and 22,650 shares of common stock to the agent and its affiliates. The fees earned under this agreement are included in the offering costs reflected in these financial statements.


HYPERLIGHT AGREEMENTS

TECHNOLOGY MARKETING AND LICENSE AGREEMENT



In September 1999 the Company entered into a five-year agreement with HyperLight Network Corporation (HyperLight) granting the Company a non-exclusive world-wide license to market a product incorporating a new broadband technology to be acquired by HyperLight. The agreement required the Company to pay to HyperLight a license fee equal to 50% of any revenues generated under the license. The agreement was terminable by HyperLight if the Company failed to place an order for the products backed by a $50 million irrevocable letter of credit by November 1, 1999. HyperLight has given the Company notice of termination of the license agreement as no purchase order was submitted and no letter of credit was presented.



SUBSCRIPTION AGREEMENT



In September 1999 the Company entered into a subscription agreement with HyperLight to purchase 250 shares of HyperLight's Series C common stock in exchange for 500,000 shares of the Company's common stock. The subscription agreement required the Company to file a registration statement including the shares issued to HyperLight no later than October 15, 1999. In addition, the fair value of the shares issued by the Company was to be not less than $5,000,000 supported by an independent appraisal. In November 1999 HyperLight rescinded the offer to sell its securities contained in the subscription agreement due to the Company's failure to pay for the equity interest in HyperLight. Subsequently, the Company delivered the 500,000 shares to HyperLight. The subscription agreement provides that HyperLight will retain possession of the 250 shares of its common stock until the earlier of the Company completing its payment obligations under the interim funding agreement described below or the sale by HyperLight of more that 50,000 shares of the Company's common stock pursuant to the registration statement.



INTERIM FUNDING AGREEMENT



In September 1999 the Company entered into an agreement with HyperLight in which HyperLight agreed to assist the Company in making arrangements to acquire an equity interest in Vision Tek, L.P.(Vision Tek) In exchange, the Company agreed to pay $1,200,000 to HyperLight in four installments of $300,000 each over a period of nine months. The first installment was paid by FlashNet Communications, Inc. (FlashNet) as discussed below. The Company has acquired the equity interest in Vision Tek. HyperLight claims that the Company is in default under this agreement as the payment due December 1, 1999, has not been made.



VISION TEK, L.P. - ASSIGNMENT AND SUBSCRIPTION AGREEMENT



In September 1999 the Company entered into an agreement to purchase a 2% liquidating interest in Vision Tek for $400,000. The interest was purchased by FlashNet but subsequently was acquired by Telecom Wireless as described below. The interest in Vision Tek will entitle the Company to a distribution of 50 shares of Series B Common stock of HyperLight at such time as the shares are distributed to the partners of Vision Tek by the liquidator.



FLASHNET TRANSACTIONS



In September 1999 the Company assigned its rights under the subscription agreement, the interim funding agreement and the assignment and subscription agreement to FlashNet which paid the initial $300,000 installment to HyperLight under the interim funding agreement and $400,000 to the seller of the 2% interest in Vision Tek. In November 1999 the Company reacquired its rights under the assigned agreements, including the equity interest in Vision Tek, for consideration consisting of a convertible promissory note in the principal amount of $700,000 payable to FlashNet (Note 7).



SUBSEQUENT NEGOTIATIONS



In December 1999, The Company issued an additional 452,381 shares of its common stock to HyperLight in exchange for the agreement of HyperLight to waive the appraisal provision in the subscription agreement, to extend the maturity date of the $300,000 installment in default under the interim funding agreement to February 29, 2000, and to continue renegotiating the agreements in good faith. The ultimate outcome of these negotiations is unknown.





The Company has accounted for the transactions involving HyperLight as an advance until certificates evidencing the equity interest in HyperLight have been delivered to the Company and its obligations with respect to the $900,000 have been satisfied. The Company has recorded the convertible note payable (Note
7) for $700,000 to FlashNet in the financial statements of the Company as of December 31, 1999. The fair value of the 952,381 shares issued in connection with the above agreements has been reflected as a stock subscription and netted in equity at December 31, 1999 since the 250 shares of Series C common stock are being retained by HyperLight pursuant to the subscription agreement. The fair value of the shares issued was determined based on the fair market value of the Company's common stock on the date of issuance, which was $2.50 per share based on other equity transactions for cash with unrelated persons at about the same time.





Although the Company claims that the agreements with HyperLight have either been terminated or are unenforceable, the Company believes it will be successful in renegotiating the transactions. However, if the Company is not able to pay all of the $900,000 claimed to be due under the interim funding agreement, HyperLight may claim it has the right under the interim funding agreement and the subscription agreement (i) to either return the 952,381 shares of the Company's common stock to the Company, retain all payments made under the interim funding agreement and cancel the 250 shares of its Series C common stock, or (ii) to sue on the debt and retain possession of the 250 shares of HyperLight's Series C common stock until the obligations are paid in full.



OTHER AGREEMENTS


In August 1999, the Company entered into an agreement with an individual giving him the right, exercisable at any time until February 1, 2000, to cause the Company to purchase from him a total of 2,600,000 shares of the capital stock of International Datacasting Corporation, a Canadian corporation based in Ottawa, Ontario, Canada ("IDC"). The agreement expired unexercised on February 1, 2000.

OTHER AGREEMENTS (CONTINUED)

In August, the Company agreed to enter into a financial consulting agreement with the same individual to provide financial review, analysis and consulting services to the Company for a period of one year. As consideration, the Company agreed to issue to the consultant a three-year warrant for the purchase of 100,000 shares of the Company's common stock at an exercise price of $6.25 per share. The fair value of these warrants is approximately $170,000 utilizing the Black-Scholes pricing model with the following assumptions: expected life of three years, 0% volatility, risk free interest rate of 5.5% and a 0% dividend yield. The expense will be recognized ratably over his period of service. The Company can terminate the financial consulting agreement at any time upon the giving of ten days' written notice.

In April, 1999 the Company entered into a one-year agreement with a consultant for various public relations services in exchange for shares of the Company's common stock. The first payment of 17,500 shares was made in July, 1999. An additional 17,500 shares are required to be issued since the Company elected to continue these services. The Company recognized approximately $122,000 of compensation expense for the three months ended September 30, 1999. The value ascribed to the common stock is $7 as the Company has a history of selling stock for cash at $7 per share.


In December 1999, the Company entered into an agreement with a vendor to purchase broadband wireless telecommunications equipment and services to establish wireless communications networks in North America. The agreement requires expenditures over its five-year term of approximately $225,000,000 by the Company. The Company is obligated to purchase $13,635,375 of equipment during the first year of the contract. Upon satisfaction of a trial test of the system, the Company must pay $3,450,090, with additional payments of $3,392,290 each due on June 1, 2000, September 1, 2000 and December 1, 2000. The Company must pay the vendor five percent of the purchase price of any equipment that it was obligated but failed to purchase by the end of each calendar year upon termination of the agreement by either party.

                  TELECOM WIRELESS CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION WITH RESPECT TO DECEMBER 31, 1998 AND 1999 IS UNAUDITED)


NOTE 15-SUBSEQUENT EVENTS

(Unaudited)

In January 2000, the Company issued 2,300 shares of its common stock to 23 non-officer employees of the Company and its two subsidiaries as a stock bonus.

The 1,000,000 in bridge financing that was due in October and November 1999, is past due with the exception of $375,000 which has been converted to common stock in January 2000. A lawsuit is pending with respect to these notes.

On January 6, 2000, an independent NASD-licensed broker dealer sold 116,000 shares of Registrant's common stock for $290,000, believing such shares could be sold pursuant to the exception from registration provided by Section 3(b) of the Securities Act of 1933, as amended, as implemented by Rule 504 of Regulation D. On January 21, 2000, corporate counsel advised Registrant that there was a potential integration issue and the afore-referenced exemption right not be available.

In February 2000, the Company entered into agreements with the holders of the repricing warrants to exchange their rights under the repricing warrants for shares of stock. A total of 350,224 shares of common stock were issued in cancellation of all outstanding repricing warrants.

In February 2000, the Company entered into additional employment agreements which require annual salaries aggregating $490,000 with 30,500 shares of stock issued as a signing bonuses and options to purchase 1,550,000 shares of the Company's common stock. The agreements expire in February 2003. In addition, two previous employment agreements were increased by $75,000 and 10% respectively. The additional $75,000 is to be paid in discounted stock options. The total obligation for annual salaries by the Company under all employment agreements is $1,265,000.

In March 2000, the Company issued 19,753 shares at a value of $100,000 as a penalty to two target acquisitions that were not consummated.

In March 2000, the Company issued options to 3 employees for the purchase of 18,000 shares of common stock at purchase prices ranging from $4.67 to $7.21 for a term of 5 years.

In March 2000, the Company entered into an operating lease for the purchase of $117,895 of equipment. The lease requires monthly payments of $1,130 during months 4-6 and $4,498 in months 7-36. The first 3 months are free.

In March 2000, the Company entered into a settlement in regards to a facility lease in West Palm Beach, Florida. The agreement required the issuance of 40,000 shares of common stock as a security deposit and payments of $50,608 on March 2000, and April 2000. The shares were issued and the first payment due in March has been made. However, the April 2000, payment has not been made.

In March 2000, the Company entered into a facilities lease in Denver, Colorado, which requires monthly payments of $19,343 and expires February 28, 2002. There is an option to extend for an additional two years.

In March 2000, the Company cancelled 3 employment agreements with various employees, which resulted in cancellation of options for the purchase of 1,200,000 shares of the Company's common stock. Upon cancellation of the employment agreement with one officer, a consulting agreement was entered into with the same officer equal to the base salary previously received. The agreement expires on July 31, 2000. In addition an advance by the Company to the officer in the amount of $65,000 was evidenced by the signing of a note in the same amount which will bear interest at 8% per annum with equal annual installments of principal and interest due through maturity of March, 2001.

In March 2000, the Company entered into an agreement with a consultant for the provision of public relations services. The Company agreed to issue to the consultant option for the purchase of 1,000,000 shares of the Company's common stock at prices ranging from $6.50 to $9.50 per share.


NOTE 15-SUBSEQUENT EVENTS (CONTINUED)

(UNAUDITED) (CONTINUED)

In April 2000, the Company returned 15 transmitters which were not in use and received a credit from the vendor in the amount of approximately $200,000.

In April 2000, two officers of the Company agreed to make equity investments aggregating $15 million in the Company. One of the officers subscribed to purchase 3,400,000 shares of common stock at a purchase price of $2.94 per share, or a total of $10,000,000, and the other officer subscribed to purchase 2,000,000 shares at a purchase price of $2.50 per share, or a total of $5,000,000. Each paid the purchase price in the form of a full-recourse promissory note secured by the shares purchased which bears interest at 8% and matures April 2001. The Company has agreed to register the shares purchased.

Pursuant to the contract with Adaptive Broadband, the Company was obligated to take delivery of and remit payment on March 15, 2000, for purchase price of approximately $3,340,090, has not made the required payment and negotiations are continuing with Adaptive Broadband and financing sources to procure the funds. Additional payments of $3,392,290 each are due on the first day of June, September and December 2000. the Company may terminate the agreement without penalty at any time if Adaptive's product technology is not reasonably competitive in the fixed wireless broadband market.

The Company's agreements with regard to Hyperlite required a payment of $300,000 in February 2000, which was satisfied through the issuance of 50,492 shares of the Company's common stock. In additional $300,000 was purportedly due March 1, 2000, and has not been made.

During 2000, the Company entered into various consulting agreements which resulted in the issuance of warrants for the purchase of 1,050,000 shares of the Company's common stock. The value of these warrants will be reflected in the financial statements as services are rendered.

In conjunction with various sales of common stock by the Company in 2000, the Company issued warrants for the purchase of 195,000 shares of common stock.
In addition the Company issued a warrant for the purchase of 100,000 shares of the Company's common stock in connection with a $100,000 note payable signed by the Company in April 2000. The value of the warrants will be recognized over the term of the loan.

During 2000, the Company has issued 893,500 shares of its common stock in consideration of $2,220,000 in cash; 650,000 shares were issued in cancellation of $625,000 in debt; 44,876 shares were issued for services and 40,000 shares were issued as a security deposit on a facilities lease. Substantially all of the shares have registration rights.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
America's Web Station, Inc.
Naples, Florida



         We have audited the accompanying balance sheets of America's Web Station, Inc. (an S corporation) as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and for the period from January 29, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of America's Web Station, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year and period then ended in conformity with generally accepted accounting principles.



         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               GIRARDIN BALDWIN & ASSOCIATES LLP
                                               Certified Public Accountants



Naples, Florida
July 30, 1999

                           AMERICA'S WEB STATION, INC.



                                 BALANCE SHEETS



                                                                                     December 31,                     June 30,
                                                                       ---------------------------------------
                                                                              1998                 1997                 1999
                                                                       ------------------   ------------------   ------------------
                               ASSETS                                                                               (Unaudited)

CURRENT ASSETS
   Cash and cash equivalents                                             $         32,330     $            942     $          5,878
   Accounts receivable - trade                                                     10,476               11,877               14,893
                                                                         ----------------     ----------------     ----------------

     Total current assets                                                          42,806               12,819               20,771
                                                                         ----------------     ----------------     ----------------

FURNITURE AND EQUIPMENT, at cost                                                   90,066               58,044               90,214
   Less accumulated depreciation                                                   27,459                8,259               36,509
                                                                         ----------------     ----------------     ----------------
                                                                                   62,607               49,785               53,705
                                                                         ----------------     ----------------     ----------------

OTHER ASSETS
   Goodwill, net of accumulated amortization 1999 -
   $1,127; 1998 - $797; 1997 - $139                                                 9,073                9,731                8,743
   Other                                                                            3,326                  347                2,957
                                                                         ----------------     ----------------     ----------------
                                                                                   12,399               10,078               11,700
                                                                         ----------------     ----------------     ----------------
                                                                         $        117,812     $         72,682     $         86,176
                                                                         ================     ================     ================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Current maturities of long-term debt                                  $         22,310     $          3,945     $         22,549
   Demand notes payable-stockholders                                               66,360                7,432               77,460
   Accounts payable and accrued expenses                                            6,986                3,437               10,933
                                                                         ----------------     ----------------     ----------------

     Total current liabilities                                                     95,656               14,814              110,942

LONG-TERM DEBT, less current maturities                                            92,157               15,997               80,872
                                                                         ----------------     ----------------     ----------------
     Total liabilities                                                            187,813               30,811              191,814
                                                                         ----------------     ----------------     ----------------

COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock, par value $.05 per share; 1,500
    shares authorized, 1,200 shares issued and
    outstanding                                                                        60                   60                   60
   Additional paid in capital                                                     186,065              121,940              186,065
   Accumulated (deficit)                                                         (256,126)             (80,129)            (291,763)
                                                                         ----------------     ----------------     ----------------
                                                                                  (70,001)              41,871             (105,638)
                                                                         ----------------     ----------------     ----------------
                                                                         $        117,812     $         72,682     $         86,176
                                                                         ================     ================     ================



                See accompanying notes and accountant's reports.

                            STATEMENTS OF OPERATIONS


                                                                              January 19,
                                                                                 1997
                                                                              (Inception)
                                                          Year Ended            through                 Six Months Ended
                                                          December 31,        December 31,                  June 30,
                                                              1998               1997                1999               1998
                                                         --------------     --------------      --------------     --------------
                                                                                                          (Unaudited)
Revenues                                                 $      170,736     $       47,405      $       76,708     $       88,276
                                                         --------------     --------------      --------------     --------------

Costs and expenses
   Internet service operating costs                              60,805             24,024              24,842             28,557
   General and administrative                                   283,415            102,207              82,415            133,646
                                                         --------------     --------------      --------------     --------------
                                                                344,220            126,231             107,257            162,203
                                                         --------------     --------------      --------------     --------------

(Loss) from operations                                         (173,484)           (78,826)            (30,549)           (73,927)

Interest expense                                                  2,513              1,303               5,088                136
                                                         --------------     --------------      --------------     --------------

Net (loss)                                               $     (175,997)    $      (80,129)     $     ( 35,637)    $      (74,063)
                                                         ==============     ==============      ==============     ==============

Earnings (loss) per share, basic and diluted             $      (146.66)    $      (311.79)     $       (29.70)    $       (61.72)
                                                                 ======             ======               =====              =====

Weighted average shares outstanding                               1,200                257               1,200              1,200
                                                         ==============     ==============      ==============     ==============

               See accompanying notes and accountant's reports.

                           AMERICA'S WEB STATION, INC.

                    CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                  Common Stock                  Additional
                                        ---------------------------------        Paid-in           Accumulated
                                           Shares            Amount              Capital            (Deficit)            Total
                                        --------------     --------------     --------------      --------------     --------------
Balance, January 29, 1997 -
  (Inception)                                       -      $           -      $           -       $           -      $           -

Capital contributions                            1,200                 60            121,940                  -             122,000

Net (loss)                                          -                  -                  -              (80,129)           (80,129)
                                        --------------     --------------     --------------      --------------     --------------

Balance, December 31,
  1997                                           1,200                 60            121,940             (80,129)            41,871

Capital contributions                               -                  -              64,125                  -              64,125

Net (loss)                                          -                  -                  -             (175,997)          (175,997)
                                        --------------     --------------     --------------      --------------     --------------

Balance, December 31,
  1998                                           1,200                 60            186,065            (256,126)           (70,001)

Net (loss) (unaudited)                              -                  -                  -              (35,637)           (35,637)
                                        --------------     --------------     --------------      --------------     --------------

Balance, June 30, 1999
  (unaudited)                                    1,200     $           60     $      186,065      $     (291,763)    $     (105,638)
                                        ==============     ==============     ==============      ==============     ==============













                  See accompanying notes and accountant's reports.

                           AMERICA'S WEB STATION, INC.

                            STATEMENTS OF CASH FLOWS


                                                                              January 29,
                                                                                  1997
                                                                               (Inception)
                                                             Year Ended          through                 Six Months Ended
                                                            December 31,       December 31,                  June 30,
                                                                1998               1997              1999               1998
                                                          ---------------    ---------------     ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                                             $      (175,997)   $       (80,129)    $       (35,637)   $       (74,065)
   Adjustments  to reconcile  net loss to net cash
    used  by operating activities
   Depreciation and amortization                                   19,858              8,398               9,380              9,600

   (Increase) decrease in assets:

   Accounts receivable                                              1,401            (11,877)             (4,417)            (1,454)
   Other                                                           (2,979)              (347)                369               (300)

   Increase (decrease) in liabilities:
     Accounts payable and accrued expenses                          3,549              3,437               3,947               (547)
                                                          ---------------    ---------------     ---------------    ---------------
       Net cash used by operating activities                     (154,168)           (80,518)            (26,358)           (66,766)
                                                          ---------------    ---------------     ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                             (32,022)           (58,044)               (148)           (23,543)
   Payment of goodwill                                                 -              (9,870)                 -                  -
                                                          ---------------    ---------------     ---------------    --------------
         Net cash used by investing activities                    (32,022)           (67,914)               (148)           (23,543)
                                                          ---------------    ---------------     ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from stockholder loans                                 58,928              7,432              14,700            104,450
   Proceeds from borrowings                                       100,000             22,368                  -                  -
   Principal payments on debt                                      (5,475)            (2,426)            (14,646)              (325)
   Proceeds from capital contributions                             64,125            122,000                  -                  -
                                                          ---------------    ---------------     ---------------    --------------
         Net cash provided by financing activities                217,578            149,374                  54            104,125
                                                          ---------------    ---------------     ---------------    ---------------

Net change in cash and cash equivalents                            31,388                942             (26,452)            13,816

Cash and cash equivalents:

   Beginning                                                          942                 -               32,330                942
                                                          ---------------    ---------------     ---------------    ---------------

   Ending                                                 $        32,330    $           942     $         5,878    $        14,758
                                                          ===============    ===============     ===============    ===============

Supplemental disclosure of cash flow information:

   Cash payments for interest                             $         2,513    $         1,303     $         4,903    $           138
                                                          ===============    ===============     ===============    ===============


                  See accompanying notes and accountant's reports.

                           AMERICA'S WEB STATION, INC.

                          NOTES TO FINANCIAL STATEMENTS
        (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED)


Note 1.  Organization and Summary of Significant Accounting Policies

              Organization

                  America's Web Station, Inc. (the Company) formerly known as Millennium Market Tech, Inc. (Note 4), commenced operations in January 1997 for the purpose of providing regional internet services throughout Southwest Florida.

              Revenue Recognition

                  The Company recognizes revenue as services are rendered.

              Interim Financial Statements (Unaudited)

                  In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position of the Company at June 30, 1999 and the results of its operations and changes in cash flows for the six months ended June 30, 1999 and 1998. The results of operations for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results to be expected for a full year.

              Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Cash and Cash Equivalents

                  For purposes of reporting cash flows, the Company considers money market accounts to be cash equivalents.

                           AMERICA'S WEB STATION, INC.

                          NOTES TO FINANCIAL STATEMENTS
        (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED)


Note 1.  Organization and Summary of Significant Accounting Policies - Continued

              Furniture and Equipment

                Depreciation of furniture and equipment is computed under accelerated methods over the estimated useful lives of the assets. Depreciation expense for the six months ended June 30, 1999 and 1998 was $9,050 and $9,600, respectively, and totaled $19,200 and $8,259 for the year and period ended December 31, 1998 and 1997, respectively.

                The cost of assets retired or sold, together with the related accumulated depreciation, is removed from the accounts and any profit or loss on disposition is credited or charged to earnings.

              Goodwill

                Goodwill is recorded as the differences between net assets acquired and the related purchase price. Amortization is calculated over an estimated useful life of fifteen years.

              Advertising Costs

                All advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 1998 and 1997 were $11,548 and $18,269, respectively and totaled $3,051 and $6,002 for the six month periods ended June 30, 1999 and 1998, respectively.

              Income Taxes

                The Company, with the consent of its stockholders, elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the proportionate share of the Company's taxable income or loss is recognized by the stockholders. Accordingly, no provision for income taxes is included in the accompanying financial statements.

              Earnings (Loss) Per Common Share

                Basic earnings (loss) per common share is computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

                           AMERICA'S WEB STATION, INC.

                          NOTES TO FINANCIAL STATEMENTS
        (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED)


Note 2.  Long-Term Debt

              Long-term debt consisted of the following:


                                                                                   DECEMBER 31,                     June 30,
                                                                           ---------------------------------
                                                                               1998               1997               1999
                                                                           --------------     --------------     --------------
Note payable to financial institution, monthly payments
  of $1,500 plus interest at 9.75%, collateralized by all
  equipment and personally guaranteed by the
  stockholders, final balloon payment due November
  2003                                                                     $       98,500     $           -      $       89,500

Note payable to financial institution, monthly payments
  of $463, including interest at 8.9%, collateralized by
  vehicle, final payment due April 2002                                            15,967             19,942             13,921
                                                                           --------------     --------------     --------------
                                                                                  114,467             19,942            103,421
Less current maturities                                                            22,310              3,945             22,549
                                                                           --------------     --------------     --------------
                                                                           $       92,157     $       15,997     $       80,872
                                                                           ==============     ==============     ==============


             Long-term debt matures as follows as of June 30, 1999:


         Twelve Months  Ending June 30,
         ------------------------------
                     2000                                                  $       22,549
                     2001                                                          22,923
                     2002                                                          22,449
                     2003                                                          18,000
                     2004                                                          17,500
                                                                           --------------
                                                                           $      103,421
                                                                           --------------
                                                                           --------------


Note 3.  Related Party Transactions

           Notes payable to stockholders are unsecured, payable on demand, and bear interest at 7% to 19%.

                           AMERICA'S WEB STATION, INC.

                          NOTES TO FINANCIAL STATEMENTS
        (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED)


Note 4.  Business Combinations

              The Company commenced operations January 1997, as Millennium Market Tech, Inc. In October 1997, America's Web Station, Inc. was formed for the primary purpose of changing the name of the business. Effective January 1998, the Company began operating under the corporate name America's Web Station, Inc.

              The outstanding shares of common stock of Millennium Market Tech, Inc., which totaled 1,000 shares, were exchanged and canceled in consideration for the issuance of 1,000 shares of America's Web Station, Inc. common stock. The combination was accounted for as a pooling of interests and neither entity recognized a gain or loss. America's Web Station, Inc. was dormant until the merger occurred.

              The Company acquired the assets of Wow Factor in October 1997 for $12,470, which was accounted for using the purchase method. The Company's results of operations include the Wow Factor effective October 15, 1997.

Note 5.  Lease Commitment

              The Company leases office space and equipment under non-cancelable operating leases expiring through November 2000. Future minimum lease payments under the leases as of June 30, 1999 were as follows:


         Twelve Months Ending June 30,
         -----------------------------
                      2000                                                 $       28,214
                      2001                                                          6,809
                                                                           --------------
                                                                           $       35,023
                                                                           ==============


              Rent expense for the six months ended June 30, 1999 and 1998 was $18,408 and $12,610, respectively and rent expense for the year and period ended December 31, 1998 and 1997 was $41,634 and $16,019, respectively.

                           AMERICA'S WEB STATION, INC.

                          NOTES TO FINANCIAL STATEMENTS
        (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED)


Note 6.  Subsequent Event

              In July 1999, the Company's stockholders entered into an agreement to exchange all outstanding shares of the Company for shares in Telecom Wireless Corporation (TWC). Under the agreement, TWC will assume or pay approximately $150,000 of the Company's indebtedness. Such indebtedness includes the note payable to a financial institution and accounts payable as of the closing date. Any remaining amount of the $150,000 is to be applied towards the Company's notes payable to stockholders. Any residual balance then remaining for notes payable to stockholders will be converted to additional paid in capital.

Note 7.  Uncertainty

              The Company incurred cumulative net losses through June 30, 1999 totaling $291,763 and its liabilities are substantially in excess of its assets.

              As discussed in Note 6, the stockholders have entered into an agreement whereby $150,000 of Company liabilities are to be assumed or repaid. In addition, TWC has committed to certain equipment additions and upgrades resulting in increased capacity for customer services. The Company will also benefit from administrative, technical and marketing support from TWC.

              The Company's continued existence is dependent upon obtaining additional financing or capital, increasing revenues and/or reducing expenses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                               UNAUDITED PRO FORMA
                            STATEMENTS OF OPERATIONS
                                 AND CASH FLOWS

The unaudited pro forma statements of operations and cash flows for the year ended June 30, 1999 give effect to the business combination of Telecom Wireless Corporation and America's Web Station, Inc., as if it occurred effective July 1, 1998.

These financial statements include the related pro forma adjustments described in the notes thereto. The transactions between Telecom Wireless Corporation and America's Web Station, Inc. have been accounted for under the purchase method of accounting.

These pro forma statements are not necessarily indicative of the results of operations or cash flows as they may be in the future or as they might have been had the transaction become effective on the above mentioned dates.

The unaudited pro forma statements of operations and cash flows should be read in conjunction with the historical financial statements and notes thereto of Telecom Wireless Corporation.

                          TELECOM WIRELESS CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                                    Telecom          America's
                                                                    Wireless           Web
                                                                      Corp.       Station, Inc.          Total
                                                                 -------------    -------------     -------------
Revenues
   Internet services                                             $          -     $     159,168     $     159,168
   Wireless cable revenues                                             517,261               -            517,261
   Consulting fees                                                       5,393               -              5,393
                                                                 -------------    -------------     -------------
                                                                       522,654          159,168           681,822
                                                                 -------------    -------------     -------------

Expenses
   Direct expenses                                                     275,705               -            275,705
   Internet service operating costs                                         -            57,090            57,090
   Stock based compensation                                          1,547,560               -          1,547,560
   Selling, general and administrative                               2,051,568          232,182         2,283,750

                                                                 -------------    -------------     -------------
     Total cost of sales and expenses                                3,874,833          289,272         4,164,105
                                                                 -------------    -------------     -------------

Income (loss) from operations                                       (3,352,179)        (130,104)       (3,482,283)


Other income (expenses)
   Interest income                                                          -                -                 -
   Interest expense                                                    (92,341)          (7,465)          (99,806)
                                                                 -------------    -------------     -------------
     Total other income (expense)                                      (92,341)          (7,465)          (99,806)
                                                                 -------------    -------------     -------------

Income (loss) before income taxes and minority interest             (3,444,520)        (137,569)       (3,582,089)


Income tax expense (benefit)                                                -                -                 -
                                                                 -------------    -------------     -------------

Income (loss) before minority interest                              (3,444,520)        (137,569)       (3,582,089)


Minority interest                                                           -                -                 -
                                                                 -------------    -------------     -------------

Net income (loss)                                                   (3,444,520)        (137,569)       (3,582,089)


Dividends on preferred stock                                                -                -                 -
                                                                 -------------    -------------     -------------

Net income (loss) available to common stockholders                  (3,444,520)   $    (137,569)    $  (3,582,089)
                                                                 =============    =============     =============

Earnings (loss) per common share - basic and diluted             $       (.92)
                                                                 ============

Weighted average shares outstanding - basic and diluted              3,759,050
                                                                 =============


                                                                       Pro Forma Adjustments          Pro Forma
                                                                 -----------------------------       Consolidated
                                                                      Debit            Credit           Total
                                                                 -------------    -------------     -------------
Revenues
   Internet services                                             $          -     $          -      $     159,168
   Wireless cable revenues                                                  -                -            517,261
   Consulting fees                                                          -                -              5,393
                                                                 -------------    -------------     -------------
                                                                            -                -            681,822
                                                                 -------------    -------------     -------------

Expenses
   Direct expenses                                                          -                -            275,705
   Internet service operating costs                                                                        57,090
   Stock based compensation                                                 -                -          1,547,560
   Selling, general and administrative                       (1)       102,206               -          3,204,706
                                                             (2)       818,750               -
                                                                 -------------    -------------     -------------
     Total cost of sales and expenses                                  920,956               -          5,085,061
                                                                 -------------    -------------     -------------

Income (loss) from operations                                         (920,956)              -         (4,403,239)
                                                                       -------

Other income (expenses)
   Interest income                                                                           -                 -
   Interest expense                                                         -                -            (99,806)
                                                                 -------------    -------------     -------------
     Total other income (expense)                                           -                -            (99,806)
                                                                 -------------    -------------     -------------

Income (loss) before income taxes and minority interest               (920,956)              -         (4,503,045)
                                                                       -------

Income tax expense (benefit)                                                -                -                 -
                                                                 -------------    -------------     ------------

Income (loss) before minority interest                                (920,956)                        (4,503,045)
                                                                       -------

Minority interest                                                           -                -                 -
                                                                 -------------    -------------     ------------

Net income (loss)                                                     (920,956)                        (4,503,045)
                                                                       -------

Dividends on preferred stock                                                -                -                 -
                                                                 -------------    -------------     ------------

Net income (loss) available to common stockholders               $    (920,956)   $          -      $  (4,503,045)
                                                                 =============    =============     =============

Earnings (loss) per common share - basic and diluted                                                $      (1.19)
                                                                                                    ============

Weighted average shares outstanding - basic and diluted                                                 3,787,612
                                                                                                    =============

                 PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                                              Telecom          America's
                                                                              Wireless             Web
                                                                                Corp.        Station, Inc.        Total
                                                                           -------------    -------------     -------------
Cash flows from operating activities
   Net loss                                                                $  (3,444,520)   $    (137,569)    $  (3,582,089)
                                                                           -------------    -------------     -------------
   Adjustments to reconcile net loss to net cash used by operating activities
     Depreciation and amortization                                               255,978           19,638           275,616
     Stock issued for services                                                    30,000               -             30,000
     Imputed value of options granted for services                             1,547,560               -          1,547,560
     Changes in assets and liabilities
       Accounts receivable                                                        12,245           (1,562)           10,683
       Other assets                                                               (3,880)          (2,310)           (6,190)
       Accounts payable                                                          (14,510)           8,043            (6,467)
       Accrued expenses                                                          104,445               -            104,445
       Accrued interest                                                           91,227               -             91,227
                                                                           -------------    -------------     -------------
                                                                               2,023,065           23,809         2,046,874
                                                                           -------------    -------------     -------------
         Net cash used by operating activities                                (1,421,455)        (113,760)       (1,535,215)
                                                                           -------------    -------------     -------------

Cash flows from investing activities
   Acquisition of equipment                                                     (121,117)          (8,627)         (129,744)
   Net change in other assets                                                         -                -                 -
                                                                           -------------    -------------     -------------
         Net cash used by investing activities                                  (121,117)          (8,627)         (129,744)
                                                                           -------------    -------------     -------------

Cash flows from financing activities
   Net activity on line-of-credit/floor plans                                         -                -                 -
   Net repayments to related party                                               (16,667)         (30,822)          (47,489)
   Sale of common stock/capital contribution                                   2,179,305           64,125         2,243,430
   Net payments on notes payable                                                      -           (19,796)          (19,796)
   Net proceeds from notes payable                                                    -           100,000           100,000
   Net payments on capital leases                                                     -                -                 -
   Dividends/distributions paid                                                       -                -                 -
                                                                           -------------    -------------     -------------
         Net cash provided by financing activities                             2,162,638          113,507         2,276,145
                                                                           -------------    -------------     -------------

Net increase (decrease) in cash                                                  620,066           (8,880)          611,186

Cash at beginning of period                                                          600           14,758            15,358
                                                                           -------------    -------------     -------------

Cash at end of period                                                      $     620,666    $       5,878     $     626,544
                                                                           =============    =============     =============


                                                                              Pro Forma        Pro Forma
                                                                             Acquisition      Consolidated
                                                                             Adjustments         Total
                                                                           -------------     -------------
Cash flows from operating activities
   Net loss                                                                $    (920,956)    $  (4,503,045)
                                                                           -------------     -------------
   Adjustments to reconcile net loss to net cash used by operating activities
     Depreciation and amortization                                               102,206           377,822
     Stock issued for services                                                        -             30,000
     Imputed value of options granted for services                                    -          1,547,560
     Changes in assets and liabilities
       Accounts receivable                                                            -             10,683
       Other assets                                                                   -             (6,190)
       Accounts payable                                                               -             (6,467)
       Accrued expenses                                                               -            104,445
       Accrued interest                                                               -             91,227
                                                                           -------------     -------------
                                                                                 120,206         2,149,080
                                                                           -------------     -------------
         Net cash used by operating activities                                  (818,750)       (2,353,965)
                                                                           -------------     -------------

Cash flows from investing activities
   Acquisition of equipment                                                           -           (129,744)
   Net change in other assets                                                         -                 -
                                                                           -------------     ------------
         Net cash used by investing activities                                        -           (129,744)
                                                                           -------------     -------------

Cash flows from financing activities
   Net activity on line-of-credit/floor plans                                         -                 -
   Net repayments to related party                                                    -            (47,489)
   Sale of common stock/capital contribution                                          -          2,243,430
   Net payments on notes payable                                                      -            (19,796)
   Net proceeds from notes payable                                                    -            100,000
   Net payments on capital leases                                                     -                 -
   Dividends/distributions paid                                                       -                 -
                                                                           -------------     ------------
         Net cash provided by financing activities                                    -          2,276,145
                                                                           -------------     -------------

Net increase (decrease) in cash                                                 (818,750)         (207,564)

Cash at beginning of period                                                           -             15,358
                                                                           -------------     -------------

Cash at end of period                                                      $    (818,750)    $    (192,206)
                                                                           =============     =============


                          TELECOM WIRELESS CORPORATION


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


In July 1999 the Company consummated an acquisition of all of the issued and outstanding common shares of America's Web Station for 28,562 shares of common stock valued at $199,931 for purposes of the acquisition. The acquisition has been accounted for as a purchase. The purchase price, including acquisition costs, was allocated as follows:

         Cash                                                                           $        5,878
         Accounts receivable, net                                                               14,893
         Property and equipment, net                                                            53,705
         Intangible assets                                                                       8,743
         Subscriber lists                                                                      225,000
         Other assets                                                                            2,957
                                                                                        --------------
                                                                                               311,176

         Liabilities assumed                                                                  (191,814)
                                                                                        --------------
                                                                                               119,362
         Consideration given and acquisition costs                                            (225,390)
                                                                                        --------------

         Excess purchase price recorded as goodwill                                     $      136,028
                                                                                        ==============


(1)      To record amortization of goodwill and subscriber lists.

(2) To record pro forma effect of new employment agreements with certain officers.

         UNTIL AUGUST ___, 2000, 90 DAYS AFTER THE DATE OF THE PROSPECTUS, ALL PERSONS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Securities and Exchange Commission Registration Fee                         $    1,500
        Printing and Engraving                                                          10,000
        Transfer Agent's Fee and Expenses                                                  N/A
        Legal Fees and Expenses                                                          5,000
        Blue Sky Qualification Fees and Expenses                                           N/A
        Accountants' Fees and Expenses                                                   5,000
        Miscellaneous Expenses                                                           5,000
                                                                                    ----------
                Total                                                               $   26,500
                                                                                    ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Within the past three years, Registrant has sold the following securities without registering them under the Securities Act of 1933:

     Present management assumed control of Registrant in April 1999. Records regarding sales of Registrant's securities prior to that time are incomplete and many records prior to about May 1998 are largely unavailable. Prior management has advised Registrant that all available books and records have been delivered to current management. Registrant has no present affiliation with prior management.

     Between March 10, 1998 and July 20, 1998, Registrant authorized the issuance of and issued 255,400 shares of common stock and an option for the purchase of 260,000 shares of common stock to ten individuals and one entity which appears to have been affiliated with one of such individuals. Management believes these securities were issued in consideration of services rendered to Registrant having an unknown value. The securities registration exemption relied upon by Registrant is unknown.

     On or about May 8, 1998, Registrant authorized the issuance of and thereafter issued 5,200 shares of its common stock to four individuals in consideration of $2,600. The securities registration exemption relied upon by Registrant is unknown.

     In June 1998, Registrant authorized the issuance of and issued 463,092 shares of its common stock to five persons in exchange for all of the common stock of Keys Microcable Corporation. Registrant also authorized the issuance to one of the former shareholders of Keys Microcable Corporation convertible preferred stock in connection with the conversion to equity of approximately $1.2 million of debt owed by Keys Microcable Corporation. Registrant also issued an option for the purchase of shares of its common stock to the same individual. It appears Registrant relied upon the exemption from securities registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

     In August 1998, Registrant authorized the issuance of and issued 120,000 shares of common stock to Cavalier Securities, Ltd., or its nominees. Management believes that all or a substantial portion of these securities were sold for unknown amount of cash. It appears Registrant relied upon the exemption from securities registration provided by Rule 504 of Regulation D under the Securities Act.

     On or about March 26, 1999, Registrant authorized for issuance and thereafter issued 13,825,000 shares of its common stock in exchange for the 13,500 outstanding shares of the common stock of Phoenix Communications, Inc., held by 13 persons of which nine were accredited investors and four were not accredited investors. The exchange was consummated in April 1999. Of the 13 former shareholders of Phoenix Communications, Inc., 11 either are or have been members of management of Registrant subsequent to the exchange.

     In April 1999, Registrant authorized for issuance and thereafter sold 120,000 shares of common stock for gross proceeds aggregating $600,000 to six persons pursuant to the exemption from securities registration provided by Rule 504 of Regulation D under the Securities Act. Placement agent fees and costs aggregating $83,100 were paid to Jack Augsback & Associates, Inc., a non-affiliated third party, and others.

     Registrant entered into Common Stock Purchase Agreements dated May 25, 1999, July 28, 1999, and September 10, 1999, pursuant to which 466,963 shares of Registrant's common stock thereafter were sold to 28 persons for gross proceeds aggregating $3,268,745. 22 of such persons were accredited investors, five were off-shore entities and one was not an accredited investor. Registrant also issued repricing warrants to purchasers in the offering. Placement agent fees and costs aggregating $500,020 were paid to Jack Augsback & Associates, Inc., and Thomson Kernaghan & Co. Ltd., non-affiliated third parties, and others. Jack Augsback & Associates, Inc., Thomson Kernaghan & Co. Ltd. and their assignees also were issued warrants for the purchase of 195,487 shares of the Company's common stock.

     On July 7, 1999, Registrant authorized for issuance and subsequently issued 17,500 shares of its common stock valued at $122,500 to one entity in consideration of services rendered to Registrant by that entity. The entity was an accredited investor.

     Effective in April, May and August 1999, Registrant issued non-qualified options for the purchase of 5,561,192 shares of its common stock for an average exercise price of $9.84 per share to nine officers and one employee of Registrant of which eight were accredited investors and two were not accredited investors.

     Between April 14, 1999, and January 31, 2000, Registrant issued 38,046 shares of its common stock valued at $250,222 and issued non-qualified and incentive options for the purchase of 173,668 shares of its common stock for an average exercise price of $9.27 per share to employees of Registrant and a subsidiary of Registrant in compensatory transactions pursuant to the exemption from securities registration provided by Rule 701 under the Securities Act.

     In August 1999, Registrant issued warrants for the purchase of up to 500,000 shares of its common stock at an exercise price of $5.50 per share and additional warrants for the purchase of up to 720,000 shares at exercise prices to be determined to one individual in consideration of future financial consulting services. The individual was an accredited investor.

     Effective in August 1999, Registrant issued warrants for the purchase of 123,222 shares of its common stock at an exercise price of $5.275 per share to two officers of Registrant, both of whom were accredited investors, in consideration of management services rendered to a subsidiary of the company prior to April 1999.

     In July and September 1999, Registrant issued 375,229 shares of its common stock valued at $2,626,603 and options for the purchase of 350,000 shares of its common stock for an average exercise price of $3.92 per share (but subject to performance standards) in connection with its acquisitions of America's Web Station, Inc. and Prentice Technologies, Inc. to three individuals. One individual was an accredited investor and two were not accredited investors.

     In September and October 1999, Registrant issued for $1,000,000 in cash promissory notes aggregating $1,000,000 in principal amount and warrants for the purchase of 200,000 shares of its common stock for an exercise price of $7.00 per share to six persons, of whom five were accredited investors and one was an off-shore entity. Placement agent fees in the form of a warrant for the purchase of 300,000 shares of Registrant's common stock for an exercise price of $.01 per share were paid to First Equity Capital Securities, Inc., a non-affiliated third party. In November 1999, the warrants were exercised. In January 2000, Registrant issued the shares underlying the warrants to three persons as directed by the holder of the warrants. Two of such persons were accredited investors and the third was an off-shore entity.

     In November 1999, Registrant issued to one entity a promissory note in the principal amount of $700,000 convertible into shares of Registrant's common stock at a conversion price of $7.00 per share in consideration of the assignment of certain technology-related equity interests. The entity was an accredited investor.

     In November and December 1999, Registrant issued 952,381 shares of its common stock valued at $4,630,953 to one entity in connection with its acquisition of certain technology-related equity interests. This entity was not an accredited investor.

     In December 1999, Registrant issued to one person a promissory note in the principal amount of $140,000. Registrant is obligated to issue up to 50,000 shares of its common stock in payment or partial payment of the promissory note. The holder of the note was an accredited investor.

     In January 2000, Registrant issued 1,200,000 shares of its common stock valued at $2,025,000 and warrants for the purchase of 1,000,000 shares of its common stock at an exercise price of $5.50 per share to three persons in consideration of $625,000 in debt cancellation and investment banking services to be rendered. All three persons were accredited investors.

     In January 2000, Registrant issued options for the purchase of 300,000 shares of its common stock at an exercise price of $5.50 per share to one individual in connection with his employment as an officer of Registrant. The individual was not an accredited investor.

     In February 2000, Registrant issued 400,000 shares of its common stock for $1,000,000 in cash, a promissory note in the principal amount of $100,000 convertible into common stock at $2.50 per share and warrants for the purchase of an additional 395,000 shares for an average exercise price of $2.63 per share to seven persons. Six of such persons were accredited investors and one was an off-shore entity. Placement agent fees aggregating $100,000 plus warrants for the purchase of 40,000 shares were paid to Hampton-Porter Investment Bankers and International Financial Management.

     Between February 29, 2000, and May 2, 2000, Registrant issued securities as follows:

     - 1,067,500 shares of its common stock for $1,811,000 in cash to seven accredited investors in connection with a portion of which Registrant paid, or is obligated to pay, finders fees to Equitrade Securities and Spencer Edwards Inc. in the amounts of $9,000 and $20,600, respectively.

     - 202,769 shares of its common stock valued at $1,003,502 to three accredited investors and one non-accredited investor in consideration of debt cancellation.

     - 5,747,000 shares of its common stock for promissory notes aggregating $15,902,200 in principal amount to three accredited investors, including an executive officer and director of Registrant and an affiliate of an executive officer and director of Registrant.

     - 22,476 shares and warrants for the purchase of 250,000 shares at an exercise price of $.10 per share to three accredited investors, one non-accredited investor and one offshore investor in consideration of services rendered.

     With respect to all of the transactions described above that occurred after present management assumed control of Registrant in April 1999:

     1. The purchasers represented they were taking the securities for investment and not for distribution.

     2. The purchasers acknowledged that the certificates evidencing the securities would bear a legend restricting transfer under the Securities Act since they had not been sold in a registered offering.

     3. Except as stated above and except as to transactions claimed to be exempt from registration pursuant to Rules 504 and 701 under the Securities Act, the Company believes all purchasers were accredited investors as defined in the Securities Act.

     4. Except as stated above, Registrant relied upon the exemption from securities registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act. Section 4(2) of the Securities

          Act covers "transactions by an issuer not involving any public offering," with respect to the issuance of securities without registration under the Securities Act of 1933. Registrant believes that the non-accredited investors to whom the securities were issued pursuant to Rule 506 had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment. Registrant also believes that all investors were sophisticated in business and financial matters, had access to the same type of information as would be contained in a registration statement and did not need the protections that registration would afford.

     On January 6, 2000, an independent NASD-licensed broker dealer sold 116,000 shares of Registrant's common stock for $290,000, believing such shares could be sold pursuant to the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, as implemented by Rule 504 of Regulation D. On January 21, 2000, corporate counsel advised Registrant that there was a potential integration issue and the afore-referenced exemption might not be available. On January 21, 2000, Registrant made a rescission offer. Registrant has since instituted new corporate procedures to insure such transactions do not occur in the future.

     All share amounts in the discussion above have been restated to reflect the 1-for-50 reverse stock split of the Registrant on April 23, 1998 and the 1-for-5 reverse stock split of the Registrant on May 4, 1999.

ITEM 27.  EXHIBITS

     The exhibits to this registration statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated in this Item 27 by this reference.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Denver, Colorado, on May 2, 2000.


                                TELECOM WIRELESS CORPORATION,


                                By:    /S/ Calvin D. Smiley
                                   ---------------------------------------------
                                         Calvin D. Smiley
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Roberts, Calvin D. Smiley and C. Stephen Guyer, and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                    TITLE                                  DATE
------------------------------------- ----------------------------------------------- ---------------------------

/s/ James C. Roberts                  Chairman of the Board and Director                     May 2, 2000
---------------------------------
James C. Roberts

/s/ Calvin D. Smiley                  President, Principal Executive Officer                 May 2, 2000
---------------------------------     and Director
Calvin D. Smiley

/s/ Kosta S. Kovachev                 Director                                               May 2, 2000
---------------------------------
Kosta S. Kovachev

                                      Vice President-Corporate Finance
/s/ C. Stephen Guyer                  Controller and Principal Financial                     May 2, 2000
---------------------------------     and Accounting Officer
C. Stephen Guyer

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
-------           ----------------------
3.1**             Articles of Incorporation of Telecom Wireless as filed with the Utah Secretary of State on April 12, 1984

3.2** Articles of Amendment to Articles of Incorporation as filed with the Utah Secretary of State on March 12, 1998

3.3** Articles of Amendment to Articles of Incorporation as filed with the Utah Secretary of State on April 20, 1999

3.4** Articles of Amendment to Articles of Incorporation setting forth the Preferences, Limitations, and Relative Rights of Redeemable, Non-voting, Cumulative Preferred Stock, Series
                  1998-1 as filed with the Utah Secretary of State on November
                  9, 1999

3.5**             Bylaws of Telecom Wireless

3.6** Articles of Amendment to Articles of Incorporation setting forth the Amended and Restated Preferences, Limitations, and Relative Rights of Redeemable, Non-voting, Cumulative
                  Preferred Stock, Series 1998-1 as filed with the Utah
                  Secretary of State on January 19, 2000

3.7               Restated Articles of Incorporation as filed with the Utah
                  Secretary of State on March 28, 2000

3.8               Amendment No. 1 to Bylaws

5.1*              Opinion of Kruse, Landa & Maycock, L.L.C.

10.1**            Stock Purchase Option dated June 1, 1998, between Telecom
                  Wireless and Marc L. Baker Consulting, Inc., as amended and assigned to Joshua Mailman

10.2**            Stock Purchase Option dated June 18, 1998 between Telecom
                  Wireless and Herman L. Walker

10.3**            Office Lease Agreement dated January 20, 1999 between Prentice
                  Point Limited Partnership and The Enterprise Systems Group,
                  Inc.

10.4**            Corporate Finance/Placement Agent Agreement dated March 26,
                  1999 between Telecom Wireless and Jack Augsback & Associates,
                  Inc.

10.5**            Executive Employment Agreement made and effective as of March
                  29, 1999 between Phoenix Communications, Inc. (predecessor to
                  Telecom Wireless) and each of its executive officers accompanied by a schedule identifying such Agreements to which Telecom Wireless is a party that are substantially identical and material details in which such agreements differ from filed agreement

10.6**            Common Stock Purchase Agreement dated April 6, 1999 between
                  Telecom Wireless and those persons identified on accompanying schedule

10.7** Nonqualified Stock Option Agreement dated April 13, 1999 between Telecom Wireless and James C. Roberts accompanied by a schedule identifying other Nonqualified Stock Option
                  Agreements to which Telecom Wireless is a party that are substantially identical and material details in which such agreements differ from filed agreement


10.8** Non-Qualified Stock Option Agreement dated May 4, 1999, issued to Jay W. Enyart, an employee of Telecom Wireless for the purchase of 400,000 shares

10.9** Non-Qualified Stock Option Agreement dated May 4, 1999, issued to Jay W. Enyart, an employee of Telecom Wireless for the purchase of 261,192 shares

10.10**           Placement Agent Agreement dated May 25, 1999 between Telecom
                  Wireless and Jack Augsback & Associates, Inc.

10.11**           Common Stock Purchase Agreement dated May 25, 1999 between
                  Telecom Wireless and those persons identified on accompanying schedule

10.12** Registration Rights Agreement between Telecom Wireless and the persons listed on the purchaser signature pages thereto accompanied by a schedule identifying other Registration
                  Rights Agreements to which Telecom Wireless is a party that are substantially identical and material details in which such agreements differ from filed agreement

10.13** Repricing Warrant issued by Telecom Wireless to each of the persons identified in the accompanying schedule

10.14**           Warrant Certificate No. TK-2 dated May 24, 1999 issued by
                  Telecom Wireless to Thomson Kernaghan & Co., Ltd., as Agent

10.15**           Placement Agent Warrant Certificate No. TK-1 dated June 9,
                  1999 issued by Telecom Wireless to Thomson Kernaghan & Co.
                  Ltd.

10.16**           Common Stock Purchase Agreement dated July 28, 1999 between
                  Telecom Wireless and those persons identified on accompanying schedule

10.17**           Master Lease Agreement dated July 30, 1999 between Lucent
                  Technologies, Inc. Internetworking Division and Telecom
                  Wireless

10.18**           Warrant Agreement dated August 26, 1999 issued by Telecom
                  Wireless to Jack Augsback & Associates, Inc. accompanied by a schedule identifying other Warrant Agreements to which Telecom
                  Wireless is a party that are substantially identical and material details in which such agreements differ from filed agreement

10.19**           Services Agreement dated August 30, 1999 between Telecom
                  Wireless and John H. Sununu

10.20**           Letter Agreement dated September 1, 1999 between Telecom
                  Wireless and First Equity Capital Securities, Inc., as amended

10.21**           Bridge Loan Agreement between Telecom Wireless and Commtel
                  Services Ltd. accompanied by a schedule identifying other
                  Bridge Loan Agreements to which Telecom Wireless is a party that are substantially identical and material details in which such agreements differ from filed agreement

10.22** Guaranty dated September 1, 1999 by Dr. James C. Roberts for the benefit of Commtel Services Ltd., Kenneth R. Levine and
                  Stanley Becker, in their capacity as Bridge Lenders

10.23** Common Stock Purchase Agreement dated as of September 10, 1999 between Telecom Wireless and those persons identified on accompanying schedule

10.24**           Agreement and Plan of Merger dated September 21, 1999 among
                  Telecom Wireless, TWC/Prentice Acquisition Company, Inc. and
                  Prentice Technologies, Inc.


10.25** Executive Employment Agreement dated September 23, 1999, between Telecom Wireless Corporation and Shawn P. Richmond

10.26** Warrant issued by Telecom Wireless to John H. Sununu for the purchase of 720,000 shares

10.27** Warrant issued by Telecom Wireless to John H. Sununu for the purchase of 500,000 shares

10.28**           Amended and Restated 1999 Stock Option and Restricted Stock
                  Plan

10.29**           Put/Call Agreement between Telecom Wireless and Joshua
                  Mailman, as amended

10.30** Form of Warrant to Purchase Shares of Common Stock issued to each of Calvin D. Smiley and Esper Gullatt, Jr. for the purchase of 61,611 shares

10.31**           Form of Stock Sale Restriction Agreement by and between
                  Telecom Wireless and certain of its present or former officers and/or directors

10.32** Letter Agreement dated December 6, 1999, regarding investment by Matthew L. Talbert

10.33** Investment Banking Agreement dated December 9, 1999, by and between Telecom Wireless Corporation and Hampton-Porter
                  Investment Bankers

10.34**           Office Lease Agreement dated December 21, 1999 between
                  Prentice Point Limited Partnership and Telecom Wireless
                  Corporation together with letter agreement dated December 21, 1999, setting forth additional understandings and agreements in connection with the Office Lease Agreement

10.35** Settlement Agreement dated December 22, 1999, regarding bridge loans between Commtel Services Ltd. and Telecom Wireless
                  Corporation

10.36**           Purchase Agreement dated December 22, 1999, between Adaptive
                  Broadband Corporation and Telecom Wireless Corporation

10.37** Promissory Note dated December 23, 1999, in the original principal amount of $140,000 payable to Leonard Gorelick

10.38** Subscription Agreement for the acquisition by Telecom Wireless of 250 shares of Series C Common Stock of HyperLight Network
                  Corporation

10.39** Assignment and Subscription Agreement for the acquisition by Telecom Wireless of a 2% of 100% of the liquidating distribution of VisionTek, L.P.

10.40**           Interim Funding Agreement dated September 13, 1999, between
                  HyperLight Network Corporation and Telecom Wireless

10.41**           Technology Marketing and License Agreement dated September 13,
                  1999, between HyperLight Network Corporation and Telecom
                  Wireless

10.42**           Lease Schedule No. 1 to Master Lease Agreement (see Exhibit
                  10.17)

10.43** Transfer and Settlement Agreement dated November 5, 1999, by and between Telecom Wireless Corporation and FlashNet
                  Communications, Inc.

10.44**           Convertible Promissory Note dated November 5, 1999, payable to
                  FlashNet Communications, Inc. in the original principal amount of $700,000


10.45             Employment Agreement dated February 26, 2000, between Telecom
                  Wireless and Paul J. Hart

10.46             Employment Agreement dated February 26, 2000, between Telecom
                  Wireless and Jerry Chiu Hung "Michau" Yuen.

10.47 Non-Qualified Stock Option Agreement dated February 26, 2000, issued to Paul J. Hart, an employee of Telecom Wireless for the purchase of 750,000 shares

10.48 Non-Qualified Stock Option Agreement dated February 26, 2000, issued to Jerry Chiu Hung "Michau" Yuen, an employee of Telecom Wireless for the purchase of 450,000 shares

10.49             Settlement Agreement dated March 6, 2000, between One
                  Clearlake Centre-VEF III LLC and Telecom Wireless

10.50             First Amendment to Repricing Warrant

10.51             Letter dated March 22, 2000 regarding Option/Consulting
                  Agreement between The Wall Street Trading Group and Telecom
                  Wireless

10.52             Promissory Note dated April 10, 2000, payable by The Roberts
                  Family Trust to Telecom Wireless in the original principal amount of $10,000,000 and Security Agreement-Pledge dated
                  April 10, 2000 relating to the purchase of 3,400,000 shares of Telecom Wireless common stock

10.53             Promissory Note dated April 10, 2000, payable by Calvin D.
                  Smiley to Telecom Wireless in the original principal amount of $5,000,000 and Security Agreement-Pledge dated April 10, 2000 relating to the purchase of 2,000,000 shares of Telecom
                  Wireless common stock

10.54             Promissory Note dated April 26, 2000, payable by John A.
                  Hansen to Telecom Wireless in the original principal amount of $902,200 and Security Agreement-Pledge dated April 26, 2000, relating to the purchase of 347,000 shares of Telecom Wireless common stock

16.1**            Letter dated January 28, 2000, from Gerstle, Rosen &
                  Associates, P.A. regarding change in certifying accountants

21.1              List of Subsidiaries of Telecom Wireless

23.1*             Consent of Kruse, Landa & Maycock, L.L.C. (included in Exhibit
                  5.1)

23.2              Consent of Ehrhardt Keefe Steiner & Hottman PC, Englewood,
                  Colorado

23.3              Consent of Gerstle, Rosen & Associates, P.A., Boca Raton,
                  Florida

23.4              Consent of Girardin Baldwin & Associates LLP, Naples, Florida

27.1**            Financial Data Schedule

---------------------------------

*         To be filed by amendment

** Incorporated by reference from the Registration Statement on Form SB-2 (File No. 333-91717) filed by Telecom Wireless and declared effective on February 24, 2000